  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1996

                                               REGISTRATION NO. 333 -03639
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                  CORE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      MASSACHUSETTS                  8099                    04-2828817
 (STATE OR JURISDICTION        (PRIMARY STANDARD          (I.R.S. EMPLOYER
           OF                     INDUSTRIAL             IDENTIFICATION NO.)
    INCORPORATION OR          CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)

                      18881 VON KARMAN AVENUE, SUITE 1750
                           IRVINE, CALIFORNIA 92715
                                (714) 442-2100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            GEORGE C. CARPENTER IV
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                  CORE, INC.
                      18881 VON KARMAN AVENUE, SUITE 1750
                           IRVINE, CALIFORNIA 92715
                                (714) 442-2100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                       COPIES OF ALL COMMUNICATIONS TO:

         STEPHEN M. KANE, ESQ.                FREDERICK W. KANNER, ESQ.
 RICH, MAY, BILODEAU & FLAHERTY, P.C.             DEWEY BALLANTINE
         294 WASHINGTON STREET               1301 AVENUE OF THE AMERICAS
      BOSTON, MASSACHUSETTS 02108             NEW YORK, NEW YORK 10019
            (617) 482-1360                         (212) 259-8000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                   CORE, INC.

            CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1

                FORM S-
       1 ITEM NUMBER AND HEADING                CAPTION IN PROSPECTUS
       -------------------------                ---------------------
  1. Forepart of the Registration
     Statement and Outside Front
     Cover Page of Prospectus.....   Outside Front Cover Page
  2. Inside Front and Outside Back
     Cover Pages of Prospectus....   Inside Front Cover Page; Outside Back Cover
                                      Page
  3. Summary Information, Risk
     Factors and Ratio of Earnings
     to Fixed Charges.............   Prospectus Summary; Risk Factors
  4. Use of Proceeds..............   Use of Proceeds
  5. Determination of Offering
     Price........................   Outside Front Cover Page; Price Range of
                                      Common Stock
  6. Dilution.....................   Dilution
  7. Selling Security Holders.....   Principal and Selling Stockholders
  8. Plan of Distribution.........   Outside and Inside Front Cover Page;
                                      Underwriting; Outside Back Cover Page
  9. Description of Securities to
     be Registered................   Price Range of Common Stock; Dividend
                                       Policy; Capitalization; Description of
                                      Capital Stock
 10. Interests of Named Experts
     and Counsel..................   Legal Matters; Experts


 11. Information with Respect to
     the Registrant...............   Outside Front Cover Page; Prospectus
                                      Summary; Risk Factors; The Company; Recent
                                      Developments; Price Range of Common Stock;
                                      Dividend Policy; Capitalization; Pro Forma
                                      Combined Condensed Financial Data
                                      (Unaudited); Selected Consolidated
                                      Financial Data; Management's Discussion
                                      and Analysis of Financial Condition and
                                      Results of Operations; Business;
                                      Management; Principal and Selling
                                      Stockholders; Description of Capital
                                      Stock; Shares Eligible for Future Sales;
                                      Financial Statements; Available
                                      Information
 12. Disclosure of Commission
     Position on Indemnification
     for Securities Act
     Liabilities..................   Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 24, 1996

PROSPECTUS

                                2,500,000 SHARES

                              [CORE DYNAMO SYMBOL]


                                  COMMON STOCK

                                   --------

  All of the shares of Common Stock offered hereby are being sold by CORE, INC. ("CORE" or the "Company").

  The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "CORE." On June 20, 1996, the last sale price of the Common Stock as reported by Nasdaq was $12 1/8 per share.

  SEE "RISK FACTORS" ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                       UNDERWRITING
                       PRICE TO        DISCOUNTS AND       PROCEEDS TO
                       PUBLIC          COMMISSIONS(1)      COMPANY(2)
- -------------------------------------------------------------------------------
Per Share                  $               $                   $
- -------------------------------------------------------------------------------
Total(3)               $               $                   $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders named under "Principal and Selling Stockholders" have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of the offering of $600,000 payable by the Company.

(3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $    , $    , $     and $    ,
    respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them subject to certain conditions. It is expected that certificates for the shares of
Common Stock offered hereby will be available for delivery on or about    ,
1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                                   --------

SMITH BARNEY INC.                                                COWEN & COMPANY

     , 1996

[ARTWORK APPEARS HERE INCLUDING FOUR PHOTOGRAPHS OF PERSONS IN OFFICES AND HEALTHCARE ENVIRONMENTS, AND THE FOLLOWING COPY DISPLAYED IN GRAPHIC FORMS]






         CORE's services are focused on the management and measurement of the clinical events that drive disability costs.


                                   CUSTOMERS

                             FORTUNE 500 COMPANIES
                              INSURANCE CARRIERS
                            SELF INSURED EMPLOYERS

                                 $260 BILLION* (FOOTNOTE)

                                WORKABILITY(R)

       because the most effective disability management begins on Day 1.

                                           CLAIMS
 DURATION       MEDICAL       JOB         PAYMENTS   PEER     BILL    ANALYSIS &
MANAGEMENT    MANAGEMENT  ACCOMMODATION    ADVICE   REVIEW   REVIEW   REPORTING

                     MANAGED DISABILITY SERVICE CONTINUUM


                               NETWORK SERVICES

                                   PROVIDERS
                            Primary Care Physicians

                          Preferred Provider Networks

                           Independent Medical Exams

                          Occupational Health Clinics

The foundation of the WorkAbility(R) program is an extensive experience base of clinical event reviews used to derive duration guidelines and management protocols. This information technology focus, combined with our peer review panel of over 230 Board Certified physicians, makes CORE the clinically credible choice for disability management services.

CORE's comprehensive services position the company to manage workplace absence for an employer's entire workforce, including sick time, short term disability
(STD), long term disability (LTD), workers' compensation, wage continuance and Family Medical Leave Act (FMLA) absences.

(FOOTNOTE)
* The company estimates that the total U.S. costs due to injury and illness related workplace absence are approximately $260 billion per year.

                        [END OF DESCRIPTION OF ART WORK]


  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 10b-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. See "Risk Factors" for a discussion of certain factors to be considered by prospective investors.

                                  THE COMPANY

  CORE, INC. is a national provider of managed disability and health care benefits management services to Fortune 500 companies and other self-insured employers, third-party administrators and insurance carriers. The Company's services include managed disability services using CORE's proprietary WorkAbility(R) disability management software, specialty physician and behavioral health review services and health care benefits utilization review and case management services. With the AmHealth Acquisition discussed below, CORE will also manage a network of nine occupational health clinics and on-site medical facilities, which render occupational and industrial medical services. The Company's services are designed to assist its clients monitor and control disability and health care benefits costs without compromising the quality of health care services provided to the patient.

  CORE's managed disability services include monitoring the appropriateness of disability durations under short and long-term disability plans and workers' compensation programs in order to reduce unnecessary absenteeism and its related costs of wage replacement, hiring and training replacement personnel and lost productivity. These services are based on CORE's WorkAbility program, a proprietary software program developed over a ten-year period through the statistical analysis of disability utilization data. CORE's WorkAbility managed disability program provides an objective, medically based method for recommending and monitoring employee's return-to-work dates. The WorkAbility program is designed to obtain and analyze relevant medical and work-related information with the initial onset of the employee's absence and thus assure that the employee, attending physician and employer all have reasonable and consistent expectations as to the projected return-to-work date.

  CORE's independent physician review programs provide pre-certification, concurrent and appellate physician review services for use with utilization management programs of the Company's insurance company and self-insured corporate clients. The Company believes its more than 230 Board certified physician reviewers comprise the largest independent physician review service in the country. CORE's behavioral health review program provides comparable review services by psychiatric specialists in sub-specialties such as adult and child psychiatry, alcoholism and chemical dependency. The Company also provides utilization review services designed to evaluate the medical necessity and appropriateness of health care services prescribed for participants in health care and medical plans. In cases of high cost injuries or illness, CORE also renders case management services for individual cases to assure that cost-effective treatment alternatives are utilized.

  In recent years, large corporations have begun to recognize the magnitude of the annual cost of occupational and non-occupational injuries and illnesses, which according to a 1991 publication exceeded $2,200 per employee, or 8% of total payroll costs. These expenses present a significant challenge to corporate productivity. The Company estimates that total U.S. costs due to injury and illness-related workplace absence are approximately $260 billion per year.

  According to an industry source, workers' compensation expenditures grew at an average annual rate of over 10% from 1982 through 1991, and the Company believes this growth is continuing. The Company estimates that workers' compensation costs were approximately $60 billion in 1994. Despite the general awareness of this high level of workers' compensation costs, expenditures for group disability (including short-term disability and long-term disability plans), sick pay and family leave represent a far larger share of total expenditures at approximately $200 billion in 1994. Two driving factors behind the increase in group disability and workers' compensation expenditures are workplace and legislative changes. Work-related changes that have contributed to rising benefits costs include the aging of the active workforce, increased volatility in hiring and layoffs (which often results in increased benefits utilization) and increased diagnoses of repetitive stress-related injuries. Also contributing to rising disability benefit costs and awareness are legislative changes such as the Family Medical

Leave Act and the Americans with Disabilities Act, which mandate accommodation for family circumstances and disabled workers, which both have a growing impact on accommodation and lost time issues. Until recently, recognition and management of these productivity costs have been impaired by their difficulty in measurement, the fragmentation of responsibilities for disability programs within human resources and risk management departments of most corporations and the historical focus on group health managed care.

  While a small group of companies is emerging that are applying managed care principles to the workers' compensation industry, historically there have been few, if any, companies focusing on the provision of managed care techniques to the broader disabilities market. With the support of its analytic and physician services, CORE's products provide employers with an integrated and comprehensive approach to disability benefits management.

  CORE intends to expand its position as a leading provider of managed disability benefits services by utilizing its proprietary WorkAbility program and related services to assist its clients in reducing the direct costs of short and long-term disability and workers' compensation benefits and improving employee productivity. The Company believes that the combination of its health care and disability management tools and its strong information technology foundation provide an effective management platform that can be tailored to meet the needs of self-insured employers and third-party payors. The principal elements of the Company's strategy for achieving its objectives are (i) to market aggressively its WorkAbility program in order to achieve greater penetration into the managed disability market; (ii) to pursue disability management outsourcing contracts with large employers; (iii) to make selective acquisitions of businesses that can provide service line extensions and cross-selling synergies in the managed disability market; (iv) to utilize its WorkAbility program as a technology platform in developing managed disability networks in certain geographical markets; and (v) to establish through the WorkAbility program the capability to enter into capitated or other "at risk" arrangements with payors in the managed disability market.
                              RECENT DEVELOPMENTS

  On May 10, 1996, CORE entered into an Asset Purchase Agreement with AmHealth, Inc. ("AmHealth"), a management services organization that manages nine occupational health clinics and additional on-site medical facilities. These operations offer employers industrial and occupational medical services for employees, including initial diagnosis and treatment of work-related injuries and illnesses as well as physical therapy and physical rehabilitation. The purchase price payable by CORE in this acquisition (the "AmHealth Acquisition") is $15.7 million, subject to certain post-closing adjustments, which is payable in cash and which the Company intends to finance with the proceeds of this offering. The closing of the AmHealth Acquisition is contingent upon the closing of this offering and satisfaction of certain other conditions, and the closing of this offering is conditioned on the closing of the AmHealth Acquisition. See "Recent Developments," "Use of Proceeds," "Business--The AmHealth Acquisition" and Financial Statements of AmHealth.
                                  THE OFFERING


Common Stock being offered..........................  2,500,000 shares(1)
Common Stock outstanding after the offering.........  7,342,271 shares(1)(2)
Use of Proceeds.....................................  To finance the AmHealth Acquisition, to expand operating capacity and
                                                       for other working capital and
                                                       general corporate purposes
Nasdaq--National Market Symbol......................  CORE

- --------
(1) Excludes up to 375,000 shares of Common Stock that may be sold by the Company and the Selling Stockholders pursuant to the Underwriters' over-allotment option. See "Underwriting."

(2) Based on the number of shares of Common Stock outstanding as of May 31, 1996. Excludes 1,535,979 shares of Common Stock issuable upon exercise of stock options and warrants outstanding at such date. See "Management" and
    Note 10 to the Audited Consolidated Financial Statements of the Company.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS
                               YEAR ENDED DECEMBER 31,                 ENDED MARCH 31,
                         --------------------------------------- ----------------------------
                          1993     1994            1995           1995           1996
                         -------  -------  --------------------- -------  -------------------
                                           ACTUAL   PRO FORMA(2) ACTUAL   ACTUAL PRO FORMA(3)
                                           -------  ------------ -------  ------ ------------
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $16,316  $16,746  $20,769    $39,245    $ 4,729  $6,584    $9,947
Cost of services........  10,714   11,305   12,839     22,683      3,117   3,939     6,045
                         -------  -------  -------    -------    -------  ------    ------
  Gross profit..........   5,602    5,441    7,930     16,562      1,612   2,645     3,902
Total operating ex-
 penses.................   9,295   10,151    8,185     17,836      2,791   2,151     3,912
                         -------  -------  -------    -------    -------  ------    ------
Income (loss) from
 operations(1)..........  (3,693)  (4,710)    (255)    (1,274)    (1,179)    494       (10)
Other income, net.......     317       11      176         58         27      41        35
                         -------  -------  -------    -------    -------  ------    ------
Net income (loss)....... $(3,376) $(4,699) $   (79)   $(1,216)   $(1,152) $  535    $   25
                         =======  =======  =======    =======    =======  ======    ======
Net income (loss) per
 common share........... $ (0.73) $ (1.01) $ (0.02)   $  (.20)   $  (.24) $  .10    $  .00
                         =======  =======  =======    =======    =======  ======    ======
Weighted average number
 of common shares
 outstanding............   4,611    4,668    4,755      6,019      4,740   5,532     6,776
                         =======  =======  =======    =======    =======  ======    ======

                                                            MARCH 31, 1996
                                                        ------------------------
                                                                    PRO FORMA
                                                         ACTUAL   AS ADJUSTED(4)
                                                        --------  --------------
BALANCE SHEET DATA:
Working capital........................................ $  2,850     $ 17,853
Total assets...........................................   12,866       42,102
Long-term obligations..................................      427          427
Accumulated deficit....................................  (10,329)     (10,989)
Stockholders' equity...................................    8,213       37,340

- --------
(1) Includes the write-off of goodwill in the amount of $2,294,000 and merger related costs and expenses of $1,114,000 in 1994 and merger related costs and expenses of $994,000 in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Gives effect to the AmHealth Acquisition, the CRS Acquisition (as defined herein) and the sale of 1,264,000 shares of Common Stock in this offering (the number of shares that would need to be sold to generate net proceeds sufficient to finance the AmHealth Acquisition), assuming a public offering price of $12.125 per share and after deducting underwriting discounts and commissions and a pro rata portion of estimated offering expenses, as if such transactions had been completed as of January 1, 1995. See "Pro Forma Combined Condensed Financial Data (Unaudited)."

(3) Gives effect to the AmHealth Acquisition and the sale of 1,244,000 shares of Common Stock in this offering (the number of shares that would need to be sold to generate net proceeds sufficient to finance the AmHealth Acquisition), assuming a public offering price of $12.125 per share and after deducting underwriting discounts and commissions and a pro rata portion of estimated offering expenses, as if such transactions had been completed as of January 1, 1995. See "Pro Forma Combined Condensed Financial Data (Unaudited)."

(4) Gives effect to the AmHealth Acquisition and the sale of the shares of Common Stock offered hereby (based on an assumed public offering price of $12.125 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds" as if such transactions had occurred as of March 31, 1996. See "Pro Forma Combined Condensed Financial Data (Unaudited)."

                                ----------------

  Except as otherwise indicated herein, information in this Prospectus assumes no exercise of the Underwriters' option to purchase from the Company and the Selling Stockholders up to an aggregate of 375,000 shares of Common Stock to cover over-allotments, if any. See "Underwriting."

                                 RISK FACTORS

  An investment in the shares being offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby. In particular, prospective investors are cautioned that this Prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and that actual results could differ materially from those contemplated by such statements. Such statements reflect management's current views, are based on many assumptions and are subject to risks and uncertainties. The factors listed below represent certain important factors the Company believes could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect the Company. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company to a greater extent than indicated.

HISTORY OF LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

  The Company has recorded net losses of $253,000 for 1991, $2,014,000 for 1992, $3,376,000 for 1993, $4,699,000 for 1994 and $79,000 for 1995. The
Company's losses have resulted in an accumulated deficit of approximately $10.3 million at March 31, 1996. There can be no assurance that the Company will become profitable, or if profitable, that profitability will be maintained on a quarterly or annual basis. Moreover, if profitability is achieved, the level of profitability cannot be accurately predicted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RECENT AND PROPOSED ACQUISITIONS; RISKS OF INTEGRATION; NEW BUSINESS LINES

  The Company's operations have expanded significantly as a result of the March 1995 merger with Core Management, Inc. ("CMI") and October 1995 acquisition of Cost Review Services, Inc. ("CRS"). The proposed acquisition of assets of AmHealth will cause a further major increase in operations. See "The Company," "Recent Developments" and "Business--The AmHealth Acquisition." In addition, the Company intends to continue to pursue the growth of its business through the acquisition of other businesses complementary to its existing businesses. See "Business--Strategy."

  The merger with CMI and the acquisition of CRS have resulted in the Company becoming much larger, more complex and more operationally and geographically diverse, presenting challenges for the Company's management and potentially detracting attention of management from the day-to-day operations of CORE. These challenges will increase by reason of the proposed AmHealth Acquisition and other possible future acquisitions. In light of this recent and potential future growth, the success of the Company's efforts to integrate acquired operations and streamline overlapping business and administrative functions will be crucial in order for the Company to be profitable. The various systems and procedures of the Company's operations will have to be coordinated and integrated with those of previously acquired companies as well as the AmHealth business and any other businesses which may be acquired in the future. There can be no assurance that the process of integrating the businesses acquired through the CMI merger and CRS acquisition and to be acquired through the proposed AmHealth Acquisition and other possible future acquisitions will be successful. Furthermore, the successful integration of acquired operations may require significant expenditures and involve substantial unanticipated costs.

  AmHealth provides management services to occupational health clinics and on-site industrial medical facilities. The Company does not currently provide, and has no experience providing, these types of services. Additionally, the nine clinics subject to the AmHealth Acquisition have recorded losses from operations of approximately $1,215,000 for the year ended June 30, 1994, approximately $1,977,000 for the year ended June 30, 1995 and approximately $1,167,000 for the nine months ended March 31, 1996, and have an accumulated deficit of approximately $6,801,000 as of March 31, 1996. In addition, the audit report accompanying the AmHealth financial statements identifies matters that raise doubt regarding AmHealth's ability to continue as a going concern. There can be no assurance that the Company will be able to manage successfully the operations to be acquired in the AmHealth Acquisition, utilize these operations in the implementation of the Company's network strategy or realize any of the anticipated benefits from this acquisition. See "Business-- Strategy."

RELIANCE ON WORKABILITY(R) PROGRAM

  The Company's strategy involves focusing its growth efforts on, and consequently committing significant management, marketing and other resources to expanding, its managed disability services, and in particular its WorkAbility disability management program. However, revenue derived from this area of operations represented only 26% of the Company's total revenue for the year ended December 31, 1995 and 36% for the three months ended March 31, 1996. There can be no assurance that the Company's focus on its managed disability services will ultimately be profitable for the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

  The Company's managed disability services are dependent upon the WorkAbility computer software. The Company's success in deriving revenue from its WorkAbility software is dependent upon its maintaining the proprietary and confidential nature of this software. The Company relies on a combination of database size, trade secret, copyright, trademark and contractual protections to establish and protect its proprietary rights to the WorkAbility software. There can be no assurance, however, that the precautions taken by the Company will be adequate to prevent misappropriation or re-creation of the Company's database. In addition, these protections and precautions will not prevent development by independent third parties of competitive technology or products, and some companies have developed products which, to some extent, perform functions similar to those performed by the WorkAbility software.

DEPENDENCE ON KEY CLIENTS

  The Company has contracts with several key clients which account for a substantial portion of its revenues. During the years ended December 31, 1994 and 1995 and the three months ended March 31, 1996, the Company's five largest clients represented 36.5%, 30.1% and 31.2%, respectively, of total revenue, and its ten largest clients represented 45.0%, 51.0% and 51.0%, respectively, of total revenue. The majority of the Company's contracts with its clients, including those with its major clients, permit cancellation by the client upon 60 to 90 days' notice, while certain other of the Company's contracts permit immediate cancellation under certain circumstances. Additionally, with a few exceptions, the Company's contracts with its customers do not require minimum payments or purchase of minimum levels of services. The failure to renew, or the exercise of cancellation rights contained in the Company's contracts with its clients, or a significant reduction in the volume of services requested by the Company's clients, could have a material adverse effect on the Company. See "Business--Clients and Marketing" and Note 15 to the Audited Consolidated Financial Statements of the Company.

RISKS RELATED TO GROWTH STRATEGY

  The Company's strategy is to continue its internal growth and, as strategic opportunities arise in the managed disability services market, to pursue acquisitions of, or relationships with, other companies in related lines of business. As a result, the Company is subject to certain growth-related risks, including the risks that it will be unable to retain personnel or acquire other resources necessary to service such growth adequately. Expenses arising from the Company's efforts to increase its market penetration may have a negative impact on operating results. In addition, there can be no assurance that any suitable opportunities for strategic acquisitions or relationships will arise or, if they do arise, that the transactions contemplated thereby could be completed. See "Business--Strategy."

EXPOSURE TO PROFESSIONAL LIABILITY

  The Company, through its managed care services, makes recommendations regarding benefit plan coverage and work absence periods based upon judgments of the appropriateness of proposed medical treatment plans and length of absence, and in certain instances CORE has the discretion to determine or deny such benefit plan coverage and work absence periods. Consequently, the Company has from time to time and may in the future become subject to claims related to adverse medical consequences or for the costs of services denied and claims, such as malpractice, arising from the errors or omissions of health care professionals. A successful claim against the Company could have a material adverse effect on the Company's financial position and results of operations. Furthermore, claims against the Company, regardless of their merit or eventual outcome, may involve substantial defense costs. There can be no assurance that procedures implemented by the Company to limit its liability have been or will be effective or that litigation to which the Company is or may become subject will not adversely affect its financial position or results of operations. The Company maintains professional liability insurance and such other coverages as the Company believes are reasonable in light of the Company's experience to date. However, there can be no assurance that such insurance will be sufficient to protect the Company from liability which might adversely affect the Company's business, operating results or financial condition or will continue to be available to the Company at reasonable cost or at all.

  With the proposed AmHealth Acquisition, the Company will provide management services to a professional corporation rendering medical services in the occupational health field (the "Medical Group"). The provision of medical services entails an inherent risk of professional liability and similar claims. The most significant source of potential liability to which the Company will be exposed in providing such services will likely be the negligence of those physicians or the Medical Group to which the Company will provide its services. The Company intends to perform only administrative services for the Medical Group. However, the Company could become subject to claims for malpractice of physicians under various theories, including theories that a physician is an employee or agent of the Company or that the Company was negligent in contracting for such physician's services. There can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs or at all. See "Business--The AmHealth Acquisition" and "--Professional Liabilities; Legal Proceedings."

GOVERNMENT REGULATION; REIMBURSEMENT; HEALTH CARE REFORM

  The health care industry is subject to extensive federal and state regulation relating to licensure, conduct of operations and prices for services. A number of states, including several of those in which the Company transacts business, have extensive licensing and other regulatory requirements applicable to the Company's business, including utilization review, physician practice management and workers' compensation. These requirements include compliance with federal and state prohibitions on the offer or receipt of remuneration for the referral of patients or other items or services. Additionally, the Company's clients, including insurance companies, are subject to regulations which indirectly affect the Company. Regulation in the health care field is constantly evolving. The Company is unable to predict what additional government regulations, if any, directly or indirectly affecting its business may be promulgated. Although the Company believes that it is in material compliance with applicable statutes, licensing requirements and regulations in those states in which it is subject to regulation, the Company's business could be adversely affected by a revocation of or failure to obtain required licenses and governmental approvals, a failure to comply with applicable statutes or regulations or significant changes in regulations applicable to its clients. See "Business--Government Regulation; Reimbursement; Health Care Reform."

  In addition to existing government health care regulation, there have been numerous initiatives at the federal and state levels, as well as by private third-party payors, for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. The Company is unable to predict what, if any, reform initiatives may be adopted, or what effect, if any, their adoption may have on the Company.

RELIANCE ON DATA PROCESSING CAPABILITIES

  The Company's business in general, and its WorkAbility disability management program in particular, is dependent upon the ability to continuously store, retrieve, process and manage data. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on the business of the Company.

COMPETITION

  The markets in which the Company is engaged are highly competitive. In addition to other utilization management and disability management companies, the Company competes with insurance companies, third party administrators and preferred provider organizations. Many of the Company's competitors are larger and have greater financial and other resources than the Company. The occupational health care industry in which AmHealth competes is also highly fragmented and competitive. The AmHealth operations and the Medical Group compete with sole practitioners, small medical groups, hospitals and a few larger organizations which may have greater resources and knowledge of the industrial medical market. There can be no assurance that competitive factors in the Company's markets will not have an adverse effect on the Company. See "Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success will depend to a significant extent upon the skills of a number of key employees, including Mr. George C. Carpenter IV, the Company's Chairman of the Board and Chief Executive Officer, Craig C. Horton, the Company's President and Chief Operating Officer and William E. Nixon, the Company's Executive Vice President and Chief Financial Officer. The Company does not have employment agreements with Mr. Carpenter or Mr. Horton. See "Management--Employment Contracts and Termination of Employment and Change in Control Arrangements." In addition, the Company's success will depend to an extent on its ability to recruit credentialed physicians for the Company's peer review activities. The AmHealth business will also depend on a continuing relationship with its affiliated Medical Group and on the ability of the Medical Group to recruit qualified physicians in the occupational health field. The future loss of the services of one or more key persons, the termination of the relationship with the Medical Group or the inability to continue to recruit qualified physicians could adversely affect the Company.

CONTROL BY OFFICERS AND DIRECTORS

  Upon completion of this offering and excluding sales by Selling Stockholders in the over-allotment, if any, the Company's executive officers and directors will beneficially own (including options exercisable as of May 31, 1996) approximately 19.2% of the Common Stock (approximately 21.9% if all options granted to such officers and directors become vested and are exercised). As a result, the executive officers and directors of the Company acting together would be able to exert considerable influence over the election of the Company's directors and the outcome of most corporate actions requiring stockholder approval. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company, which could adversely affect the market price for the Common Stock. See "Principal and Selling Stockholders."

DILUTION; OUTSTANDING OPTIONS

  Purchasers of shares in this offering will experience an immediate dilution of $9.445 per share (based on an assumed public offering price of $12.125 per share and after deducting the estimated offering expenses and underwriting discounts). On May 31, 1996, there were outstanding options and warrants to purchase 1,535,979 shares of Common Stock at a weighted average exercise price of $6.03 per share. The exercise of these options would result in significant book value and earnings dilution to purchasers of shares of Common Stock in this offering. See "Dilution" and "Management."

ANTI-TAKEOVER CONSIDERATIONS

  Certain provisions of the Company's certificate of incorporation and by-laws and Massachusetts law could discourage potential acquisition proposals, delay or prevent a change in control of the Company and, consequently, limit the price that investors might be willing to pay in the future for shares of Common Stock. These provisions include a classified board of directors and the ability to issue, without further stockholder approval, shares of preferred stock with rights and privileges senior to the Common Stock. The Company is also subject to Chapters 110F and 110D of the Massachusetts General Laws, which, in general, prohibit a corporation with sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, subject to certain exceptions. For purposes of the statute, an "interested stockholder" is defined as a person who, together with affiliates and associates, owns (or, if an affiliate of the Company, owned at any time within the prior three years) 5% or more of the corporation's voting stock. As of May 31, 1996, the following persons met the statutory definition of an "interested stockholder" of the Company: Fiduciary Trust Company International, John Pappajohn, Craig C. Horton, George C. Carpenter IV and James Franklin. See "Management--Directors and Executive Officers," "Principal and Selling Stockholders" and "Description of Capital Stock."

POTENTIAL VOLATILITY OF STOCK PRICE

  The market prices for the Common Stock and the securities of certain other companies in the health care industry have had a history of significant volatility. The trading price of the Common Stock could continue to be subject to significant fluctuations due to uncertainties regarding the consolidation of the businesses of the Company, announcements or actions by competitors, developments involving the Company's relationships with key clients, government regulation, developments involving the AmHealth Acquisition, fluctuations in quarterly results and other factors. These broad market fluctuations, as well as general economic conditions and the financial performance of the Company, may adversely affect the market price of the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Future sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's ability to raise additional capital through the sale of its equity securities. The Company is unable to make any prediction as to the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock prevailing from time to time. See "Shares Eligible for Future Sale."

                                  THE COMPANY

  The Company was incorporated in Massachusetts in April 1984 under the name Peer Review Analysis, Inc. ("PRA") to provide physician-intensive utilization management services to commercial insurance companies and self-insured employers. PRA became a publicly-held entity in December 1991 with the completion of an initial public offering.

  In March 1995, PRA completed its merger (the "CMI/PRA Merger") involving Core Management, Inc., a Delaware corporation ("CMI"). CMI offers a broad range of disability management, health care utilization review and analysis and consulting services, and CMI's Integrated Behavioral Health Division ("IBH") specializes in utilization review of and case management services with respect to mental health and substance abuse cases. CMI was incorporated in 1990 to acquire the health and disability cost management services business (including the WorkAbility program) of Health Data Institute, Inc., a subsidiary of Baxter International, Inc. IBH became a subsidiary of CMI in a March 1993 acquisition. The CMI/PRA Merger was treated as a pooling of interests for accounting purposes. The description herein of the business of the Company includes the operations of both PRA and CMI from the inception of both companies.

  In July 1995, the Company changed its name from Peer Review Analysis, Inc. to CORE, INC. On October 2, 1995, CORE acquired all the capital stock of Cost Review Services, Inc., a workers' compensation bill audit firm. The Company's executive offices are located at 18881 Von Karman Avenue, Suite 1750, Irvine, California 92715, and its telephone number at that address is (714) 442-2100.

  WorkAbility is a registered trademark of the Company.

                              RECENT DEVELOPMENTS

  On May 10, 1996, CORE entered into an Asset Purchase Agreement to acquire substantially all of the assets and operations of AmHealth (excluding its accounts receivable). AmHealth is a management services organization that manages occupational health clinics and on-site industrial medical facilities in California. The assets and operations to be acquired by the Company relate to nine occupational health clinics and a medical services division that provides on-site occupational health and industrial medical services to approximately 11 employers. These clinics and the on-site medical services operations provide initial diagnosis and treatment of work-related injuries and illnesses that traditionally have been provided by hospitals and family practice and other primary care physicians. The purchase price for AmHealth's assets is $15.7 million, subject to certain post-closing adjustments, which is payable in cash and which the Company intends to finance with the proceeds of this offering. The closing of the AmHealth Acquisition and this offering are mutually dependent. See "Business--The AmHealth Acquisition."

  On April 8, 1996, CORE announced that it had been selected (subject to negotiation of a definitive service agreement) by Bell Atlantic Corporation to provide managed disability services, including utilization of CORE's WorkAbility program, for approximately 57,000 employees, beginning August 1, 1996. The Company and Bell Atlantic are currently negotiating the agreement.

  On April 29, 1996, in connection with the Company's hiring of Peter P. Greaney, M.D. as the Company's Chief Medical Officer, CORE entered into an agreement with Dr. Greaney, pursuant to which the Company has the option, exercisable through December 31, 1996, to purchase Greaney Medical Group. GMG Workcare(TM), a division of Greaney Medical Group, is a national consulting organization specializing in all aspects of occupational medicine, including managed occupational health care and outsourcing of occupational health programs for national employers. The exercise price of the option is approximately $8.1 million payable in shares of common stock of the Company. The option exercise price is equal to a multiple of 1996 estimated operating after-tax net income adjusted for certain items. The multiple represents what the Company believes to be an appropriate discount from price-earnings multiples of publicly-traded companies in similar businesses to the Greaney Medical Group.

  On April 30, 1996, the Company announced its negotiations with respect to the Company's providing long-term administrative and managerial service to Continental FirstCare, an MSO which is affiliated with an independent practice association ("IPA") of approximately 75 occupational health facilities in California. These services are expected to commence during the summer of 1996.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $27.7 million ($29.1 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $12.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses.

  The Company expects to use approximately $15.7 million of the net proceeds of the offering to finance the AmHealth Acquisition. The Company will also use funds from the offering for investments in its operating capacity, including costs and expenses in establishing a Maryland office to service the Company's anticipated contract with Bell Atlantic Corporation (with respect to which a contract is currently under negotiation) and significant expansion and upgrades to the Company's information systems. The remainder of the net proceeds will be used for other working capital and general corporate purposes. A portion of the net proceeds could also be used for acquisitions of new products, services or businesses complementary to the Company's business. However, other than the AmHealth Acquisition and the Company's option to purchase the occupational health business presently owned by Peter P. Greaney, M.D. and discussions with Continental FirstCare, the Company has no present definitive agreements or letters of intent with respect to any such transactions. See "Recent Developments" and "Business--The AmHealth Acquisition."

  Pending such uses, the Company intends to invest the net proceeds from the offering in short-term, investment-grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders in the event that the Underwriters' over-allotment option is exercised.

                          PRICE RANGE OF COMMON STOCK

  The Common Stock is quoted on the Nasdaq National Market System ("Nasdaq-NMS") under the symbol "CORE." Prior to July 31, 1995, the Company's Nasdaq-NMS symbol was "PRAI." The following table shows the range of high and low sales prices per share for the shares of Common Stock on the Nasdaq-NMS for the calendar quarters indicated as reported by Nasdaq. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions.

                                                                   HIGH    LOW
                                                                 -------- ------
      1994
        First quarter........................................... $5 3/8   $3 3/8
        Second quarter..........................................  4 1/8    2 1/4
        Third quarter...........................................  3 15/16  2 3/8
        Fourth quarter..........................................  3 13/16  2 1/8
      1995
        First quarter...........................................  4 1/2    2 7/8
        Second quarter..........................................  4        2 3/8
        Third quarter...........................................  8 1/2    2 7/8
        Fourth quarter.......................................... 10 3/8    7 3/8
      1996
        First quarter........................................... 13 3/8    8 3/8
        Second quarter (through June 20)........................ 17 1/4   11

  On June 20, 1996, the last sale price of the Common Stock as reported by Nasdaq was $12 1/8 per share. As of May 31, 1996, there were approximately 141 record holders of the Common Stock.

                                DIVIDEND POLICY

  The Company has never paid a cash dividend. Inasmuch as the Company intends to retain earnings for the operation and expansion of its business, the Company does not intend to pay dividends on its Common Stock for the foreseeable future. The Company's bank credit line prohibits the payment of dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Future dividend policy will be determined by the Company's Board of Directors in light of the then prevailing financial condition of the Company and other relevant factors.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1996 and as adjusted to give pro forma effect to the AmHealth Acquisition and to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $12.125 per share) and the application of the net proceeds therefrom as described under "Use of Proceeds."

                                                  MARCH 31, 1996
                                      ----------------------------------------
                                                                   PRO FORMA
                                         ACTUAL      PRO FORMA    AS ADJUSTED
                                      ------------  ------------  ------------
Current maturities of long-term
 obligations......................... $    559,373  $    559,373  $    559,373
                                      ============  ============  ============
Long-term obligations, less current
 maturities.......................... $    426,713  $    426,713  $    426,713
                                      ------------  ------------  ------------
Stockholders' equity:
  Preferred Stock, no par value,
   500,000 shares authorized; no
   shares issued or outstanding......          --            --            --
  Common Stock, par value $0.10 per
   share; 10,000,000 shares
   authorized; 4,815,781 shares
   issued and outstanding, actual and
   pro forma; and 7,315,781 shares
   issued and outstanding, pro forma
   as adjusted(1)....................      481,578       481,578       731,578
  Additional paid-in capital.........   18,104,718    18,104,718    45,596,906
  Deferred compensation..............      (51,120)      (51,120)      (51,120)
  Cumulative unrealized gain on
   investments
   available-for-sale................        6,778         6,778         6,778
  Accumulated deficit................  (10,328,620)  (10,989,070)  (10,989,070)
                                      ------------  ------------  ------------
    Net stockholders' equity.........    8,213,334     7,552,884    35,295,072
                                      ------------  ------------  ------------
Total capitalization................. $  8,640,047  $  7,979,597  $ 35,721,785
                                      ============  ============  ============

- --------

(1) Excludes 1,510,475 shares of common stock issuable upon the exercise of outstanding options and warrants. See "Management."

                                   DILUTION

  The net tangible book value of the Company at March 31, 1996, was approximately $5,887,000, or $1.22 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding as of such date. Without taking into account any changes in net tangible book value after March 31, 1996, other than to give pro forma effect to the completion of the AmHealth Acquisition and the sale of the shares of Common Stock offered hereby (assuming a public offering price of $12.125 per share) and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company at March 31, 1996, would have been approximately $19,596,000, or $2.68 per share. This represents an immediate net increase in net tangible book value of $1.46 per share to existing stockholders and an immediate dilution in net tangible book value of $9.445 per share to purchasers of Common Stock in this offering. The following table illustrates this dilution:

   Assumed public offering price per share.......................       $12.125
     Net tangible book value per share as of March 31, 1996......  1.22
     Net increase per share attributable to the offering and the
      AmHealth Acquisition.......................................  1.46
                                                                   ----
   Pro forma net tangible book value per share after the offering
    and the AmHealth Acquisition.................................         2.68
                                                                        ------
   Dilution per share to new investors...........................        $9.445
                                                                        ======

  The foregoing table does not take into account the exercise of outstanding stock options and warrants after March 31, 1996. As of such date, there were outstanding stock options and warrants to purchase an aggregate of 1,510,475 additional shares of Common Stock at a weighted average exercise price of $5.82 per share. To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management."

            PRO FORMA COMBINED CONDENSED FINANCIAL DATA (UNAUDITED)

  The unaudited pro forma combined condensed financial data set forth below are based on the consolidated historical financial statements of the Company included elsewhere herein after giving effect to the transactions described below. The unaudited pro forma combined condensed balance sheet as of March 31, 1996 gives effect to the AmHealth Acquisition and the sale of the 2,500,000 shares of Common Stock offered hereby, assuming a public offering price of $12.125 per share and after deducting underwriting discounts and commissions and estimated offering expenses, as if such transactions had occurred on that date. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1995 and the three months ended March 31, 1996 gives effect to (i) the AmHealth Acquisition, (ii) the CRS Acquisition (as to the 1995 period) and (iii) the sale of 1,264,000 and 1,244,000 shares, respectively, of Common Stock in this offering (the number of shares that would need to be sold to generate net proceeds sufficient to finance the AmHealth Acquisition), assuming a public offering price of $12.125 per share and after deducting underwriting discounts and commissions and a pro rata portion of estimated offering expenses, as if such transactions had occurred on January 1, 1995. The unaudited pro forma combined condensed financial data set forth below do not purport to represent what the Company's financial position or results of operations would have been had the transactions described above occurred on the dates indicated, or to project the Company's financial position or results of operations for any future period or date, nor does it give effect to any matters other than those described in the notes thereto. The unaudited pro forma combined condensed financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Position and Results of Operations," the Consolidated Financial Statements of the Company and the Financial Statements of AmHealth appearing elsewhere in this Prospectus.

             PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED)

                              MARCH 31, 1996

                                                                        PRO FORMA                   PRO FORMA AFTER
                                                       AMHEALTH         AFTER THE                    THE AMHEALTH
                                                     ACQUISITION         AMHEALTH       OFFERING    ACQUISITION AND
                              CORE       AMHEALTH    ADJUSTMENTS       ACQUISITION   ADJUSTMENTS(2)  THIS OFFERING
                          ------------  -----------  ------------      ------------  -------------- ---------------
ASSETS
Current assets:
 Cash and cash
  equivalents...........  $     18,332  $    69,482  $(14,825,056)(1c) $(13,737,242)  $13,825,056     $    87,814
                                                        1,000,000 (ld)
 Cash pledged as
  collateral and
  customer advances.....       332,050                                      332,050                       332,050
 Investments available-
  for-sale..............       437,009                                      437,009    13,917,132      14,354,141
 Accounts receivable,
  net of allowance for
  doubtful accounts.....     4,301,040    2,476,711    (2,476,711)(1a)    4,301,040                     4,301,040
 Prepaid expenses and
  other current assets..       531,912      299,511      (141,000)(1c)      627,784                       627,784
                                                          (62,639)(1b)
 Notes receivable from
  affilliates...........     1,041,450                 (1,016,450)(1d)       25,000                        25,000
                          ------------  -----------  ------------      ------------   -----------     -----------
 Total current assets...     6,661,793    2,845,704   (17,521,856)       (8,014,359)   27,742,188      19,727,829
Property and equipment,
 net....................     3,527,849      802,935      (254,372)(1a)    4,076,412                     4,076,412
Cash pledged as
 collateral.............       192,000                                      192,000                       192,000
Deposits and other             298,479       22,759       (22,759)(1a)      361,118                       361,118
 assets.................                                   62,639 (1b)
Goodwill, net of
 accumulated
 amortization of $34,600
 actual and $88,600 pro
 forma..................     1,918,780                    (54,000)(1e)    1,864,780                     1,864,780
Goodwill, net of
 accumulated
 amortization of
 $590,000 pro forma.....                               13,567,500 (1c)   13,567,500                    13,567,500
Goodwill, net of
 accumulated
 amortization of
 $1,178,752.............                  4,316,480    (4,316,480)(1a)
Intangibles, net........       266,781                                      266,781                       266,781
                          ------------  -----------  ------------      ------------   -----------     -----------
 Total assets...........  $ 12,865,682  $ 7,987,878  $ (8,539,328)     $ 12,314,232   $27,742,188     $40,056,420
                          ============  ===========  ============      ============   ===========     ===========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Cash overdraft.........                $   234,040  $   (234,040)(1a)
 Accounts payable and
  accrued expenses......  $  3,183,824    3,034,534    (3,034,534)(1a) $  3,292,824                   $ 3,292,824
                                                          109,000 (1c)
 Deferred income taxes..        68,316                                       68,316                        68,316
 Notes payable to bank..                    222,300      (222,300)(1a)
 Notes payable..........        91,995    6,842,600    (6,842,600)(1a)       91,995                        91,995
 Current portion of long
  term debt.............                  2,720,595    (2,720,595)(1a)
 Current portion of
  obligations to former
  shareholders..........       384,484                                      384,484                       384,484
 Current portion of
  capital lease
  payments..............        82,894       33,377       (33,377)(1a)       82,894                        82,894
                          ------------  -----------  ------------      ------------   -----------     -----------
 Total current
  liabilities...........     3,811,513   13,087,446   (12,978,446)        3,920,513                     3,920,513
Long-term obligations to
 former shareholders,
 net of current
 portion................       366,824                                      366,824                       366,824
Capital lease
 obligations, net of
 current portion........        59,889                                       59,889                        59,889
Deferred rent, net of
 current portion........       264,622                                      264,622                       264,622
Deferred income taxes...       149,500                                      149,500                       149,500
Redeemable preferred
 stock..................                  2,500,000    (2,500,000)(1a)
Stockholders' equity
 (deficit):
 Common stock, $0.10 par
  value per share;
  authorized 10,000,000
  shares; issued and
  outstanding 4,815,781
  shares actual and
  7,315,781 adjusted for
  this offering.........       481,578                                      481,578   $   250,000         731,578
 Additional paid-in
  capital...............    18,104,718                                   18,104,718    27,492,188      45,596,906
 Deferred compensation..       (51,120)                                     (51,120)                      (51,120)
 Investment by and
  advances from
  AmHealth, Inc.........                   (798,269)      798,269 (1a)
 Cumulative unrealized
  gain on investments
  available-for-sale....         6,778                                        6,778                         6,778
 Accumulated deficit....   (10,328,620)  (6,801,299)    6,801,299 (1a)  (10,989,070)                  (10,989,070)
                                                         (590,000)(1c)
                                                          (54,000)(1e)
                                                          (16,450)(1d)
                          ------------  -----------  ------------      ------------   -----------     -----------
 Total stockholders'
  equity (deficit)......     8,213,334   (7,599,568)    6,939,118         7,552,884    27,742,188      35,295,072
                          ------------  -----------  ------------      ------------   -----------     -----------
 Total liabilities and
  stockholders' equity..  $ 12,865,682  $ 7,987,878  $ (8,539,328)     $ 12,314,232   $27,742,188     $40,056,420
                          ============  ===========  ============      ============   ===========     ===========

                            See accompanying notes.

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                   FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                         PRO FORMA
                                   COST                       PRO FORMA                                  AFTER THE
                                  REVIEW        CRS           AFTER THE                 AMHEALTH          CRS AND
                                SERVICES,   ACQUISITION          CRS                   ACQUISITION       AMHEALTH
                     CORE(5)     INC.(5)    ADJUSTMENTS      ACQUISITION  AMHEALTH(5)  ADJUSTMENTS      ACQUISITION
                   -----------  ----------  -----------      -----------  -----------  -----------      -----------
Revenues.........  $20,768,521  $4,078,677                   $24,847,198  $14,398,404                   $39,245,602
Cost of servic-
 es..............   12,838,971              $1,512,798 (1f)   14,351,769               $8,331,593 (1f)   22,683,362
                   -----------  ----------  ----------       -----------  -----------  ----------       -----------
 Gross profit....    7,929,550   4,078,677  (1,512,798)       10,495,429   14,398,404  (8,331,593)       16,562,240
Operating ex-
 penses:
 Sales and
  marketing......    1,499,120                 937,832 (1f)    2,436,952                  428,120 (1f)    2,865,072
 General and
  administrative..   4,787,238   1,012,624     (69,946)(1f)    5,729,916    2,894,027   3,533,418 (1f)   12,157,361
 Salaries and
  benefits.......                2,380,684  (2,380,684)(1f)                 8,367,839  (8,367,839)(1f)
 Contract
  services.......                                                             865,505    (865,505)(1f)
 Equipment and
  facilities
  rent...........                                                           1,232,412  (1,232,412)(1f)
 Corporate over-
  head...........                                                           1,827,375  (1,827,375)(1f)
 Corporate
  relocation/
  reorganization
  expense........      993,619                                   993,619                                    993,619
 Disposal of
  clinic
  operations.....                                                             263,810                       263,810
 Depreciation and
  amortization...      904,900      51,816      54,000 (1e)    1,010,716      973,624    (783,780)(1h)    1,556,560
                                                                                          472,000 (1c)
                                                                                         (116,000)(1l)
                   -----------  ----------  ----------       -----------  -----------  ----------       -----------
Total operating
 expenses........    8,184,877   3,445,124  (1,458,798)       10,171,203   16,424,592  (8,759,373)       17,836,422
Loss from
 operations......     (255,327)    633,553     (54,000)          324,226   (2,026,188)    427,780        (1,274,182)
Other income (ex-
 pense):
 Interest
  income.........      239,590      13,837     (92,250)(1i)      161,177                                    161,177
 Interest ex-
  pense..........     (83,410)     (26,883)    (57,000)(1j)     (167,293)  (1,482,712)  1,482,712 (1g)     (167,293)
 Other...........       19,974                                    19,974       44,223                        64,197
                   -----------  ----------  ----------       -----------  -----------  ----------       -----------
                       176,154     (13,046)   (149,250)           13,858   (1,438,489)  1,482,712            58,081
                   -----------  ----------  ----------       -----------  -----------  ----------       -----------
 Income(loss) be-
  fore income
   taxes.........      (79,173)    620,507    (203,250)          338,084   (3,464,677)  1,910,492        (1,216,101)
 Provision for
  income taxes...                  138,425    (138,425)(1k)
                   -----------  ----------  ----------       -----------  -----------  ----------       -----------
 Net income
  (loss).........  $   (79,173) $  482,082  $  (64,825)      $   338,084  $(3,464,677) $1,910,492       $(1,216,101)
                   ===========  ==========  ==========       ===========  ===========  ==========       ===========
 Net loss per
  common share...  $     (0.02)                                                                         $     (0.26)
                   ===========                                                                          ===========
 Weighted average
  number
  of
  common shares
   outstanding...    4,755,000                                                                            4,755,000
                   ===========                                                                          ===========
                                   PRO FORMA
                                   AFTER THE
                                   AMHEALTH
                                  ACQUISITION
                      OFFERING     AND THIS
                   ADJUSTMENTS(3)  OFFERING
                   -------------- ------------
Revenues.........                 $39,245,602
Cost of servic-
 es..............                  22,683,362
                                  ------------
 Gross profit....                  16,562,240
Operating ex-
 penses:
 Sales and
  marketing......                   2,865,072
 General and
  administrative..                 12,157,361
 Salaries and
  benefits.......
 Contract
  services.......
 Equipment and
  facilities
  rent...........
 Corporate over-
  head...........
 Corporate
  relocation/
  reorganization
  expense........                     993,619
 Disposal of
  clinic
  operations.....                     263,810
 Depreciation and
  amortization...                   1,556,560
                                  ------------
Total operating
 expenses........                  17,836,422
Loss from
 operations......                  (1,274,182)
Other income (ex-
 pense):
 Interest
  income.........                     161,177
 Interest ex-
  pense..........                    (167,293)
 Other...........                      64,197
                                  ------------
                                       58,081
                                  ------------
 Income(loss) be-
  fore income
   taxes.........                  (1,216,101)
 Provision for
  income taxes...
                                  ------------
 Net income
  (loss).........                 $(1,216,101)
                                  ============
 Net loss per
  common share...                 $     (0.20)
                                  ============
 Weighted average
  number
  of
  common shares
   outstanding...    1,264,000      6,019,000
                   ============== ============


                            See accompanying notes.

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                 FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                                                               PRO FORMA
                                                                                               AFTER THE
                                                                   PRO FORMA                   AMHEALTH
                                                  AMHEALTH         AFTER THE                  ACQUISITION
                                                 ACQUISITION       AMHEALTH       OFFERING     AND THIS
                            CORE      AMHEALTH   ADJUSTMENTS      ACQUISITION  ADJUSTMENTS(4)  OFFERING
                         ----------  ----------  -----------      -----------  -------------- -----------
Revenues................ $6,583,562  $3,363,971                   $9,947,533                  $9,947,533
Cost of services........  3,938,910              $ 2,106,348 (1f)  6,045,258                   6,045,258
                         ----------  ----------  -----------      ----------                  ----------
 Gross profit...........  2,644,652   3,363,971   (2,106,348)      3,902,275                   3,902,275
Operating expenses:
 Sales and marketing....    470,234                  113,391 (1f)    583,625                     583,625
 General and
  administrative........  1,403,074     694,693      714,296 (1f)  2,812,063                   2,812,063
 Salaries and benefits..              2,119,448   (2,119,448)(1f)
 Contract services......                228,163     (228,163)(1f)
 Equipment and
  facilities rent.......                222,272     (222,272)(1f)
 Corporate overhead.....                364,152     (364,152)(1f)
 Disposal of clinic
  operations............                 84,334                       84,334                      84,334
 Depreciation and
  amortization..........    277,911     216,597     (150,981)(1h)    432,527                     432,527
                                                     118,000 (1c)
                                                     (29,000)(1l)
                         ----------  ----------  -----------      ----------                  ----------
Total operating ex-
 penses.................  2,151,219   3,929,659   (2,168,329)      3,912,549                   3,912,549
Income (loss) from
 operations.............    493,433    (565,688)      61,981         (10,274)                    (10,274)
Other income (expense):
 Interest income........     45,366      10,500      (16,450)(1d)     39,416                      39,416
 Interest expense.......    (18,451)   (258,748)     258,748 (1g)    (18,451)                    (18,451)
 Other..................     14,617     (91,406)      91,406 (1m)     14,617                      14,617
                         ----------  ----------  -----------      ----------                  ----------
                             41,532    (339,654)     333,704          35,582                      35,582
                         ----------  ----------  -----------      ----------                  ----------
Net income (loss)....... $  534,965  $ (905,342) $   395,685      $   25,308                  $   25,308
                         ==========  ==========  ===========      ==========                  ==========
Net income per common
 share.................. $     0.10                               $     0.00                  $     0.00
                         ==========                               ==========                  ==========
Weighted average number
 of common shares
 outstanding............  5,532,000                                5,532,000     1,244,000     6,776,000
                         ==========                               ==========     =========    ==========


                            See accompanying notes.

    NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

(1.) The Cost Review Services ("CRS") and AmHealth Acquisition adjustments consist of the following and represent:

  (a). The elimination of assets and liabilities of AmHealth not acquired as of the closing date.

  (b). The reclassification of certain of AmHealth's assets to be consistent with CORE's asset classifications.

  (c). Adjustments to account for the acquisition of AmHealth as a purchase pursuant to APB Opinion No. 16, "Business Combinations." The purchase cost has been allocated to the assets and liabilities of AmHealth based on their relative fair values. Such allocations are subject to final determination based on valuations and other studies. The final values may differ from those set forth below:

     Goodwill:
       Agreed-upon purchase price.................................. $15,657,500
       Short-fall in net assets to be acquired.....................    (832,500)
                                                                    -----------
       Net purchase cost...........................................  14,825,000
       Professional fees and other liabilities.....................     250,000
       Estimated fair value of net assets to be purchased..........    (917,500)
                                                                    -----------
       Excess of purchase cost over fair value..................... $14,157,500
                                                                    ===========

    The pro forma amortization expense of goodwill, valued at $14,157,500, is being amortized on a straight-line basis over 30 years and results in an increase to amortization expense of $472,000 and $118,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

  (d). The elimination of the note receivable from AmHealth of $1,016,450 including principal and interest. Under the terms of the note agreement, payment is due on the earliest of the following dates:

    (i) the date of the closing (as that term is defined in certain letter agreement, dated January 9, 1996 by and between AmHealth, Inc. and CORE (the "Letter Agreement").

    (ii) the date six months after the termination of the Letter Agreement.

    (iii) the date of an occurrence of a significant transaction (as that term is defined in the Letter Agreement).

  (e). An increase in amortization to reflect the pro forma effect of the CRS purchase as of January 1, 1995 of the excess of purchase price over the estimated fair value of the acquired net tangible and intangible assets relating to CRS valued at $1,950,000, which is being amortized on a straight-line basis over 27.5 years.

  (f). The reclassifications of certain of CRS's and AmHealth's expenses to be consistent with CORE's expense classifications. The reclassifications have no impact on income (loss) from operations. Expenses reclassified include salaries and benefits, contract services and equipment and facilities rent and result in the reclassification of a portion of CRS's and AmHealth's general and administrative expenses to cost of services and sales and marketing.

  (g). The elimination of interest expense of $1,482,712 and $258,748 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, associated with debt not acquired as of the closing date. See Notes 5 and 6 to the Audited Financial Statements of the Nine Clinics of AmHealth.

  (h). The elimination of amortization expense of $783,780 and $150,981 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, related to AmHealth's goodwill not acquired as of the closing date.

  (i). The decrease in investment income resulting from the reduction of short-term investments used to fund the purchase of CRS.

  (j). The increase in interest expense relating to the long-term obligations to former shareholders' of CRS incurred in connection with the purchase of CRS.

  (k). Decrease in tax provision as a result of the pro forma adjustments. The pro forma provision for income taxes has been computed assuming the Company's pro forma results of operations had been included in a consolidated federal income tax return. The Company has elected to file consolidated income tax returns in the future which will include all subsidiaries.

  (l). Decrease in depreciation expense relating to certain fixed assets of AmHealth not acquired by CORE.

  (m). The elimination of redeemable preferred stock penalties of $91,406 for the three months ended March 31, 1996 associated with the redeemable preferred stock not acquired as of the closing date.

(2.) The pro forma combined condensed balance sheet offering adjustments represent the issuance of 2,500,000 shares of CORE stock at an assumed price of $12.125 per share, as reduced by the underwriter's fees (6.5% of the offering proceeds) and the estimated offering expenses.

(3.) The pro forma combined condensed statement of operations for the year ended December 31, 1995 offering adjustments represent the issuance of 1,264,000 shares of CORE stock at an assumed price of $12.125 per share, as reduced by the underwriter's fees (6.5% of the offering proceeds) and a pro rata portion of estimated offering expenses. The offering adjustments do not give effect to the sale of the additional 1,236,000 shares of Common Stock offered hereby.

(4.) The pro forma combined condensed statement of operations for the three months ended March 31, 1996 offering adjustments represent the issuance of 1,244,000 shares of CORE stock at an assumed price of $12.125 per share, as reduced by the underwriter's fees (6.5% of the offering proceeds) and a pro rata portion of estimated offering expenses. The offering adjustments do not give effect to the sale of the additional 1,256,000 shares of Common Stock offered hereby.

(5.) The pro forma combined condensed statement of operations for the year ended December 31, 1995 reflects CORE and CRS results for their years ended December 31, 1995 and AmHealth results for its six months ended December 31, 1995 and six months ended June 30, 1995.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are derived from the consolidated financial statements of the Company. The financial statements for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, have been audited by Ernst & Young LLP, independent auditors. The financial data for the three month periods ended March 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and related notes and other financial information included elsewhere herein.

                                                                      THREE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   MARCH 31,
                         -------------------------------------------  ----------------------
                          1991     1992     1993     1994     1995      1995        1996
                         -------  -------  -------  -------  -------  ---------  -----------
                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................ $14,671  $16,415  $16,316  $16,746  $20,769  $   4,729   $  6,584
Cost of services........   9,374   10,371   10,714   11,305   12,839      3,117      3,939
                         -------  -------  -------  -------  -------  ---------   --------
    Gross profit........   5,297    6,044    5,602    5,441    7,930      1,612      2,645
Operating expenses:
  General and
   administrative.......   3,491    4,875    5,096    4,265    4,787      1,191      1,403
  Sales and marketing...   1,604    2,272    1,787    1,563    1,499        382        470
  Restructuring costs...                                         558        558
  Merger costs and
   expenses.............              215    1,182    1,114      436        428
  Corporate relocation..              394      163
  Depreciation and
   amortization.........     500      637    1,067      915      905        232        278
  Write-off of
   goodwill.............                              2,294
                         -------  -------  -------  -------  -------  ---------   --------
    Total operating
     expenses...........   5,595    8,393    9,295   10,151    8,185      2,791      2,151
Income (loss) from
 operations.............    (298)  (2,349)  (3,693)  (4,710)    (255)    (1,179)       494
Other income (expense):
  Interest income
   (expense), net.......     (41)     337      288      138      157         26         27
  Other income
   (expense)............                        29     (127)      19          1         14
                         -------  -------  -------  -------  -------  ---------   --------
                             (41)     337      317       11      176         27         41
Income (loss) before
 income taxes and
 extraordinary item.....    (339)  (2,012)  (3,376)  (4,699)     (79)    (1,152)       535
Provision for income
 taxes..................     (33)       2
                         -------  -------  -------  -------  -------  ---------   --------
Income (loss) before
 extraordinary item.....    (306)  (2,014)  (3,376)  (4,699)     (79)    (1,152)       535
Extraordinary item--
 benefit of federal
 income tax loss
 carryforwards..........      53
                         -------  -------  -------  -------  -------  ---------   --------
Net income (loss)....... $  (253) $(2,014) $(3,376) $(4,699) $   (79) $  (1,152)  $    535
                         =======  =======  =======  =======  =======  =========   ========
Net income (loss) per
 common share:
  Income (loss) before
   extraordinary item... $ (0.12) $ (0.54) $ (0.73) $ (1.01) $ (0.02) $   (0.24)  $   0.10
  Extraordinary item....    0.02
                         -------  -------  -------  -------  -------  ---------   --------
    Net income (loss)
     per common share... $ (0.10) $ (0.54) $ (0.73) $ (1.01) $ (0.02) $   (0.24)  $   0.10
                         =======  =======  =======  =======  =======  =========   ========
Weighted average number
 of common shares
 outstanding............   2,577    3,751    4,611    4,668    4,755      4,740      5,532
                         =======  =======  =======  =======  =======  =========   ========
                                      DECEMBER 31,
                         -------------------------------------------             MARCH 31,
                          1991     1992     1993     1994     1995                  1996
                         -------  -------  -------  -------  -------             -----------
                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $ 9,772  $ 7,659  $ 6,597  $ 4,612  $ 3,152              $  2,850
Total assets............  14,033   16,934   15,972   12,504   12,195                12,866
Long-term obligations...     237      270      223      121      817                   427
Accumulated deficit.....     695    2,709    6,085   10,784   10,864                10,329
Stockholders' equity....  11,216   11,481   12,237    7,553    7,648                 8,213

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

OVERVIEW

  CORE is a national provider of managed disability and health care benefits management services. The Company was incorporated in 1984 under the name Peer Review Analysis, Inc. to provide physician-intensive utilization management services to commercial insurance companies and self-insured employers. PRA became a publicly-held entity in December 1991 with the completion of an initial public offering. In March 1995 PRA completed the CMI/PRA Merger. CMI provides managed disability services, including benefits analysis and consulting services and health care benefits utilization review and case management services. CMI's utilization review and case management services with respect to mental health and substance abuse cases were acquired in an acquisition in March 1993. The CMI/PRA Merger has been accounted for as a pooling of interests, and consequently the financial statements of the Company have been retroactively restated to include the financial position and results of operations of CMI for all periods presented. In July 1995, the Company changed its name to CORE, INC., and in October 1995, the Company acquired Cost Review Services, Inc., a provider of bill audit and case management services in the workers' compensation market.

  The Company has entered into a definitive agreement to acquire substantially all of the assets and operations of AmHealth, Inc. (excluding its accounts receivable). AmHealth is a management services organization that manages occupational health clinics and on-site industrial medical facilities in California. The purchase price in the AmHealth Acquisition is $15.7 million, subject to certain post-closing adjustments, which is payable in cash and which the Company intends to finance with the proceeds of this offering. The completion of the AmHealth Acquisition is a condition to the completion of this offering.

  The Company's pro forma operating results after the acquisition of AmHealth will be impacted significantly. The Company will record approximately $14.2 million of goodwill in conjunction with the acquisition. The Company plans to amortize this goodwill over 30 years. Accordingly, amortization expense, relative to this transaction, will increase by $472,000 a year. AmHealth clinics and employer services provide for the treatment and rehabilitation of work-related injuries and illnesses. Quarterly operating results for AmHealth may vary depending upon the seasonal nature of demand for such services (which is lower during the period between Thanksgiving and New Year's Day). Additionally, the Company anticipates that AmHealth's cost of services, as a percentage of revenue, will be higher than that of CORE's current lines of service. The Company does not expect to incur significant restructuring costs during the next twelve months as a result of the AmHealth Acquisition.

  In addition, the Company has entered into an agreement pursuant to which it has been granted an option (the "Greaney Option") to purchase Greaney Medical Group, which includes a national consulting organization specializing in all aspects of occupational health care. The exercise price of the Greaney Option is approximately $8.1 million payable in shares of Common Stock. See "Risk Factors--Recent and Proposed Acquisitions; Risks of Integration; New Business Lines" and "--Risks Related to Growth Strategy" and "Recent Developments."

  The Company provides managed disability services (which consist of the Company's WorkAbility program as well as its bill audit and analytic consulting services), specialty physician and behavioral health review services and health care benefits utilization review and case management services. These services are provided principally to self-insured employers, third-party administrators and insurance carriers, and the Company is typically compensated for these services either on a per review (i.e., per case), hourly or, to a lesser extent, per enrollee basis. In a limited number of cases, the Company's compensation varies with cost savings realized by the client as a result of the Company's services. A significant portion of the Company's revenues have historically been derived from a limited number of key clients. See "Risk Factors--Dependence on Key Clients" and Note 15 to the Audited Consolidated Financial Statements of the Company. Also included in managed disability services revenue is a limited amount (3% of revenue in 1995) of licensing revenue attributable to license grants by the Company of the medical protocol portion of the WorkAbility software program. In addition, upon completion of the AmHealth Acquisition, the Company will manage a network of nine occupational health clinics and on-site industrial medical facilities in exchange for management fees to be paid by the related Medical Group.

  CORE's quarterly operating results may vary depending on factors such as the addition or loss of key clients and the seasonal nature of the demand for elective medical services (which is lower in the summer months and between Thanksgiving and New Year's Day). CORE's expenses are based, in part, on its expectations regarding future demand for its services, insofar as the Company typically hires and trains additional personnel to service new clients or new programs in advance of the receipt of revenues from such clients and programs.

RESULTS OF OPERATIONS

  The following table sets forth certain statement of operations data for the periods indicated expressed as a percentage of revenues:

                                                       THREE MONTHS ENDED
                            YEAR ENDED DECEMBER 31,        MARCH 31,
                            -------------------------  --------------------
                             1993     1994     1995     1995    1996
                            -------  -------  -------  ------- -------
   Revenue.................   100.0%   100.0%   100.0%  100.0%  100.0%
   Costs of services.......    65.7     67.5     61.8    65.9    59.8
   Gross profit............    34.3     32.5     38.2    34.1    40.2
   General and
    administrative
    expense................    31.2     25.5     23.0    25.2    21.3
   Sales and marketing
    expense................    11.0      9.3      7.2     8.1     7.1

  The following table sets forth the contribution to total revenues of each of the Company's principal service lines for the periods indicated:

                                      YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                          ----------------------------------------------- -----------------------------
                               1993            1994            1995            1995           1996
                          --------------- --------------- --------------- -------------- --------------
                          AMOUNT  PERCENT AMOUNT  PERCENT AMOUNT  PERCENT AMOUNT PERCENT AMOUNT PERCENT
                          ------- ------- ------- ------- ------- ------- ------ ------- ------ -------
                                                     (DOLLARS IN THOUSANDS)
Specialty physician and
 behavioral health
 review.................  $ 7,564   46.3% $ 7,425   44.3% $ 8,845   42.6% $2,259   47.8% $2,325   35.3%
Utilization review and
 case management........    5,604   34.3    6,069   36.2    6,448   31.0   1,568   33.1   1,909   29.0
Managed disability
 (including WorkAbility,
 analytic and bill
 audit).................    3,148   19.4    3,252   19.5    5,476   26.4     902   19.1   2,350   35.7
                          -------  -----  -------  -----  -------  -----  ------  -----  ------  -----
                          $16,316  100.0% $16,746  100.0% $20,769  100.0% $4,729  100.0% $6,584  100.0%
                          =======  =====  =======  =====  =======  =====  ======  =====  ======  =====

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

  Revenues increased by $1,855,000 (39%) from $4,729,000 in 1995 to $6,584,000 in 1996. This increase can be attributed to continued growth in the volume of reviews being processed by the Company from existing clients in each of its principal service lines as well as the addition of new clients. Approximately $1,448,000 (78%) of the Company's increase in revenues during the first quarter of 1996 came from managed disability services. The majority of this increase resulted from the addition in 1995 of Hughes Electronics Corporation and Champion International as key WorkAbility clients, increased services to smaller corporate clients under the Company's distribution relationship with CIGNA Insurance and the acquisition of CRS in October 1995 giving CORE the ability to service the workers' compensation market with bill audit services.

  During the first quarter of 1996, the Company's top five clients represented 31% of revenues compared to 33% during the first quarter of 1995. No single client represented more than 10% of total revenues in the quarter ended March 31, 1996. Chrysler Corporation accounted for 10% of the Company's total revenue in the quarter ended March 31, 1995. No other single client represented more than 10% of total revenues during the quarter ended March 31, 1995.

  Cost of services for the Company include direct expenses associated with the delivery of its review and managed care services, including salaries for professional, clerical and license support staff, the cost of physician reviewer consultants and telephone expense. Cost of services increased by $822,000 (26%) from $3,117,000 for the three months ended March 31, 1995 to $3,939,000 for the three months ended March 31, 1996. The increase is primarily the result of additional payroll associated with processing a higher volume of referrals and increased staffing levels required to service new and growing WorkAbility clients. Gross profit performance improved from 34% for the quarter ended March 31, 1995 to 40% for the quarter ended March 31, 1996 due primarily to the efficiencies obtained from the restructuring of operations following the CMI/PRA Merger (March 1995), including a consolidation of management staff and the companies' benefit plans, and greater economies of scale related to higher revenues.

  General and administrative expenses include the cost of executive, administrative and information services personnel, rent and other overhead items. General and administrative expenses increased $212,000 (18%) from $1,191,000 or 25% of revenues for the quarter ended March 31, 1995 to $1,403,000 or 21% of revenues for the quarter ended March 31, 1996. Expenses increased due to additional staffing in the accounting and information services areas to support the growth of the Company's sales. Additionally, rent and other general and administrative expenses have increased due to the purchase of CRS. The improvement as a percentage of revenue is generally due to efficiencies obtained as a result of the CMI/PRA Merger and the greater economies of scale related to higher revenues.

  Sales and marketing expenses include salaries for sales and account management and travel expense. Sales and marketing expenses also include costs designed to increase revenues, such as participation in and attendance at industry trade shows and conferences. Sales and marketing expenses increased $88,000 (23%) from $382,000 for the quarter ended March 31, 1995 to $470,000 for the quarter ended March 31, 1996. The increase is primarily due to increased travel expenses. The Company's sales and marketing strategy focuses the efforts of an industry known senior management team and a smaller sales and marketing staff on fewer but significantly larger sales prospects.

 Years Ended December 31, 1995 and 1994

  Revenues increased by $4,023,000 (24%), from $16,746,000 in 1994 to
$20,769,000 in 1995. The volume of reviews processed in each of the Company's three principal service lines increased. These increases were primarily attributable to the addition of new clients and an increase in review volume from existing clients. Approximately $2,224,000 (55%) of the Company's increase in revenues during 1995 came from growth in managed disability services, including WorkAbility, analytic and bill audit services. During 1995, CORE added Hughes Electronics Corporation as a key WorkAbility client and increased its services to smaller corporate clients under the Company's distribution relationship with CIGNA Insurance. Additionally, with the acquisition of Cost Review Services, Inc. ("CRS") in October 1995, CORE expanded its ability to service the workers' compensation market with bill audit services. CRS revenues represented 21% of the Company's 1995 increase in revenues. CORE's specialty physician and behavioral health review services grew by $1,420,000 (19%) in 1995. This growth was due primarily to increased demand for specialty-matched physician reviews across a broad range of markets, including but not limited to the group health, workers' compensation and disability management markets. During 1995 the Company's top five clients represented 30% of revenues, compared to 37% during 1994. No single client represented more than 10% of total revenues in 1995.

  Cost of services increased by $1,534,000 (14%), from $11,305,000 for 1994 to $12,839,000 for 1995. This increase is primarily the result of additional payroll and physician review costs associated with processing a higher volume of referrals and increased staffing levels required to service new and growing WorkAbility clients. During 1995, CORE's cost of services increased by only 14% to service a 24% increase in revenue. Accordingly, gross profit performance improved from 33% in 1994 to 38% in 1995. This improvement is generally due to efficiencies obtained as the result of the CMI/PRA Merger, which included a consolidation of facilities and management staff, a consolidation of the companies' benefit plans and greater economies of scale related to higher revenues.

  General and administrative expenses increased $522,000 (12%), from $4,265,000 for 1994 to $4,787,000 for 1995, due principally to higher costs associated with additional staffing in the information services area to support the growth of the Company. General and administrative expenses as a percentage of revenue decreased from 25% in 1994 to 23% in 1995. This improvement is generally due to efficiencies obtained as the result of the CMI/PRA Merger, which included a consolidation of facilities and management staff, a consolidation of the previously separate companies' benefit plans and greater economies of scale related to higher revenues.

  Sales and marketing expenses also include costs designed to increase revenues, such as participation in and attendance at industry trade shows and conferences. Sales and marketing expenses decreased $64,000 (4%), from $1,563,000 in 1994 to $1,499,000 in 1995. This decrease was due to the net effect of a reduction in the Company's sales staff and associated expenses during 1995 as a result of the CMI/PRA Merger and increased marketing related expenditures such as hosting and co-hosting a number of conferences across the country that addressed various market-specific issues that the Company's clients and prospective clients are facing.

  Merger costs and expenses of $436,000 recorded during 1995 consist primarily of professional fees, investment advisor services and printing expenses associated with the completed CMI/PRA Merger. This was a $678,000 decrease from the $1,114,000 recorded during 1994.

  Restructuring costs of $558,000 consist of charges for the Company's plan of termination and exit plan. In conjunction with the CMI/PRA Merger completed on March 24, 1995, the Company reduced its workforce where overlapping functions existed. The Company also reduced its sales and marketing workforce to better address the marketing strategy of the Company. The termination of employees as a result of these actions caused the recognition of severance and outplacement costs for the quarter ended March 31, 1995. The Company also abandoned excess leased space at its Burlington, Massachusetts location, and a charge was recorded for the cost of future rental expense on the abandoned space.

  Other income consists primarily of interest income, which represents amounts earned by the Company on investments held, as reduced by interest expense, which primarily relates to borrowings under lines of credit. During 1995, other income increased $166,000, from $10,000 in 1994 to $176,000 in 1995.
This increase was due primarily to the Company using more of its invested funds and significantly reducing its use of its lines of credit.

 Years Ended December 31, 1994 and 1993

  Revenues increased by $430,000 (3%), from $16,316,000 in 1993 to $16,746,000 in 1994. This increase in revenue is primarily attributable to growth in the Company's managed disability and utilization review and case management service lines, including WorkAbility revenues from new clients such as General Electric and Hoechst Celanese Corporation and the initiation of disability review services to Northwestern National Life (now known as Reliastar Financial Corp.). Licensing of CORE's software, including WorkAbility On-Line Medical Protocols ("WOMP"), a product developed in late 1993, increased 1994 licensing revenues to nearly 5% of total revenues, a significant increase over 1993. While revenues in the Company's specialty physician and behavioral health review service line remained constant during 1994, the Company handled a decreased volume of reviews. The Company helped sustain revenues in this service line by enhancing its services and implementing service sensitive pricing during 1994 which increased the average price charged per review. These revenue increases were offset in significant part by a decreased number of referrals in 1994 compared to the prior year and the loss of revenues from Digital Equipment Corporation ("DEC") effective December 31, 1993. DEC revenues were $1,202,000 for 1993. In 1994, the Company's top five clients represented 37% of revenue compared to 39% during 1993. During 1994, Northwestern National Life represented 12% of revenues. No other client represented more than 10% of total revenue in 1994.

  Cost of services increased by $591,000 (6%), from $10,714,000 in 1993 to $11,305,000 in 1994. This increase resulted from the creation of a customer service department in Physician Review Services ("PRS"); the addition of management personnel to quality assurance efforts; and the hiring of additional nurse reviewers to better process more clinically and administratively complex physician reviews. In the fourth quarter of 1993, the PRS unit implemented a "team" structure approach to processing physician reviews. Staff reductions attendant with the loss of DEC in December 1993 were offset in part by increased staffing required to service start-up units for CIGNA Insurance and General Electric Corporation. The Company also hired and trained new personnel and implemented a new case management program to service anticipated new business in advance of the initial receipt of program revenues. These factors adversely impacted the Company's gross profit performance, which decreased slightly, from 34% in 1993 to 33% in 1994.

  General and administrative expenses decreased $831,000 (16%), from $5,096,000 in 1993 to $4,265,000 in 1994. This decrease was due primarily to the Company's ability to reduce its overhead expenses by consolidating the operations of three Orange County, California offices into a single facility in Irvine, California and consolidating the executive and operating functions in anticipation of the CMI/PRA Merger. The Company also reduced its expenditures for legal and investment banking services during 1994. The actions taken during 1994 significantly reduced general and administrative expense as a percentage of revenue from 31% in 1993 to 25% in 1994.

  Sales and marketing expenses decreased by $224,000 (13%), from $1,787,000 for 1993 to $1,563,000 for 1994. The Company reduced its sales and marketing activity during 1993 and 1994 in response to a declining revenue base in some of its lines of business. The change in strategy, from aggressively pursuing new client revenue toward better servicing of and increased marketing to its current client base prompted the Company to move many of its marketing efforts in-house. The Company also made reductions in certain sales personnel in California in anticipation of a consolidated sales organization under the CMI/PRA Merger.

  Merger costs and expenses of $1,114,000 consist primarily of professional fees, investment advisor services and printing expenses associated with the completed CMI/PRA Merger. Merger costs and expenses decreased by $68,000 for 1994 over 1993, in which expenses incurred were related to both the CMI/PRA Merger and the March 1993 purchase of Integrated Behavioral Health.

  Depreciation and amortization expenses decreased by $153,000 (14%), from $1,067,000 in 1993 to $914,000 in 1994. This decrease was primarily due to the write-off of goodwill related to the IBH purchase and to the accelerated amortization of a portion of the value assigned to customer contracts associated with the June 1992 acquisition of Interventions, a Chicago behavioral health plan, during 1993, due to the loss at that time of one of the unit's larger customers.

  Other income decreased by $307,000 (97%), from $317,000 in 1993 to $10,000 in 1994. This decrease was due largely to a realized loss of $158,000 incurred on the sale of investments, fewer dollars available for investment and a decline in interest rates.

LIQUIDITY AND CAPITAL RESOURCES

  For the year ended December 31, 1995, the Company's cash and cash equivalents increased by $1,006,000. For this period, operating activities provided $439,000. The Company's investing activities provided $1,995,000 of cash, primarily due to the net sale of available-for-sale securities of $4,406,000 as reduced by $1,510,000 for the purchase of Cost Review Services, Inc. and $1,279,000 for the funding of equipment and furniture purchases and for leasehold improvements. The Company's financing activities used $1,428,000 for this period. During the year the Company paid off CMI's line of credit of $1,200,000 and notes payable to officers of $200,000.

  For the three months ended March 31, 1996, the Company's cash and cash equivalents decreased by $987,000. For this period, operating activities used $141,000 due primarily to an increase of $1,314,000 in accounts receivable, offset by income for the quarter of $535,000 and an increase in accounts payable and accrued expenses of $482,000. The increase in accounts receivable can be attributed to continued revenue growth while the increase in accounts payable and accrued expenses relates to the timing of payments. The net cash used in investing activities of $658,000 is essentially related to the use of $635,000 of cash to fund software development and leasehold improvements at the Company's Burlington office. In addition, the Company issued notes receivable to affiliates in connection with the AmHealth Acquisition and its proposed relationship with Continental FirstCare in the amount of $1,041,000, using cash provided from the sale of investments available-for-sale of $1,085,000. The Company's financing activities used $188,000 for payments due on contractual obligations, notes payable and capital leases.

  During the first quarter of 1996, the Company increased its available line of credit by $1,000,000 up to $2,500,000, subject to certain limitations based on the Company's accounts receivable. The line of credit prohibits the payment of dividends on Common Stock without the prior written consent of the banking institution. Additionally, the Company must obtain the written consent of the banking institution before entering into certain other transactions, including any loans to third parties and acquisitions, mergers or other consolidations which exceed certain size thresholds. The Company expects to utilize this line of credit to meet short-term demands for cash that fluctuate based on the timing of collections on accounts receivable.

  During the first quarter of 1996, in conjunction with CORE's proposed acquisition of AmHealth, the Company loaned $1,000,000 to AmHealth, under lines of credit agreements. See "Business--The AmHealth Acquisition." The Company plans to use funds from this offering to invest in the operating infrastructure of AmHealth. The initial investment of approximately $1.2 million will include the purchase of a new software operating system, various tenant improvements (at most of the clinic sites), medical equipment and other purchases designed to improve capacity, efficiency and the delivery of services.

  The Company leases its facilities and certain office equipment. Lease commitments, which relate substantially to space rental, for the years ended December 31, 1996 and December 31, 1997 are approximately $1.5 million and $1.3 million, respectively. All obligations held by the Company under lease commitments expire on various dates through the end of the year 2001 and total $5.7 million as of December 31, 1995.

  In connection with the Company's acquisition of AmHealth, it will assume lease commitments related to certain purchased assets of approximately $2.3 million which expire on various dates through the end of the year 2000. For the years ended 1996 and 1997, lease obligations are approximately $450,000 and $400,000, respectively.

  The Company has net operating loss carryforwards for income tax purposes of approximately $9 million as of December 31, 1995, which can be used to reduce the cash flow necessary to pay taxes. The amount of net operating loss carryforwards that can be utilized in any future year may be limited due to "equity structure shifts" and "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code), which resulted in a more than 50 percentage point change in ownership. The utilization of these NOL carryforwards may be subject to further limitation provided by the Internal Revenue Code of 1986 and similar state provisions. See Note 11 of Notes to Consolidated Financial Statements of the Company.

  The Company plans to finance its operations and working capital requirements with the proceeds of this offering, earnings from operations, investments on hand and other sources of available funds. The Company presently believes that these resources will be sufficient to meet its liquidity and funding requirements through at least the year 1997.

PENDING ACCOUNTING STANDARDS

  The Financial Accounting Standards Board has issued SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 123 is effective for fiscal years beginning after December 15, 1995 and will not have a material impact on the Company's statement of operations or financial position.

                                   BUSINESS

  CORE is a national provider of managed disability and health care benefits management services to Fortune 500 companies and other self-insured employers, third-party administrators and insurance carriers. The Company's services include managed disability services using CORE's proprietary WorkAbility disability management software, specialty physician and behavioral health review services and health care benefits utilization review and case management services. With the AmHealth Acquisition discussed below, CORE will also manage a network of nine occupational health clinics and on-site medical facilities, which render occupational and industrial medical services. The Company's services are designed to assist its clients monitor and control disability and health care benefits costs without compromising the quality of health care services provided to the patient.

  CORE's managed disability services include monitoring the appropriateness of disability durations under short and long-term disability plans and workers' compensation programs in order to reduce unnecessary absenteeism and its related costs of wage replacement, hiring and training replacement personnel and lost productivity. These services are based on CORE's WorkAbility program, a proprietary software program developed over a ten-year period through the statistical analysis of disability utilization data. CORE's WorkAbility managed disability program provides an objective, medically based method for recommending and monitoring employee's return-to-work dates. The WorkAbility program is designed to obtain and analyze relevant medical and work-related information with the initial onset of the employee's absence and thus assure that the employee, attending physician and employer all have reasonable and consistent expectations as to the projected return-to-work date.

  CORE's independent physician review programs provide pre-certification, concurrent and appellate physician review services for use with utilization management programs of the Company's insurance company and self-insured corporate clients. The Company believes its more than 230 Board certified physician reviewers comprise the largest independent physician review service in the country. CORE's behavioral health review program provides comparable review service by psychiatric specialists in sub-specialties such as adult and child psychiatry, alcoholism and chemical dependency. The Company also provides utilization review services designed to evaluate the medical necessity and appropriateness of health care services prescribed for participants in health care and medical plans. In cases of high cost injuries or illness, CORE also renders case management services for individual cases to assure that cost-effective treatment alternatives are utilized.

INDUSTRY OVERVIEW

  In recent years, large corporations have begun to recognize the magnitude of the annual cost of occupational and non-occupational injuries and illnesses, which according to a 1991 publication exceeded $2,200 per employee, or 8% of total payroll costs. These expenses present a significant challenge to corporate productivity. The Company estimates that total U.S. costs due to injury and illness-related workplace absence are approximately $260 billion per year.

  According to an industry source, workers' compensation expenditures grew at an average annual rate of over 10% from 1982 through 1991, and the Company believes this growth is continuing. The Company estimates that workers' compensation costs were approximately $60 billion in 1994. Despite the general awareness of this high level of workers' compensation costs, expenditures for group disability (including short-term disability and long-term disability plans), sick pay and family leave represent a far larger share of total expenditures at approximately $200 billion in 1994. Two driving factors behind the increase in group disability and workers' compensation expenditures are workplace and legislative changes. Work-related changes that have contributed to rising benefits costs include the aging of the active workforce, increased volatility in hiring and layoffs (which often results in increased benefits utilization) and increased diagnoses of repetitive stress-related injuries. Also contributing to rising disability benefit costs and awareness are legislative changes such as the Family Medical Leave Act and the Americans with Disabilities Act, which mandate accommodation for family circumstances and disabled workers, which both have a growing impact on accommodation and lost time issues.

  In response to these rising costs, a variety of insurance companies, managed care organizations and self-insured employers have used various cost reduction techniques, often borrowed from group health managed care, including securing pricing concessions from providers, using case management tools, and implementing "gatekeepers" as a means to control utilization. However, these managed care initiatives focus almost entirely on medical costs generated after a disability claim is received, not on the more significant productivity (lost-time) impacts of employee ill health. Furthermore, work absence duration, and consequently disability payments, have traditionally been driven by the decision of the treating physician. While workers' compensation cases are typically attended by an occupational specialist, employees with non-occupational disabilities tend to utilize their own primary care physician who have little or no interaction with the employer and limited sensitivity to productivity (lost time) issues.

  As traditional managed care tools become standard industrywide, they are generating diminishing marginal savings for employers, who must find more aggressive and sophisticated utilization review mechanisms to yield further savings. In addition, the new-found awareness of the additional costs associated with workplace absence has brought with it an increasing demand for cost saving strategies that address both health care expenditures and the productivity impact of an employee's ill health. Corporate downsizing and global competition have focused Corporate America on achieving real productivity gains. With the importance of each remaining job magnified, employers are actively looking for new tools to help control workplace absence. Until recently, recognition and management of these productivity costs have been impaired by their difficulty in measurement, the fragmentation of responsibilities for disability programs within human resources and risk management departments of most corporations and the historical focus on group health managed care.

  While a small group of companies is emerging that are applying managed care principles to the workers' compensation industry, historically there have been few, if any, companies focusing on the provision of managed care techniques to the broader disabilities market. With the support of its analytic and physician services, CORE's products provide employers with an integrated and comprehensive approach to disability benefits management.

STRATEGY

  CORE intends to expand its position as a leading provider of managed disability services by utilizing its proprietary WorkAbility program and related services to reduce the direct costs of group disability and workers' compensation benefits and to improve employee productivity. The Company believes that the combination of its health care and disability management tools and its strong information technology foundation provides an effective management platform that can be tailored to meet the needs of employers and managed care organizations. The principal elements of the Company's strategy for achieving its objective are as follows:

  EXPAND WORKABILITY CLIENT BASE. The Company intends to aggressively market its WorkAbility program to achieve greater penetration into the managed disability market through direct sales to large employers, sales to small employers through distribution agreements with insurance companies and licensing arrangements with selected domestic and international third parties.

  PURSUE OUTSOURCING OPPORTUNITIES. In response to the increasing demand by large employers for outsourcing their disability management activities, CORE intends to actively pursue contracts to provide comprehensive managed disability services on an outsourced basis. In addition to the WorkAbility program, these services can include development of analytic databases, management of related vendor contracts, establishment and review of occupational health networks and provision of onsite occupational health services. In April 1996, Bell Atlantic Corporation selected the Company to provide comprehensive disability management services.

  ACQUIRE COMPLEMENTARY SERVICES. The managed disability industry is highly fragmented and in an early stage of development. The evolution of this marketplace may present opportunities for the Company to complement its managed disability services by obtaining service line extensions and cross-selling synergies through strategic acquisitions. The Company's October 1995 acquisition of Cost Review Services, Inc., a workers' compensation bill audit firm, and the proposed AmHealth Acquisition (see "Business--The AmHealth Acquisition") are examples of acquisitions which meet the Company's criteria.

  DEVELOP DISABILITY MANAGED CARE NETWORKS. CORE intends to use the WorkAbility program as the technological platform to develop integrated networks of disability managed care services. With the AmHealth clinics and on-site operations as a base, the Company plans to continue developing managed disability networks in certain geographical markets which support the local needs of CORE's clients.

  ESTABLISH CAPABILITY FOR RISK SHARING ARRANGEMENTS. The Company believes that the disability management market will evolve toward a risk sharing model similar to other segments of the health care industry, and that the WorkAbility program and related database will provide CORE with a significant advantage in assessing and managing risk. The Company ultimately intends to be in a position to utilize the WorkAbility program and its regional clinical networks to enter into capitated or other "at risk" arrangements with payors.

SERVICES AND PRODUCTS

  CORE offers services and products designed to assist the Company's clients control and monitor disability, workers' compensation and health care costs without compromising the quality of care or services available to patients. The Company's services include: (i) managed disability services using CORE's WorkAbility products and services, (ii) specialty physician and behavioral health review services using more than 230 CORE-affiliated board certified physicians and (iii) utilization review ("UR") and case management services. With the proposed AmHealth Acquisition, CORE will also manage a network of nine occupational health clinics and an employer services division which render occupational and industrial medical services.

  For the year ended December 31, 1995 and the three months ended March 31, 1996, managed disability services accounted for approximately 26% and 36%, respectively, of CORE's revenue, specialty physician and behavioral health review services represented 43% and 35%, respectively, of revenue and UR and case management services represented 31% and 29%, respectively, of revenue. Managed disability services, which include the Company's WorkAbility program as well as its bill audit and analytic consulting services, accounted for more than 50% of the Company's 1995 total revenue increase and more than 75% of the Company's revenue increase for the first quarter of 1996 as compared to the first quarter of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MANAGED DISABILITY SERVICES

  The Company estimates that total direct and indirect disability expenditures are approximately $260 billion annually, of which approximately $60 billion is attributable to workers' compensation costs. CORE's managed disability services include monitoring of the appropriateness of disability durations under short and long-term disability plans and workers' compensation programs in order to reduce unnecessary absenteeism and the costs associated with such absences. The cost of absenteeism includes wage replacement, the costs of hiring and training replacement personnel and lost productivity. The Company's managed disability services are based on the WorkAbility program, a proprietary software program developed and maintained through the statistical analysis of disability utilization data. CORE's WorkAbility program provides an objective, medically based method for managing disability and employees' return-to-work dates. The WorkAbility program is designed to obtain and analyze relevant medical and work-related information with the initial onset of the employee's absence and thus assure that the employee, attending physician and employer all have reasonable and consistent expectations as to the projected return-to-work date.

  Among the characteristics of CORE's WorkAbility program which differentiate it from other disability review programs are the following:

  DAY ONE INTERVENTION. Unlike retrospective disability review which is triggered only after an extended employee absence or after significant costs have been incurred, the WorkAbility program is designed to interact with the treating physician immediately upon occurrence of the disability event. Early intervention permits establishment of an appropriate return-to-work date prior to a significant absence.

  PROPRIETARY DATABASE. CORE began developing its WorkAbility program in 1986. The program uses a database of more than 265,000 disability and workers' compensation cases collected by CORE over ten years. From this data base, the Company has developed protocols with over 10,000 clinical endpoints. As a result, the WorkAbility protocols and projected return-to-work dates are in most instances based on an historical record of similarly situated patients rather than theoretical models. As the WorkAbility program is utilized, the database is growing.

  CLINICAL CREDIBILITY. WorkAbility assists the Company in establishing clinical credibility with the attending physician by comparing CORE's database of similar medical episodes with the patient's medical and job profile. This information can be shared with the attending physician to assist in the development of an effective treatment plan and in determining the appropriate return-to-work schedule. The WorkAbility program, supported by the Company's more than 230 Board certified physicians, allows a treating physician to talk to a CORE physician specialist for peer review of complex diagnoses and treatment plans.

  CONCURRENT REVIEW. In addition to the initial recommendation of an appropriate return-to-work date, WorkAbility services include ongoing review of patient status to assure the expected date remains accurate. At these intervals, new information may be gathered about the treatment or the illness or injury requiring an adjustment to the return-to-work date.

  COMPLETE WORKFORCE COVERAGE. The WorkAbility program is designed to cover all workplace absences, not just the longer term and more costly absences. The program also provides consistent return-to-work dates for clinical conditions whether the condition causing the absence is a result of a workers' compensation workplace injury or an injury outside of the workplace covered by a disability plan.

  The WorkAbility program is operated primarily by registered nurse reviewers using an automated review system to assess each disability claim in the early stages of an employee's absence. Under the WorkAbility program, the attending physician or office staff (depending on the severity of the case) uses a toll-free number to contact CORE and speaks to a trained WorkAbility program nurse reviewer who enters information on the diagnosis and severity of the condition into CORE's proprietary WorkAbility system. Each case is then reviewed by the nurse using the WorkAbility program's computerized medical protocols, which consider such factors as the employee's age and general health, job requirements, symptoms and severity of the condition, diagnosis of the attending physician, treatment plan, medical procedure(s) performed and comorbid factors which may affect the duration of the disability.

  Using the WorkAbility program, the nurse reviewer considers these various factors and recommends an appropriate length of disability duration based on the specifics of the case. To assure consistency, reviews are guided by program standards based on both statistical and clinical analysis and, in certain circumstances, are referred to physicians for further review. The WorkAbility program can assign specific lengths of disability for more than 10,000 clinical descriptions, or "endpoints." If CORE and the attending physician agree with respect to the anticipated disability duration, a letter stating the expected return-to-work date is sent to the employee and physician on the date the review is completed. The employer is notified of the return-to-work date electronically. If the employee's physician disagrees with the suggested length of disability assigned by CORE's nurse reviewer (as occurs in less than 15% of the cases), the case is referred to a WorkAbility physician advisor who will discuss the case with the treating physician. In the event that they cannot reach agreement, the case is referred to the employer for consultation to determine whether or not an independent medical examination should be requested. If the employee's condition or medical treatment changes during the absence or the employee is not ready to return to work on the expected date, a request for an extension of the disability leave is reviewed on a case by case basis using the WorkAbility program and additional information provided by the attending physician or patient.

  The Company's WorkAbility program includes return-to-work case management for high intensity, potentially high cost disability cases. This service is focused on returning the patient to work as soon as clinically appropriate through intensive involvement by a dedicated nurse case manager with the patient, the health care providers and the workplace. Depending on the client's benefits structure, the Company's return-to-work case managers can negotiate services, coordinate on-site activities and channel the patient to appropriate treatments or providers.

  The WorkAbility program has the capability to collect and report information relating to the ongoing disability claims history of each employee and documents all case reviews, thus allowing the identification of employee disability patterns and physician treatment patterns. The WorkAbility program is also able to identify prospective high cost disability events which can be monitored in more detail through return-to-work case management. In addition, the Company believes that the data transfer capabilities of the WorkAbility program can also substantially improve the efficiency of its clients' claims administration function. Electronic transfer of data required by the employer or disability program administrator can minimize errors and reduce paperwork, allowing faster processing of disability payments to employees.

  The WorkAbility On-line Medical Protocols ("WOMP") were developed and are maintained by CORE and are licensed by the Company to third parties as a separate product. These WorkAbility protocols are updated annually to, among other things, reflect recent advancements in medical technology and procedures and to update the recommended disability durations using the collective experiential data collected by CORE through its services to clients. The WorkAbility system automatically provides to the Company's clients monthly and quarterly management reports which monitor disability benefits utilization trends and identify potential problem areas.

  In general, CORE's WorkAbility services are advisory only. The attending physician and the patient remain responsible for determining the work-absence period and all other aspects of the plan of treatment, while the employer or other payor is responsible for making all decisions with respect to the payment or denial of benefits under the applicable benefits plan. See "Risk Factors--Exposure to Professional Liability."

  In order to assist employers identify and quantify the direct and indirect costs associated with disability benefits and, to a lesser extent, health care benefits, CORE also provides data analysis and consulting services to large corporate clients. These services include in-depth customized information concerning their disability and health care costs and utilization experience. Health care costs, disability costs and workers' compensation costs are often under separate departments in a large employer (human resources, benefits and risk management) which has historically impaired corporations' ability to recognize the magnitude of, and to manage, these costs. The basic objectives of CORE's analytic services are to help employers and insurers obtain better value for their disability, workers' compensation and health care expenditures with a company's specific goals in mind. CORE assists in identifying the best means to reduce the total costs of these benefits or slow the rate of increase, enhance the appropriateness and quality of care, predict future benefit costs and increase the return on investment from managed care programs. CORE's consulting service can coordinate and analyze information on a company-wide basis and use the client's information and CORE's proprietary disability and medical cost data analysis methodologies to simulate changes in a benefit plan's structure and the resulting impacts on overall benefit program cost. For example, CORE serves as a data partner to several Fortune 500 companies and provides quarterly "CORE Impact Reports" on integrated claims experience of the client covering disability, workers' compensation and group health benefits.

  The Company's worker's compensation bill audit services involve auditing medical bills, pharmacy bills and hospital bills for medical services or products received by the client which are subject to applicable state fee schedules. The bills are audited to determine whether the services or products which are the subject of the medical bill are from legitimate medical providers, contain the proper procedural codes and are billed accurately based on the procedure codes. Finally, an audit report is prepared stating the result of such audit with a recommendation for payment.

SPECIALTY PHYSICIAN AND BEHAVIORAL HEALTH REVIEW

  CORE's independent physician review programs provide pre-certification, concurrent and appellate physician review services for use with existing utilization management programs of clients, including insurance carriers that service the group health, disability and workers' compensation markets, and other managed care companies. The Company believes its more than 230 Board certified physician reviewers comprise the largest independent physician review organization in the country. The Company's consulting relationship with this large base of physicians has positioned the Company to offer an appeal review service, which is mandated under several state laws and generally requires specialty-matched reviews. The Company believes that appellate review is one of the few growing sectors of the otherwise mature utilization management industry.

  When a client's nurse reviewer determines that a case does not meet the client's established criteria, the nurse reviewer will forward a referral to CORE's physician reviewer. The referral describes the principal diagnosis of the patient and the reason for referral for physician review. In most instances the reason for referral is based upon a question of medical necessity or therapeutic benefit of a proposed treatment plan. CORE's independent physician reviews the case information, which will have been previously entered into CORE's data processing systems, and then telephones the attending physician to ascertain any additional clinical data, the attending physician's rationale for the proposed treatment plan or the proposed length of hospital stay. Based on discussions with the attending physician, including, when appropriate, discussions of possible alternative treatment plans, and using clinical judgment as well as criteria based on national norms, CORE's physician makes a recommendation concerning the appropriateness of the proposed or revised treatment plan.

  CORE then notifies its client of its recommendation regarding the medical necessity or appropriateness under the client's health care benefit plan of the proposed treatment plan, hospitalization or length of stay. If the proposed hospitalization is not certifiable as such under the plan, the payor typically denies or reduces the payment of benefits for the proposed hospitalization. The decision of the payor may be appealed by the patient or the attending physician. In such event a second Company physician of the same specialty who was not involved in the original decision will review the case on the merits of the clinical criteria or any additional information.

  Reviews under the Company's specialty physician review program are managed from CORE's offices, and the majority of all review decisions are completed within 24 hours of referral. In most instances, CORE's services are advisory in nature. Determinations as to the payment or denial of benefits are typically made by the third party payor, and decisions as to the patient's medical treatment are made by the patient and the attending physician. See "Risk Factors--Exposure to Professional Liability."

  CORE's behavioral health review program provides review services similar to the Company's specialty physician review services by psychiatrists who are supported by a team of multi-specialty physicians. CORE's independent psychiatrists include specialists in various psychiatric sub-specialties such as adult psychiatry, child psychiatry and addictionology, including alcoholism and chemical dependency. CORE believes that its multi-specialty psychiatrists (including those in its Integrated Behavioral Health Division) and CORE's emphasis on intensive specialty review distinguish it from psychiatric review performed by other utilization management firms and better addresses the more subjective nature of many behavioral health reviews.

  The Company is certified by the Utilization Review Accreditation Commission ("URAC") to perform various utilization review functions. URAC is a nationally recognized organization that has developed standards to encourage the availability of effective, efficient and consistent utilization review of health care services throughout the United States. One of URAC's key objectives is to establish standards for the procedures used to process appeals of utilization review determinations. Many of the Company's clients rely on CORE's specialty physician and behavioral health review services to comply with URAC's appellate procedures.

UTILIZATION REVIEW AND CASE MANAGEMENT

  The Company provides medical and behavioral health utilization review and case management services to Fortune 500 companies and other self-insured employers, third-party administrators ("TPAs") and an insurance carrier. The Company's services are designed to evaluate the medical necessity and appropriateness of health care services prescribed for participants in health care benefits plans, including hospital admissions, proposed length of hospital stay, use of outpatient facilities and other treatment alternatives. In cases of high cost diseases, conditions or catastrophic illnesses, CORE may also render case management services of individual cases in order to assure that cost-effective treatment alternatives are utilized. Clients may elect to contract for all of the services offered under the programs or, in the alternative, may elect to contract for only certain portions of services offered.

  CORE provides its utilization review services and case management services through a staff consisting primarily of registered nurses and physicians. Clients which utilize CORE's utilization review programs advise their participants of review requirements including the requirement to contact CORE within a specified period of time. From these contacts, CORE's medical and behavioral health review staff gathers the necessary personal and medical information and enters this information into CORE's review system. Based on this information and using CORE's review criteria, CORE conducts its review.

  CORE's review criteria and procedures are structured so that a nurse reviewer or nurse case manager can initially review the majority of cases presented. If a hospital admission or outpatient service fails to meet established criteria, a CORE employed or retained physician (or other doctoral level practitioner such as a Doctor of Chiropractic or Doctor of Psychology) reviews the case and may contact the patient's doctor to obtain additional information or otherwise discuss the proposed treatment plan. Upon completion of the medical review, CORE notifies the participant, the attending physician and other affected providers of the outcome of such review. CORE also notifies its client as to whether the proposed hospitalization and length of stay or outpatient service appears to be medically necessary and appropriate under the terms of the benefit plan. CORE provides both an expedited and standard appeals process to patients or plan members in instances where a non-certification determination is made by CORE. CORE's UR appellate process utilizes the Company's relationships with more than 230 Board certified physicians to provide specialty matched physician review.

  For many of its programs, CORE charges its clients a "capitated fee," i.e., a fixed per employee per month fee. The amount of this fee varies depending on the size of the client and the number and type of review programs selected by the client. For other services, including case management, CORE charges fees on an hourly rather than a capitated basis. In most cases, CORE's services are advisory in nature. Notwithstanding the outcome of CORE's review, decisions as to the payment or denial of benefits and eligibility or coverage under the benefit plan are typically made by the administrator of the participant's health care plan, not by CORE. Decisions as to the patient's medical treatment are made by the patient and the attending physician, not by CORE. See "Risk Factors--Exposure to Professional Liability."

CLIENTS AND MARKETING

  CORE has over 200 customers across the country, including 36 Fortune 500 companies. Revenues from Fortune 500 companies accounted for approximately 40% of total revenues in 1995 and 1994. The following is a selected list of CORE's clients which, the Company believes, is representative of its overall client base:

  Chrysler Motor Corporation               Hughes Electronics Corporation
  Reliastar Financial Corp.                 (owned by General Motors)
   (formerly known as Northwestern         Champion International Corporation
   National Life)                          Blue Cross/Blue Shield of Texas
  Lockheed Martin Corporation              Liberty Mutual Insurance Company,
  Aetna Life Insurance Company              Inc.
  General Electric Corporation             Health Plans, Inc.

  CORE markets its services primarily to national, direct accounts, including self-insured employers, and through group health and disability insurance carriers and third party administrators. The Company's marketing strategy is to use its senior management team and a small sales and marketing staff to focus on potential sales to a limited number of large sales prospects. The Company has also entered into distribution agreements with Reliastar Financial Corp., CIGNA and other insurance companies pursuant to which these companies offer CORE's WorkAbility services to their customers. For providing WorkAbility services, the Company is paid fees by the insurance companies. Also, the Company is active in conferences addressing disability management issues the Company's clients and prospective clients face, including acting as a host or a co-host to several conferences in 1995.

  The Company recognized 50% of its revenues in 1995 from self-insured employers, as compared to 46% in 1994. Revenues from insurance carriers represented approximately 37% and 43% of total revenues in 1995 and 1994, respectively. The remaining 13% and 11% of total revenues in 1995 and 1994, respectively, were recognized from other clients, including managed care companies. During 1995, no client represented 10% or more of revenues. During 1994, Northwestern National Life Insurance (now known as Reliastar Financial Corp.) represented approximately 12% of revenues. During the years ended December 31, 1994 and 1995, the Company's five largest clients represented 36.5% and 30.1%, respectively, of total revenue, and its ten largest clients represented 45.0% and 51.0%, respectively, of total revenue.

  CORE typically enters into service agreements with its clients. These agreements have automatically renewable successive terms of between one and three years, but are generally terminable upon 60 to 90 days notice. They do not generally provide for minimum payments and are usually non-exclusive. Certain contracts include provisions that the fees payable to CORE can vary based upon CORE's performance and the savings achieved by the client under the contract.

THE AMHEALTH ACQUISITION

  On May 10, 1996, CORE entered into an agreement providing for the acquisition of substantially all the assets and operations of AmHealth (excluding its accounts receivable) for a purchase price of $15.7 million subject to certain post-closing adjustments. The closing of the AmHealth Acquisition is a condition to the completion of this offering.

  In determining the purchase price, CORE reviewed the historical operating results of the clinics adjusted to reduce debt service and general and administrative expenses which would not be assumed by CORE. Under this analysis, the Company believed that the clinics could produce a profit. Additionally, CORE believed that additional operating efficiencies and revenue growth opportunities could be achieved with the acquisition, including referral of business from CORE's WorkAbility program and improved group purchasing and financial operations. CORE then multiplied the range of profitability by a discounted multiple of price to earnings ratios of publicly-traded companies in the same field as AmHealth to determine an appropriate purchase price.

  AmHealth is a management services organization ("MSO") that manages occupational health clinics and on-site industrial medical facilities in California. The assets and operations to be acquired by the Company relate to nine occupational health clinics and a medical services division that provides on-site occupational health and industrial medical services to approximately 11 employers. Of the nine clinics, five are located in the greater Los Angeles area (and were acquired by AmHealth in September 1994 from Occu-Care, Inc., a wholly-owned subsidiary of TriCare, Inc.) and four are located in the greater San Francisco area. These clinics and the on-site medical services operations provide initial diagnosis and treatment of work-related injuries and illnesses that traditionally have been provided by hospitals and family practice and other primary care physicians, as well as physical therapy and rehabilitation. AmHealth's operations also provide diagnostic services, pre-employment medical assessment and testing, functional capacity assessment and drug testing.

  The occupational health clinics are located in industrial parks centrally located to large concentrations of employers. The clinics include examination rooms, X-ray facilities, ancillary testing areas, suites appropriate for minor surgical procedures, physical rehabilitation equipment and orthopedic treatment areas. The on-site medical services division manages on-site occupational health departments for large employers, typically after the employer has elected to outsource management of first aid and industrial medicine at its plant or facility. The on-site facilities are typically smaller than AmHealth's managed occupational health clinics.

  The operations to be acquired from AmHealth also include WorkComtrol, a medical review organization utilizing certified medical officers who assist employers to comply with employee health requirements of the federal Occupational Safety and Health Administration, the Environmental Protection Agency and the Department of Transportation. Services provided by WorkComtrol include review of test procedures, analysis of test results and assessment of medical compliance and rehabilitation. WorkComtrol also conducts hearing, respiratory, asbestos and other workplace surveillance examinations.

  AmHealth's clients include large manufacturers, utilities, transportation companies, distribution centers, cities, schools and correctional institutions. AmHealth currently provides services to Pacific Gas and Electric, U.S. Steel, AC Transit, OK Trucking, United Parcel Service, Lucky Distribution Center, Chevron, Kentfield Hospital, Diablo Canyon Nuclear Power Plant Medical Facility, Sandia National Laboratory and the U.S. Post Office.

  The physicians, nurses and other medical personnel of the clinics and the on-site employer services division will be employed by or under contract with a medical group (the "Medical Group") to which the Company's AmHealth Division will provide management services. The affiliated Medical Group will provide all medical services, develop professional standards, policies and procedures and determine fees for medical services. Pursuant to the management agreement to be entered into by the Company and the affiliated Medical Group, the Company will provide the Medical Group with all facilities, non-medical personnel and administrative services support in return for a management fee based on cash receipts from all medical services generated by the Medical Group. The Medical Group's accounts receivables for medical services rendered are assigned for collection to the Company. The Company advances funds for payment of the Medical Group's expenses, including physician fees, certain other expenses, and loans on an as-needed basis for additional working capital purposes.

  The financial success of the AmHealth operations to be acquired by the Company will depend in part on the continued relationship between the Company and the Medical Group. The future loss of the services of one or more key physicians or termination of the relationship with the Medical Group could adversely affect the Company.

  The services of the clinics and employer services division for treatment and rehabilitation of work-related injuries and illnesses are billed directly to the client employer or its insurance company. Fees for services such as pre-employment physical examinations, surveillance exams and drug screening which do not involve workers' compensation injuries are generally paid by the employer and are not regulated by workers' compensation regulation or fee schedules. Reimbursement for medical services related to workers' compensation injuries or illnesses is governed by the California Official Medical Treatment Fee Schedule implemented March 1, 1994. There are no assurances as to the future increases or decreases in reimbursement levels in the State of California. Historically, California's fee schedule for workers' compensation has not kept pace with inflation and there can be no assurance that approved fee schedules will keep pace with inflation and rising health care costs or that other legislative changes will be enacted that will not adversely affect the AmHealth business.

  The purchase price for the acquisition of the AmHealth business is $15,657,500 payable in cash which the Company intends to finance with the proceeds of this offering. AmHealth has agreed to indemnify the Company in connection with losses or claims arising from certain acts and omissions of AmHealth occurring prior to the closing of the acquisition. AmHealth has agreed to place $390,000 in escrow for six months for the settlement of any claims and certain post-closing adjustments. The closing of the AmHealth Acquisition is contingent upon the closing of this offering and satisfaction of certain other conditions. The AmHealth Acquisition will be accounted for by CORE as an asset purchase under the purchase method of accounting.

INFORMATION SYSTEMS

  CORE's key products and services--the WorkAbility program, utilization review and case management programs and physician review services--are supported by administrative software that was developed and is maintained by in-house staff. Each of these software programs incorporates E-mail and other external data exchange features for client and remote user communications. These software programs were developed at different times and, although designed with similar features and on similar platforms, are not yet fully integrated.

  CORE has begun two major initiatives in its information systems development. First is the upgrade and expansion of its wide area network (WAN) to expand capability in multiple office operation of its computer and telephone systems and to expand direct computer connections with clients and remote users. Second, is the redesign of the WorkAbility product to allow integration of UR and physician review services functionality into a single operational software.

  The WorkAbility system has recently undergone significant architecture redesign to allow for client server operation and rapid feature development. The enhanced product, "WorkAbility Plus," utilizes software architecture that provides maximum flexibility in attaching industry-standard databases to support growth and varying client needs. The Company believes that this new architecture will support the integration of UR and physician review services into a single software centered around the WorkAbility system. Concurrent with this planned integration is the development of new medical necessity protocols focused on common occupational injuries and disease.

  In conjunction with the AmHealth Acquisition and occupational health network expansion, the WorkAbility system is also being developed as a reference source and data capture tool designed to operate on the physician's desk top. The extension of the WorkAbility system to the physician's desk top is designed to facilitate collection of data and management of the case.

  Funding for the development of CORE's WorkAbility software was provided by Chrysler Motor Corporation ("Chrysler") in exchange for a perpetual, non-exclusive, non-transferable license to use such software. Ownership of the WorkAbility software has been retained by CORE, which has the exclusive right to market the software to others. Pursuant to the terms of its agreement with Chrysler, CORE is paying Chrysler 25% of certain licensing fees paid to CORE with respect to the WorkAbility software until the total of such payments equal 140% of the development costs (approximately $2.8 million). Only limited payments have been paid by CORE through March 31, 1996. In addition, in the event that CORE fails to attempt to market the software to third parties, Chrysler will have certain rights to market and license the software independently.

GOVERNMENT REGULATION; REIMBURSEMENT; HEALTH CARE REFORM

  A number of states, including several of those in which the Company transacts business, have extensive licensing and other requirements applicable to the Company's business. Additionally, the Company's clients, including insurance companies, are subject to regulations that indirectly affect the Company.

  Utilization Review/Case Management. The laws of many states regulate the provision of health care utilization management services. These regulations generally require the provider of utilization management services to be reasonably accessible by telephone to doctors and patients, to have adequately qualified personnel, to provide physicians and patients a procedure to appeal determinations of non-reimbursement, and to maintain the confidentiality of patient records. Other states regulate the provision of claims administration services and preferred provider organizations which may indirectly affect CORE. CORE believes it is in compliance with all applicable regulations governing the provision of managed health care services in the states where CORE is subject to such regulations, as currently in force and as currently interpreted.

  Physician Practice Management. The laws of most states, including California, prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state, have been subject to limited judicial and regulatory interpretation, and are enforced by the courts and by regulatory authorities with broad discretion. Pursuant to the management services agreement to be entered into by the Company and the Medical Group at the closing of the AmHealth Acquisition, the Company will perform the non-medical functions of the business and the Medical Group will perform the medical services. Although the Company believes its proposed operations comply with applicable laws, there can be no assurance that the Company's future operations will not be successfully challenged as violating, or determined to have violated, such laws, or that the enforceability of the provisions of agreements governing such operations will not be limited. Any such result could have a material adverse effect on the Company.

  Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a person, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid. The applicability of these provisions to many business transactions in the health care industry has been subject to only limited judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties. The Company believes its operations are in compliance with these statutes.

  California law prohibits payment for patient referrals regardless of the source of payment. The Company believes that, under California law, fees paid for the use or management of medical facilities and for providing non-physician services, such as those to be provided by the Company's AmHealth Division to the Medical Group, do not constitute remuneration for patient referrals if the fees, under all the facts and circumstances, will not be excessive compensation for the facilities, management and services provided. The Company believes that charges by the Company to the Medical Group will be reasonable.

  Workers' Compensation. The Company's AmHealth business will be subject to California workers' compensation regulation with respect to pricing, billing and other aspects of the delivery of medical services to injured covered workers. The Company and the Medical Group have attempted to structure their respective operations to comply with these regulations. In California, reimbursement for medical services related to workers' compensation injuries or illnesses is governed by a state-established fee schedule. Historically, California's fee schedule for workers' compensation has not kept pace with inflation in medical care costs. There can be no assurance that the fee schedule will in the future keep pace with inflation in medical care costs or that failure to do so will not adversely affect the AmHealth business.

  Other. CORE's operations depend upon its continued good standing under applicable laws and regulations. To date, the cost of compliance has not been material. Such laws and regulations, however, are subject to amendment or new interpretation by authorities in each jurisdiction. If amended regulations or new interpretations of federal or state laws or regulations arise, CORE, may have difficulty complying without significant expense or changes in operations. The Company is unable to predict what additional government regulations, if any, directly or indirectly affecting its business may be promulgated. Although the Company believes that it is currently in compliance with applicable regulations in those states in which it is subject to regulation, the Company's business could be adversely affected by a revocation of or failure to obtain required licenses and governmental approvals, a failure to comply with applicable regulations or significant changes in regulations applicable to its clients.

  In addition to existing government health care regulation, there have been numerous initiatives at the federal and state levels, as well as by third-party payors, for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. The Company is unable to predict what, if any, reform initiatives may be adopted, or what effect, if any, their adoption may have on the Company.

COMPETITION

  CORE presently competes in two different markets: (i) health care utilization management and (ii) managed disability and workers' compensation. The managed health care market is fragmented but is consolidating rapidly as national health care reform and other forces drive independent utilization review and cost management firms into niche markets or to consolidation with large insurance carriers and provider groups.

  The health care utilization management market is highly competitive. Competitors include large established insurance carriers and large managed care organizations. Some of the competitors are significantly larger and have greater financial and marketing resources than CORE. CORE competes on the basis of quality, cost effectiveness and service.

  The managed disability and workers' compensation market is a developing market which is also competitive. Competitors include both new companies focused solely on the workers' compensation market and established disability insurance carriers who have traditionally dealt with disability from an underwriting rather than an employee productivity perspective. CORE competes on the basis of quality and cost-effectiveness in this market, and the Company believes that its proprietary disability management protocols and database of clinically defined disability episodes give it a significant competitive advantage.

  The occupational health care industry in which CORE and its affiliated Medical Group will compete following the AmHealth Acquisition is highly competitive. CORE believes that the competition for AmHealth and its affiliated managed medical group consists primarily of sole practitioners, small medical groups and hospitals as well as a few larger organizations, some of which may have greater resources and knowledge of the industrial medical market than CORE. The Company's AmHealth Division and its affiliated Medical Group will compete primarily on the basis of the quality of physicians, its range of services, network of locations, technical expertise and overall costs to employers.

EMPLOYEES AND PHYSICIAN CONSULTANTS

  In addition to its available staff of approximately 280 physician consultants (230 of whom are Board certified) covering the major medical specialties, CORE had approximately 300 employees as of May 31, 1996. Generally, CORE's physician consultants are paid by CORE on a per case review or per hour basis. Almost all of CORE's physicians are retained by the Company as independent contractors and also maintain active practices. The majority of the Company's physicians work between five and 20 hours per week for the Company. Compensation to CORE's reviewers is not related to any cost savings achieved by CORE's clients.

  In connection with the AmHealth Acquisition, CORE will be hiring approximately 85 employees from AmHealth (exclusive of the 27 physician employees, 37 part time physicians, and approximately 110 other non-physician medical personnel of the affiliated Medical Group).

PROPERTIES

  The Company occupies its executive headquarters in Irvine, California pursuant to a lease for approximately 14,000 sq. feet which expires in September 2000. The Company also leases facilities of approximately 18,000 sq. feet in Boston, Massachusetts under a lease that expires in May 2000, and approximately 15,000 sq. feet in Burlington, Massachusetts under a lease that expires in December 2001. Additionally, the Company leases a facility of approximately 16,000 sq. feet in Los Angeles, California under a lease that expires in June 1998, as well as approximately 18,000 sq. feet in Silver Spring, Maryland under a lease that expires in June 2001, approximately 1,300 sq. feet in Chicago, Illinois under a lease that expires in May 1998, approximately 10,000 sq. feet in Austin, Texas under leases that expire in September 1996 and approximately 2,400 sq. feet in Forth Worth, Texas under a lease that expires in July 1998.

  In connection with the AmHealth Acquisition, the Company will be assuming real estate leases for occupational health clinics covering an aggregate of approximately 60,000 square feet of space. The employer services division of AmHealth does not lease the space it occupies at the employers' on-site facilities.

PROFESSIONAL LIABILITIES; LEGAL PROCEEDINGS

  The Company is not currently a party to or aware of any material pending litigation or material legal proceedings.

  The review services provided by the Company are advisory in nature, and final determination as to payment or nonpayment of benefits are not made by the Company. Determinations as to the medical care provided to a patient are made by the patient or the attending physician. However, due to the significant number of claims in the medical malpractice field in general, it is possible that a patient may assert claims against the Company for damages due to adverse medical consequences. New or existing legal theories by which patients or physicians may attempt to assert liability against the Company or other companies engaged in the industry are developing and are expected to continue to develop. Although the Company believes that its procedures result in reasonable and accurate determinations of coverage, there can be no assurance that claims will not be made or that the Company's procedures for limiting liability will be effective. The Company maintains professional liability insurance and such other coverages as the Company believes are reasonable in light of the Company's experience to date. However, there can be no assurance that such insurance will be sufficient to protect the Company from liability which might adversely affect the Company's business, operating results or financial condition or will continue to be available to the Company at reasonable cost or at all.

  With the proposed AmHealth Acquisition, the Company will provide management services to a professional corporation rendering medical services in the occupational health fields. The provision of medical services entails an inherent risk of professional liability and similar claims. The most significant source of potential liability to which the Company will be exposed in providing such services will likely be the negligence of those physicians or the Medical Group. The Company intends to perform only administrative services for the Medical Group. However, the Company could become subject to claims for malpractice of Medical Group physicians under various theories, including theories that a physician is an employee or agent of the Company or that the Company was negligent in contracting for such physicians' services. There can be no assurance that a future claim or claims will not be successful or if successful will not exceed the limits of available insurance coverage or that such coverage will continue to be available at acceptable costs or at all.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to the directors and executive officers of the Company.

NAME                          AGE POSITION
- ----                          --- --------
George C. Carpenter IV......   38 Chairman of the Board of Directors and Chief Executive Officer
Craig C. Horton.............   41 Director, President and Chief Operating Officer
William E. Nixon............   35 Executive Vice President, Chief Financial Officer,
                                   Treasurer and Clerk
Fredric L. Sattler..........   52 Executive Vice President
Ophelia Galindo.............   38 Corporate Vice President, Product Management and
                                   Technical Development
Leslie Alexandre,
 Dr.P.H.(1).................   38 Director
Stephen C. Caulfield(1).....   55 Director
Richard H. Egdahl, M.D.(2)..   69 Director
John Pappajohn(1)(2)........   67 Director

- --------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  George C. Carpenter IV was appointed a Class III Director, and was elected Chairman of the Board of Directors and Chief Executive Officer of the Company by the Board effective with the Company's March 24, 1995 merger involving Core Management, Inc. Mr. Carpenter served as the Chief Executive Officer and a Director of Core Management, Inc., a Delaware corporation ("CMI") and now a wholly-owned subsidiary of the Company, since its formation in 1990. In addition, Mr. Carpenter served as the Chairman, Chief Executive Officer, Secretary and a Director of Core Management, Inc., a California corporation and wholly-owned subsidiary of CMI ("CMI-California"), from its formation in 1990. As a result of the reorganization of CMI-California and Integrated Behavioral Health, a California corporation and wholly-owned subsidiary of CMI ("IBH") in March 1993, Mr. Carpenter was appointed as a director of IBH. From 1988 to 1990, Mr. Carpenter served as a Vice President, Operations of The Health Data Institute, Inc., a provider of utilization review, case management and analytic services and a developer of related software, a subsidiary of Baxter International, Inc.

  Craig C. Horton was appointed a Class III Director in March 1995 effective with the CMI/PRA Merger, and was elected President and Chief Operating Officer of the Company by the Board on March 30, 1995. Mr. Horton served as the President and a Director of CMI and CMI-California from their respective formations in 1990, and also served as the acting Chief Financial Officer of CMI from 1994 to 1995. In December 1994, Mr. Horton was named as a Director and Chief Executive Officer of IBH. From 1988 to 1990, Mr. Horton was a Vice President, Operations of The Health Data Institute, Inc., a subsidiary of Baxter International, Inc.

  William E. Nixon is the Executive Vice President, Chief Financial Officer, Treasurer and Clerk of the Company. Mr. Nixon joined the Company in December 1988 as Controller. In June 1989, Mr. Nixon became Assistant Treasurer; in September 1990, he was elected Vice President, Finance and Administration; in September 1991, he assumed his present position as Treasurer. In December 1993, Mr. Nixon was elected Chief Financial Officer of the Company. In December 1994, Mr. Nixon was elected Executive Vice President and in March 1995, he was elected Clerk. Prior to his employment with the Company, from 1985 to 1988, Mr. Nixon served as a Senior Accountant at Gray, Gray and Gray, a public accounting firm.

  Fredric L. Sattler became an Executive Vice President of the Company in January 1996. Prior to his employment with the Company, Mr. Sattler was employed as Vice President of National Benefit Resources of Minneapolis, Minnesota in 1995 and as Vice President of NovaCare of King of Prussia, Pennsylvania from 1994 to 1995. From 1981 to 1994 Mr. Sattler held various offices with Northwestern National Life Insurance Co. (now known as Reliastar Financial Corp.) and its affiliates, including Vice President of Health Care Management (1987 to 1994) and President and Chief Executive Officer (1991 to 1994) of NWNL Health Management Corp., a health management organization (HMO) management company, wholly-owned by Northwestern National Life Insurance Co.

  Ophelia Galindo was elected the Corporate Vice President, Product Management and Technical Development of the Company by the Board on March 30, 1995. Formerly, Ms. Galindo was employed by CMI, beginning in February 1986 as a senior consultant; in June 1994, Ms. Galindo was promoted by CMI to be its Vice President, Disability Analysis.

  Leslie Alexandre, Dr.P.H. was appointed a Class I Director in March 1995, effective with the CMI/PRA Merger, and was elected a Class I Director by the Company's stockholders in July 1995. Formerly, Dr. Alexandre served as a director of CMI from 1993 to 1995. Since February 1995, Dr. Alexandre has been the Vice President, Corporate Affairs for OncorMed, Inc., a provider of genetic testing and information services for the early detection and management of cancer. From 1992 to 1995, Dr. Alexandre was employed as Government Affairs Representative, Health Policy for EDS, Inc., an information technology company and subsidiary of General Motors. Prior to joining EDS in 1992, Dr. Alexandre was Senior Health Legislative Assistant for United States Senator David Durenberger. From January 1990 until the death of U.S. Senator John Heinz in April 1991, she served as Professional Staff on the Senate Special Committee on Aging. Prior to 1990, Dr. Alexandre was an independent health care consultant.

  Stephen C. Caulfield was appointed a Class I Director by the Board effective December 1994, and was elected a Class I Director by the Company's stockholders in July 1995. Mr. Caulfield is a Managing Director of William M. Mercer, Incorporated, a management consulting firm, where he has specialized in health care issues since 1987. Mr. Caulfield has more than 30 years of experience in the health care field, having previously been employed as a faculty member and Assistant Dean of the Albert Einstein College of Medicine in New York, as the Director of Health Affairs and Regional Operations for the United Mine Workers Multi-Employer Trust, and as the President and Chief Executive Officer of Government Research Corporation, a consulting firm previously located in Washington, D.C. (subsequently acquired by Hill and Knowlton).

  Richard H. Egdahl, M.D. has been a director since 1985, and was classified a Class II Director in 1995 effective with the CMI/PRA Merger. Since 1973, Dr. Egdahl has been the Director of the Medical Center of Boston University and Academic Vice President for Health Affairs at Boston University; since 1976, Dr. Egdahl has been the Director of The Health Policy Institute at Boston University. Dr. Egdahl was also a practicing surgeon through 1989. Dr. Egdahl is a trustee of the Pioneer Group of Mutual Funds, a director of HPR, Inc. (a developer of health care software and database products) and a member of the Institute of Medicine of the National Academy of Sciences.

  John Pappajohn was appointed a Class II Director in March 1995 effective with the CMI/PRA Merger. Formerly, Mr. Pappajohn was a director of CMI from its formation in 1990 to 1995; Mr. Pappajohn served on the Board of Directors of Integrated Behavioral Health, a California corporation ("IBH"), from 1991 to the time of its acquisition by CMI in 1993. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital fund, and President of Equity Dynamics, Inc., a financial consulting firm in Des Moines, Iowa. Mr. Pappajohn serves as a Director of the following public companies: BioCryst Pharmaceuticals, Inc., Drug Screening Systems, Inc., Fuisz Technologies Ltd., GalaGen, Inc., OncorMed, Inc., PACE Health Management Systems, Inc., and United Systems Technologies, Inc.

                               ----------------

  The Company's Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. The term of the Class I Directors (presently Dr. Alexandre and Mr. Caulfield) expires in 1998; the term of the Class II Directors (presently Dr. Egdahl and Mr. Pappajohn) expires in 1996; and the term of the Class III Directors (presently Mr. Carpenter and Mr. Horton) expires in 1997. At each annual meeting of stockholders, directors are elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

  Executive officers of the Company are elected by the Board of Directors on an annual basis and serve at the discretion of the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning the compensation paid or accrued by the Company and its subsidiaries to each of its officers who was either the chief executive officer, or an executive officer whose aggregate salary and bonus exceeded $100,000 in the most recent fiscal year (the "Named Executive Officers") during the fiscal years ending December 31, 1995, 1994 and 1993. Although only principal capacities are listed, the compensation figures include all compensation received in any capacity, for services rendered during the fiscal years indicated.

                          SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                        ANNUAL COMPENSATION               COMPENSATION
                             -------------------------------------------- ------------
                                                                             AWARDS
                                                                          ------------
                                                                           SECURITIES
                                                           OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY($) BONUS($)   COMPENSATION($)  OPTIONS(#)  COMPENSATION($)
- ---------------------------  ------- --------- --------   --------------- ------------ ---------------
George C. Carpenter IV..     1995(1)  146,249      --            --          95,000            --
 Chairman of the Board       1994(1)  112,028      --          9,433(5)         --           1,541
 of Directors and Chief      1993(1)   94,000   33,333(4)     89,547(6)         --           1,711
 Executive Officer
Craig C. Horton.........     1995(1)  136,342      --            --          95,000            --
 Director, President and     1994(1)  108,821      --          7,718(5)         --             156
 Chief Operating Officer     1993(1)   94,000   33,333(4)        --             --           1,286
William E. Nixon........     1995     127,000      --            --          56,750            --
 Executive Vice              1994      82,271    6,000           --             --             --
 President, Chief            1993      76,599      --            --           5,750            --
 Financial Officer, and
 Treasurer
Alfred B. Lewis(2)......     1995      31,250      --            --             --         114,845(3)
 Chairman and President      1994     119,503      --            --             --             --
                             1993      66,281      --            --          50,000            --

- --------
(1) Prior to the March 1995 CMI/PRA Merger, Mr. Carpenter and Mr. Horton were officers and employees of Core Management, Inc. The compensation amounts for Mr. Carpenter and Mr. Horton in this table for the periods prior to the CMI/PRA Merger were paid by Core Management, Inc.

(2) Mr. Lewis joined the Company as its President on May 17, 1993 and became Chairman of the Board of Directors on December 29, 1993. Mr. Lewis resigned as a director and as Chairman of the Board effective March 24, 1995.

(3) Mr. Lewis received severance payments of $114,845 in 1995 pursuant to his employment contract with the Company.
(4) Represents compensation income charged (but not paid) to the named executive officer as a result of a change in the accounting treatment of certain loans made by the named executive officer to CMI or its subsidiaries.
(5) Represents interest paid to the named executive officer with respect to certain loans made by the named executive officer to CMI or its subsidiaries.
(6) Represents relocation expenses incurred as well as additional amounts paid to Mr. Carpenter to reimburse him for income taxes payable by him with respect to such relocation expenses.

OPTION GRANTS IN 1995

  The following table presents information regarding 1995 grants of options to purchase shares of Common Stock for each of the Named Executive Officers:

                                                   INDIVIDUAL GRANTS
                                     ----------------------------------------------
                                                                                         POTENTIAL
                                                                                      REALIZABLE VALUE
                                     NUMBER OF        % OF                           AT ASSUMED ANNUAL
                                     SECURITIES      TOTAL                             RATES OF STOCK
                                     UNDERLYING     OPTIONS                          PRICE APPRECIATION
                                      OPTIONS      GRANTED TO   EXERCISE            FOR OPTION TERM (3)
                                      GRANTED     EMPLOYEES IN   PRICE   EXPIRATION --------------------
       NAME                             (#)      FISCAL YEAR(1)  ($/SH)     DATE      5%($)     10%($)
       ----                          ----------  -------------- -------- ---------- --------- ----------
George C. Carpenter IV.............    95,000         14.1%      $3.13   4/27/2000     82,152    181,535
Craig C. Horton....................    95,000         14.1%      $3.13   4/27/2000     82,152    181,535
William E. Nixon...................    50,000          7.4%      $3.13   4/27/2000     43,238     95,545
                                        1,000(2)       *         $2.94    12/31/96        240        486
                                        5,750(2)       *         $2.94     5/17/99      3,643      7,846
Alfred B. Lewis....................       --           --          --          --         --         --

- --------
(1) The Company granted a total of 673,684 options to its employees and consultants in 1995 (including repricing of 18,250 options and excluding option grants to non-employee directors). See "Compensation of Non-Employee Directors" and "Certain Transactions."
(2) Repricing of existing options.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock to date.
 * Less than one (1%) percent.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

  The following table presents information regarding options exercised in 1995 and the value of options outstanding at December 31, 1995 for each of the Named Executive Officers:

                                                                      NUMBER OF
                                                                     SECURITIES       VALUE OF
                                                                     UNDERLYING      UNEXERCISED
                                                                     UNEXERCISED    IN-THE-MONEY
                                                                     OPTIONS AT      OPTIONS AT
                                                                    YEAR END (#)   YEAR END ($)(1)
                                                                    ------------- -----------------
                                  SHARES ACQUIRED                   EXERCISABLE/    EXERCISABLE/
       NAME                       ON EXERCISE(#)  VALUE REALIZED($) UNEXERCISABLE   UNEXERCISABLE
       ----                       --------------- ----------------- ------------- -----------------
George C. Carpenter IV..........          0              N/A        19,000/76,000 $102,030/$408,120
Craig C. Horton.................          0              N/A        19,000/76,000 $102,030/$408,120
William E. Nixon................          0              N/A        28,600/28,650 $154,486/$154,544
Alfred B. Lewis.................          0              N/A             0/0

- --------
(1) Based upon the closing price of $8.50 per share for the Company's Common Stock as quoted by Nasdaq--National Market System on December 29, 1995.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

  The Company's stockholders voted to amend the 1991 Stock Option Plan with respect to the compensation of non-employee directors at the March 1995 Special Stockholders Meeting. Effective in March 1995, each non-employee director is granted, at three-year intervals, 19,500 options to purchase Common Stock which vest quarterly, over three years, subject to continued service as a director. Effective in November 1995, the Company's Board of Directors voted to increase the number of options vesting quarterly over three years from 1,625 per quarter to 3,000 per quarter.

  Mr. Pappajohn and Dr. Egdahl also received options from the Company for other services rendered in 1995. See "Certain Transactions" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Company entered into an employment agreement with Alfred B. Lewis, effective as of May 17, 1993, pursuant to which the Company agreed to employ Mr. Lewis as the President of the Company. Under the terms of his employment agreement, Mr. Lewis was entitled to receive compensation and fringe benefits provided for thereunder for a period of one year should his employment be terminated by the Company following any change of control of the Company. Mr. Lewis' employment with the Company was terminated on March 27, 1995. Mr. Lewis received severance compensation, including certain fringe benefits, from the Company.

  The Company entered into an employment agreement with William E. Nixon, the Company's Executive Vice President and Chief Financial Officer, effective as of November 19, 1993, which has an initial one year term and is automatically renewed on an annual basis unless written notice of non-renewal is delivered prior to the scheduled renewal date. Pursuant to the agreement, Mr. Nixon is entitled to receive compensation and fringe benefits for a period of six months if his employment is terminated without cause by the Company, and for a period of nine months if his employment is terminated by the Company within one year of any change of control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Leslie Alexandre, Stephen C. Caulfield and John Pappajohn were members of the Board of Directors' Compensation Committee in fiscal 1995. In 1994, Mr. Pappajohn provided additional security for certain loans made by a financial institution to a predecessor of the Company, Core Management, Inc., and in return was granted a warrant to purchase shares of such predecessor's common stock (now shares of the Company's Common Stock pursuant to the Company's merger with Core Management, Inc.). The Board of Directors also has granted Mr. Pappajohn an option to purchase 100,000 shares of the Company's common stock pursuant to a consulting arrangement between Mr. Pappajohn and the Company. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

  In February 1994, John Pappajohn, formerly a director and shareholder of Core Management, Inc., ("CMI") and a current director and stockholder of the Company, provided a $200,000 letter of credit as additional collateral for CMI's obligations for loans to CMI by Silicon Valley Bank. In August 1994,
Mr. Pappajohn provided an additional letter of credit in the amount of $250,000 as further collateral for such loans. In May 1994, Mr. Pappajohn agreed, upon CMI's written request, to contribute $300,000 to CMI in the form of an equity contribution or a subordinated loan. Mr. Pappajohn's obligation for this contribution terminated on March 24, 1995 (the effective date of the CMI/PRA Merger). In connection with a $500,000 line of credit extended by the Company to CMI pursuant to the CMI/PRA Merger, in December, 1994, the Company pledged $210,000 as collateral to Silicon Valley Bank, which replaced the $250,000 letter of credit previously provided to Silicon Valley Bank by Mr. Pappajohn, as described above. In exchange for these pledges and his financial commitment to CMI, the Board of Directors of CMI granted Mr. Pappajohn a warrant to purchase shares of common stock of CMI. Such warrant expires three years from the date of the grant. In connection with the CMI/PRA Merger, the warrant was converted to cover 26,800 shares of Common Stock at an exercise price of $3.36 per share.

  Pursuant to a consulting arrangement between Mr. Pappajohn and the Company, the Board of Directors granted Mr. Pappajohn an option to purchase 100,000 shares of the Common Stock in April 1995. This option was vested 50% at the date of grant, and became fully vested in April 1996, based upon Mr. Pappajohn's provision of consulting services to the Company during such one-year period. The option has a five-year term and an exercise price of $3.13 per share (the fair market value of the Common Stock as quoted on the Nasdaq National Market System on the date of grant).

  Prior to the CMI/PRA Merger, George Carpenter and Craig Horton loaned CMI a total of $200,000, which was used as security for CMI's line of credit with Silicon Valley Bank. The loans from Mr. Carpenter and Mr. Horton were made pursuant to unsecured promissory notes which bore interest at a rate of 10% per annum and were paid in full in April 1995.

  In April 1995, Richard H. Egdahl, a director of the Company, was granted an option for the purchase of 5,000 shares of the Common Stock for services to be rendered with respect to the Company's strategic planning committee. The option has a five-year term and an exercise price of $3.13 per share (the fair market value of the Common Stock as quoted on the Nasdaq National Market System on the date of grant).

  In March 1996, Stephen Caulfield and John Pappajohn, directors of the Company, were each granted an option to purchase 40,000 shares of the Common Stock for consulting services. The options have a five-year term and an exercise price of $12.25 per share (the fair market value of the Common Stock as quoted on the Nasdaq National Market System on the date of grant).

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 31, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby by (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of the persons listed below is in care of CORE, INC., 18881 Von Karman Avenue, Suite 1750, Irvine, California 92715.

                                                            PERCENT OWNED
                                                       ------------------------
                                        SHARES         BEFORE THE   AFTER THE
NAME                            BENEFICIALLY OWNED (1)  OFFERING  OFFERING (11)
- ----                            ---------------------- ---------- -------------
Fiduciary Trust Company                 545,500(2)        11.3%        7.4%
International.................
Two World Trade Center
New York, N.Y. 10048
John Pappajohn................          471,969(3)         9.4         6.3
Craig C. Horton...............          437,264(4)         8.8         5.8
George C. Carpenter IV........          401,595(5)         8.1         5.4
James Franklin................          293,264            6.1         4.0
6 Downing Circle
Downington, Pennsylvania 19335
Richard H. Egdahl, M.D........          151,826(6)         3.1         2.1
Stephen C. Caulfield..........          106,276(7)         2.2         1.4
William E. Nixon..............           81,441(8)         1.7         1.1
Leslie Alexandre..............           38,575(9)         *            *
All directors and executive           1,792,836(10)       31.6        21.9
officers as a group
(9 individuals)...............

- --------
 * Less than one percent.
 (1) Except as otherwise indicated, represents sole voting and investment power.
 (2) Based on Schedule 13G, dated March 14, 1996. Includes 379,500 shares with shared voting power and 15,000 shares with shared disposition power.

 (3) Includes 70,200 shares owned by Mr. Pappajohn's wife, 40,200 shares owned by an entity owned by Mr. Pappajohn's wife (Mr. Pappajohn disclaims beneficial ownership of such 110,400 shares); also includes 26,800 shares issuable pursuant to a warrant held by Mr. Pappajohn and 178,575 shares issuable to Mr. Pappajohn pursuant to options (18,000 of which remain subject to future vesting).

 (4) Includes 1,000 shares held by Mr. Horton as custodian for Mr. Horton's son and 145,000 shares issuable to Mr. Horton pursuant to options (97,000 of which remain subject to future vesting).

 (5) Includes 145,000 shares issuable to Mr. Carpenter pursuant to options (97,000 of which remain subject to future vesting).

 (6) Includes 63,075 shares issuable to Dr. Egdahl pursuant to options (18,000 of which remain subject to future vesting).

 (7) Includes 15,000 shares owned by Mr. Caulfield's wife, 4,000 shares held in a trust for the benefit of Mr. Caulfield's son (Mr. Caulfield disclaims beneficial ownership of such 4,000 shares) and 72,275 shares issuable to Mr. Caulfield pursuant to options (18,000 of which remain subject to future vesting).

 (8) Includes 81,250 shares issuable to Mr. Nixon pursuant to options (39,200 of which remain subject to future vesting).

 (9) Includes 38,575 shares issuable to Dr. Alexandre pursuant to options (18,000 of which remain subject to future vesting).

(10) Includes 849,550 shares issuable pursuant to a warrant and options (382,000 of which remain subject to future vesting).

(11) Excludes any sales to the Underwriters by Selling Stockholders.

  The Company and the persons listed in the table below (the "Selling Stockholders") have granted to the Underwriters an option to purchase up to an aggregate of 375,000 shares of Common Stock solely to cover over-allotments, if any, incurred in connection with the sale of the shares offered hereby. See "Underwriting." The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each of the Selling Stockholders as of May 31, 1996 and as adjusted to reflect the sale of shares of Common Stock offered hereby and exercise in full of the Underwriters' over-allotment option.

                                           SHARES                    SHARES
                                        BENEFICIALLY              BENEFICIALLY
                                        OWNED BEFORE   NUMBER OF   OWNED AFTER
                                        THE OFFERING    SHARES    THE OFFERING
                                       ---------------  SUBJECT  ---------------
NAME                                   NUMBER  PERCENT  TO SALE  NUMBER  PERCENT
- ----                                   ------- ------- --------- ------- -------
George C. Carpenter IV(1)............. 401,595   8.1%   40,000   361,595   4.9%
Stephen C. Caulfield(2)............... 106,276   2.2    15,000    91,276   1.2
David Fagell(3).......................   6,560     *     2,000     4,560     *
James Franklin(4)..................... 293,264   6.1    20,000   273,264   3.7
Stephen Gerson(5).....................   6,289     *     2,000     4,289     *
Craig C. Horton(6).................... 437,264   8.8    40,000   397,264   5.4
Victoria Lowe(7)......................   8,972     *     8,972         0     0
William E. Nixon(8)...................  81,441   1.7    15,000    66,441     *
John Pappajohn(9)..................... 471,969   9.4    50,000   421,969   5.7
J.C. Sargeant(10).....................   4,486     *     4,486         0     0
Derace Lan Schaffer(11)...............  29,072     *    20,000     9,072     *
Dermott Whalen(12)....................  20,158     *    20,158         0     0
Thomas Yankoff(13)....................  29,072     *    20,000     9,072     *

- --------

*Less than one percent

(1) Mr. Carpenter is Chairman of the Board and Chief Executive Officer of the Company. See "Management." Includes 145,000 shares issuable to Mr. Carpenter pursuant to options (97,000 of which remain subject to future vesting).

(2) Mr. Caulfield is a Director of the Company. See "Management." Includes 15,000 shares owned by Mr. Caulfield's wife, 4,000 shares held in a trust for the benefit of Mr. Caulfield's son (Mr. Caulfield disclaims beneficial ownership of such 4,000 shares) and 72,275 shares issuable to Mr. Caulfield pursuant to options (18,000 of which remain subject to future vesting).

(3) Dr. Fagell is a consultant to the Company. Includes 6,560 shares issuable to Dr. Fagell pursuant to options.

(4) Mr. Franklin is an employee of the Company.

(5) Dr. Gerson is an employee of the Company. Includes 5,289 shares issuable to Dr. Gerson pursuant to options.

(6) Mr. Horton is a Director and the President of the Company. See "Management." Includes 1,000 shares held by Mr. Horton as custodian for Mr. Horton's son and 145,000 shares issuable to Mr. Horton pursuant to options (97,000 of which remain subject to future vesting).

(7) Ms. Lowe is a former employee of the Company. Includes 8,972 shares issuable to Ms. Lowe pursuant to options.

(8) Mr. Nixon is Executive Vice President, Chief Financial Officer, Treasurer and Clerk of the Company. See "Management." Includes 81,250 shares issuable to Mr. Nixon pursuant to options (39,200 of which remain subject to future vesting).

(9) Mr. Pappajohn is a Director of the Company. See "Management." Includes 70,200 shares owned by Mr. Pappajohn's wife, 40,200 shares owned by an entity owned by Mr. Pappajohn's wife (Mr. Pappajohn disclaims beneficial ownership of such 110,400 shares); also includes 26,800 shares issuable pursuant to a warrant held by Mr. Pappajohn and 178,575 shares issuable to Mr. Pappajohn pursuant to options (18,000 of which remain subject to future vesting).

(10) Mr. Sargeant is a former consultant to the Company.

(11) Dr. Schaffer is a former Director of the Company. Includes 29,072 shares issuable to Dr. Schaffer pursuant to options.

(12) Mr. Whalen is a former Director of a subsidiary of the Company. Includes 6,700 shares issuable to Mr. Whalen pursuant to options.

(13) Mr. Yankoff is a former Director of the Company. Includes 29,072 shares issuable to Mr. Yankoff pursuant to options.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue 10,000,000 shares of Common Stock, par value $0.10 per share, and 500,000 shares of Preferred Stock, no par value.

  Common Stock. Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. The holders of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon dissolution or liquidation, to share ratably in the net assets available for distribution to stockholders, all subject to any rights of holders of Preferred Stock. Holders of Common Stock have no conversion, preemptive, cumulative voting or subscription rights, and shares of Common Stock are not subject to redemption. The shares of Common Stock presently issued and outstanding are, and the Common Stock to be issued in connection with this offering will be, fully paid and nonassessable.

  As of May 31, 1996, there were 4,842,271 shares of Common Stock outstanding, held of record by approximately 141 stockholders.

  Preferred Stock. The Board of Directors is authorized to issue Preferred Stock in one or more series and to designate the number of shares constituting any such series and the terms thereof, including dividend, conversion and voting rights, terms of redemption, liquidation preferences and sinking fund provisions.

  The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights, terms and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

  No shares of the Company's Preferred Stock have been issued and the Company has no present intention to issue shares of Preferred Stock.

  Massachusetts Law and Charter and By-Laws Provisions. The Company is subject to the provisions of Chapter 110F of the Massachusetts General Law, an anti-takeover statute. In general, this statute prohibits a publicly-held Massachusetts corporation with sufficient ties to Massachusetts from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) the interested stockholder obtains the approval of the Board of Directors prior to becoming an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time he or she becomes an interested stockholder, or (iii) the business combination is approved by both the Board of Directors and two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). For purposes of the statute, an "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 5% or more of the corporation's voting stock. A "business combination" includes mergers, stock and asset sales and other transactions resulting in a financial benefit to the stockholder.

  The Company is also subject to Massachusetts General Laws Chapter 110D, entitled "Regulation of Control Share Acquisitions" which provides, in general, that any stockholder of a corporation subject to this statute who acquires 20% or more of the outstanding voting stock of a corporation may not vote such stock unless the stockholders of the corporation so authorize.

  The Company's restated Articles of Organization provide for the Board to be divided into three classes, as nearly equal in number as possible, serving staggered three-year terms. Under the Company's By-laws, directors may be removed only for cause by a majority of directors or by a majority of shares of the Common Stock outstanding and entitled to vote pursuant to Massachusetts General Law Chapter 156B. Such provisions could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions.

  Limitation of Directors' Liability. The Company's Articles of Organization contain provisions limiting the liability of directors to the fullest extent permitted by Massachusetts law as currently or hereinafter in effect. Massachusetts law currently permits the elimination of personal liability of a director for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except for (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions to stockholders or loans to insiders or (iv) any transaction from which the director derived an improper personal benefit.

  Indemnification of Directors and Officers. The Company's Articles of Organization also provide for the indemnification of its officers and directors to the extent legally permissible against all liabilities and expenses (including judgments, fines, penalties and attorneys' fees and, under certain circumstances, all amounts paid in compromise and settlement) reasonably incurred by any officer or director in connection with any action, suit or proceeding in which any such director or officer is a defendant or with which he or she may be threatened or otherwise involved, by reason of his or her being or having been a director or officer of the Company, except in relation to matters as to which such director or officer shall be finally adjudged, other than by consent, in such action, suit or proceeding not to have acted in the best interests of the corporation.

  Additionally, the Company has purchased a directors and officers insurance policy which, subject to a $250,000 deductible for certain claims, provides $5,000,000 of coverage.

  The Company has entered into separate indemnification agreements with each of its directors and executive officers providing for indemnification of such persons to the extent permitted by law.

  Transfer Agent; Registrar and Exchange Agent. The transfer agent and registrar for the Common Stock is State Street Bank and Trust Company, Boston, Massachusetts.

                       SHARES ELIGIBLE FOR FUTURE SALES

  Future sales of substantial amounts of Common Stock could adversely affect market prices. Upon completion of this offering, the Company will have 7,342,271 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares sold in this offering, the 1,150,000 shares sold in the Company's initial public offering of its Common Stock in 1991, the 1,980,105 shares issued in the CMI/PRA Merger, and 222,916 shares registered on Form S-8 under the Securities Act which were issued as of May 31, 1996, upon the exercise of stock options held by employees, directors or consultants, will be freely transferable without restriction, except for any shares purchased by an existing "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act ("Affiliate"), or shares subject to the Lock-Up Agreement.

  An additional 314,284 shares of Common Stock have been registered on Form S-8 under the Securities Act for future sale to employees, directors or consultants upon exercise of stock options.

  The officers and directors of the Company, collectively holding 959,774 shares of Common Stock, have agreed (the "Lock-Up Agreement") not to offer, sell or otherwise dispose of Common Stock during the 120-day period following the date of this Prospectus, without the prior written consent of Smith Barney Inc.

  In addition to the employee stock option shares which have been registered on Form S-8, there are 1,221,695 shares subject to outstanding employee or director stock options and warrants, which have not been registered under the Securities Act. Unless these shares are subsequently registered for resale under the Securities Act, they will, upon exercise of the related options, or warrants, be restricted securities within the meaning of Rule 144 ("Restricted Shares").

  Sales of shares held by Affiliates, regardless of whether they are Restricted Shares, must be made in compliance with the requirements of Rule 144.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), who has beneficially owned Restricted Shares for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 73,422 shares immediately after this offering); or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission, or if no notice is required, the date of receipt of the order to execute the transaction. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to be an Affiliate at any time during the 90 days preceding a sale, and who owns Restricted Shares that were purchased from the Company (or any Affiliate) at least three years previously, is entitled to sell such shares under Rule 144(k) (subject to the foregoing Lock-Up Agreement, if applicable) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Securities and Exchange Commission has recently proposed amendments to Rule 144 that would permit resales of Restricted Shares under Rule 144 after a one-year rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of Restricted Shares by non-Affiliates under Rule 144(k) after a two year, rather than a three year, holding period. Adoption of such amendments could result in resales of Restricted Shares sooner than would be the case under Rule 144 as currently in effect.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter named below:

                                                                                   NUMBER OF
  UNDERWRITER                                                                       SHARES
  -----------                                                                      ---------
Smith Barney Inc.................................................................
Cowen & Company..................................................................
                                                                                   ---------
    Total........................................................................  2,500,000
                                                                                   =========

  The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc. and Cowen & Company are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   per share under the public offering price. The
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per share to other Underwriters or to certain other dealers.
After the public offering, the public offering price and such concessions may be changed by the Underwriter.

  The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock (the "Additional Shares") at the public offering price set forth on the cover page hereof less underwriting discounts and commissions. See "Principal and Selling Stockholders." Of the 375,000 Additional Shares, up to 117,384 shares are subject to sale by the Company and up to 257,616 shares are subject to sale by the Selling Stockholders. In the event that fewer than all of the Additional Shares are sold, those Additional Shares being offered by Selling Stockholders will be sold before any Additional Shares of the Company are sold. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such Additional Shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  The Company, the Selling Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Company and its directors and officers, holding in the aggregate 959,774 shares of Common Stock, have agreed that, for a period of 120 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock, except, in the case of the Company, in certain limited circumstances.

  The Underwriters and certain selling group members that currently act as market makers for the Common Stock in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), may engage in "passive market making" in the Common Stock in accordance with Rule 10b-6A. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6 under the Exchange Act would otherwise prohibit such activity. In general, under Rule 10b-6A, any Underwriter or selling group member engaged in passive market making in the Common Stock (i) may not effect transactions in, or display bids for, the Common Stock at a price that exceeds the highest bid for the Common Stock displayed by a market maker that is not participating in the distribution of the Common Stock, (ii) may not have net daily purchases of the Common Stock that exceed 30% of its average daily trading volume in such stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part and (iii) must identify its bids as bids made by a passive market maker.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Rich, May, Bilodeau & Flaherty, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

  The consolidated financial statements of CORE, INC. at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Nine Clinics of AmHealth (a wholly-owned business of AmHealth, Inc.) as of March 31, 1996 and June 30, 1995, and for the nine-month period ended March 31, 1996, the year ended June 30, 1995, and the period ended June 30, 1994, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The reports of KPMG Peat Marwick LLP covering the March 31, 1996, June 30, 1995 and June 30, 1994 financial statements contains an explanatory paragraph that states that AmHealth, Inc.'s recurring losses from operations, defaults on its debt obligations, and net capital deficiency, all of which raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

  The combined financial statements of Occu-Care Inc. and Affiliates included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report thereto and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: located at Seven World Trade Center, 13th Floor, New York, New York, 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such material may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of prescribed fees. The Company's Common Stock is listed on the Nasdaq Stock Market's National Market, and material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed or incorporated by reference as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and the schedules thereto. For further information pertaining to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules thereto which may be inspected without charge and copies thereof may be obtained at prescribed rates from, the Public Reference Branch of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549.

  The Company furnishes to its stockholders annual reports containing consolidated financial statements audited by its independent auditors and makes available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
FINANCIAL STATEMENTS OF CORE, INC.
CORE AUDITED FINANCIAL STATEMENTS
Report of Independent Auditors............................................   F-2
Consolidated Balance Sheets--December 31, 1994 and 1995...................   F-3
Consolidated Statements of Operations--Years ended December 31, 1993, 1994
 and 1995.................................................................   F-4
Consolidated Statements of Stockholders' Equity--Years ended December 31,
 1993, 1994 and 1995......................................................   F-5
Consolidated Statements of Cash Flows--Years ended December 31, 1993, 1994
 and 1995.................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
CORE UNAUDITED FINANCIAL STATEMENTS
Consolidated Condensed Balance Sheet--March 31, 1996......................  F-16
Consolidated Condensed Statements of Operations--Three month periods ended
 March 31, 1995
 and 1996.................................................................  F-17
Consolidated Condensed Statements of Cash Flows--Three month periods ended
 March 31, 1995
 and 1996.................................................................  F-18
Notes to Consolidated Condensed Financial Statements (unaudited)..........  F-19
FINANCIAL STATEMENTS OF AMHEALTH, INC.
Independent Auditors' Report..............................................  F-20
Balance Sheets--June 30, 1995 and March 31, 1996..........................  F-21
Statements of Loss--Year ended June 30, 1995 and nine month periods ended
 March 31, 1996 and March 31, 1995 (Unaudited) ...........................  F-22
Statements of Owner's Deficit--Year ended June 30, 1995 and nine month pe-
 riod ended March 31, 1996 ...............................................  F-23
Statements of Cash Flows--Year ended June 30, 1995 and nine month periods ended March 31, 1996 and March 31, 1995 (Unaudited) .....................  F-24
Notes to Financial Statements.............................................  F-25
Independent Auditors' Report..............................................  F-35
Statement of Loss--Period ended June 30, 1994.............................  F-36
Statement of Owner's Deficit--Period ended June 30, 1994..................  F-37
Statement of Cash Flows--Period ended June 30, 1994.......................  F-38
Notes to Financial Statements.............................................  F-39
FINANCIAL STATEMENTS OF OCCU-CARE, INC.
Report of Independent Public Accountants..................................  F-44
Combined Statements of Operations--Period ended September 16, 1994 and year ended
 May 31, 1994.............................................................  F-45
Combined Statements of Stockholder's Deficit--Period ended September 16,
 1994 and year ended May 31, 1994.........................................  F-46
Combined Statements of Cash Flows--Period ended September 16, 1994 and year ended
 May 31, 1994.............................................................  F-47
Notes to Combined Financial Statements....................................  F-48

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders CORE, INC.

  We have audited the accompanying consolidated balance sheets of CORE, INC. as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CORE, INC. at December 31, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Boston, Massachusetts
February 14, 1996

                                   CORE, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                     --------------------------
                                                         1994          1995
                                                     ------------  ------------
                      ASSETS
Current assets:
 Cash and cash equivalents.........................                $  1,005,807
 Cash pledged as collateral........................  $    205,247       106,000
 Customer advances.................................       173,764       286,550
 Investments available-for-sale....................     5,858,518     1,531,610
 Accounts receivable, net of allowance for doubtful
  accounts of $181,629 in 1994 and $170,337 in
  1995.............................................     2,082,217     2,987,356
 Notes receivable from officers....................        12,000        35,507
 Claims receivable.................................       369,100        44,845
 Prepaid expenses and other current assets.........       388,892       455,076
                                                     ------------  ------------
 Total current assets..............................     9,089,738     6,452,751
Property and equipment, net........................     2,526,228     3,155,234
Cash pledged as collateral.........................       557,637       192,000
Deposits and other assets..........................       142,927       178,402
Goodwill, net of accumulated amortization of
 $17,000 in 1995...................................                   1,929,885
Non-compete contracts, net of accumulated amortiza-
 tion of $10,000 in 1995...........................                     140,000
Customer contracts, net of accumulated amortization
 of $310,819 in 1994 and $331,063 in 1995..........       149,181       128,937
Organization costs, net of accumulated amortization
 of $87,223 in 1994 and $107,563 in 1995...........        38,330        17,990
                                                     ------------  ------------
 Total assets......................................  $ 12,504,041  $ 12,195,199
                                                     ============  ============
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Advances under revolving line of credit...........  $  1,200,000
 Cash overdraft....................................       301,367
 Accounts payable..................................       778,366  $    846,156
 Accrued expenses..................................       691,777       822,694
 Accrued payroll...................................       223,661       184,795
 Accrued vacation..................................       269,000       376,561
 Accrued restructuring costs.......................                     130,498
 Deferred income taxes.............................                      68,316
 Claims payable....................................       542,864       326,368
 Notes payable to officers.........................       200,000
 Current portion of notes payable..................       184,082       155,994
 Current portion of obligations to former
  shareholders.....................................                     298,509
 Current portion of capital lease obligations......        86,479        91,159
                                                     ------------  ------------
 Total current liabilities.........................     4,477,596     3,301,050
Long-term obligations to former shareholders, net
 of current portion................................                     645,106
Amounts due to former shareholders under non-com-
 pete agreements...................................                     100,000
Capital lease obligations, net of current portion..       120,601        71,969
Deferred rent, net of current portion..............       353,151       279,317
Deferred income taxes..............................                     149,500
Commitments and contingencies
Stockholders' equity:
 Preferred stock, no par value, authorized 500,000
  shares; no shares issued and outstanding
 Common stock, $0.10 par value per share;
  authorized 10,000,000 shares; issued and
  outstanding 4,739,943 and 4,794,403 shares at
  December 31, 1994 and 1995, respectively.........       473,994       479,440
 Additional paid-in capital........................    17,902,519    18,052,547
 Deferred compensation.............................                     (51,120)
 Cumulative unrealized gain (loss) on investments
  available-for-sale...............................       (39,408)       30,975
 Accumulated deficit...............................   (10,784,412)  (10,863,585)
                                                     ------------  ------------
 Total stockholders' equity........................     7,552,693     7,648,257
                                                     ------------  ------------
 Total liabilities and stockholders' equity........  $ 12,504,041  $ 12,195,199
                                                     ============  ============

                            See accompanying notes.

                                   CORE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
Revenues................................  $16,316,016  $16,746,290  $20,768,521
Cost of services........................   10,713,523   11,305,323   12,838,971
                                          -----------  -----------  -----------
Gross profit............................    5,602,493    5,440,967    7,929,550
Operating expenses:
  General and administrative............    5,028,868    4,182,206    4,772,863
  Sales and marketing...................    1,786,820    1,562,823    1,499,120
  Restructuring costs...................                                557,515
  Merger costs and expenses.............    1,182,373    1,114,406      436,104
  Provision for doubtful accounts.......       67,245       83,050       14,375
  Depreciation and amortization.........    1,066,900      914,480      904,900
  Corporate relocation..................      163,340
  Write-off of goodwill.................                 2,294,150
                                          -----------  -----------  -----------
    Total operating expenses............    9,295,546   10,151,115    8,184,877
Loss from operations....................   (3,693,053)  (4,710,148)    (255,327)
Other income (expense):
  Interest income.......................      396,528      296,218      239,590
  Interest expense......................     (108,336)    (158,362)     (83,410)
  Realized gain (loss) on sale of in-
   vestments available-for-sale.........                  (157,774)       9,123
  Other income..........................       29,284       30,480       10,851
                                          -----------  -----------  -----------
                                              317,476       10,562      176,154
                                          -----------  -----------  -----------
Net loss................................  $(3,375,577) $(4,699,586) $   (79,173)
                                          ===========  ===========  ===========
Net loss per common share...............  $      (.73) $     (1.01) $     (0.02)
                                          ===========  ===========  ===========
Weighted average number of common shares
 outstanding............................    4,611,000    4,668,000    4,755,000
                                          ===========  ===========  ===========


                            See accompanying notes.

                                   CORE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            COMMON STOCK      ADDITIONAL   DEFERRED      STOCK     UNREALIZED                    TOTAL
                         -------------------    PAID-IN    COMPEN-   SUBSCRIPTIONS GAIN (LOSS) ACCUMULATED   STOCKHOLDERS'
                          SHARES     AMOUNT     CAPITAL     SATION    RECEIVABLE   INVESTMENTS   DEFICIT        EQUITY
                         ---------  --------  -----------  --------  ------------- ----------- ------------  -------------
Balance at December 31,
 1992................... 4,517,628  $451,763  $17,214,792             $(3,312,500)             $ (2,709,249)  $11,644,806
 Exercise of stock
  options (net of
  dissenter's rights for
  496 shares)...........   123,573    12,357      313,777                                                         326,134
 Stock subscription
  paid..................                                                3,312,500                               3,312,500
 Payments to repurchase
  common stock..........      (556)      (56)      (1,196)                                                         (1,252)
 Stockholders'
  contribution..........                          330,000                                                         330,000
 Net loss...............                                                                         (3,375,577)   (3,375,577)
                         ---------  --------  -----------  --------   -----------   --------   ------------   -----------
Balance at December 31,
 1993................... 4,640,645   464,064   17,857,373                                        (6,084,826)   12,236,611
 Exercise of stock
  options...............    99,298     9,930       45,146                                                          55,076
 Unrealized loss on
  investments available-
  for-sale..............                                                            $(39,408)                     (39,408)
 Net loss...............                                                                         (4,699,586)   (4,699,586)
                         ---------  --------  -----------  --------   -----------   --------   ------------   -----------
Balance at December 31,
 1994................... 4,739,943   473,994   17,902,519                            (39,408)   (10,784,412)    7,552,693
 Exercise of stock
  options...............    54,460     5,446       85,628                                                          91,074
 Deferred compensation
  related to stock
  options issued........                           64,400  $(64,400)
 Amortization of
  deferred
  compensation..........                                     13,280                                                13,280
 Unrealized gain on
  investments available-
  for-sale..............                                                              70,383                       70,383
 Net loss...............                                                                            (79,173)      (79,173)
                         ---------  --------  -----------  --------   -----------   --------   ------------   -----------
Balance at December 31,
 1995................... 4,794,403  $479,440  $18,052,547  $(51,120)  $       --    $ 30,975   $(10,863,585)  $ 7,648,257
                         =========  ========  ===========  ========   ===========   ========   ============   ===========

                            See accompanying notes.

                                   CORE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               YEAR ENDED DECEMBER 31,
                                         -------------------------------------
                                            1993         1994         1995
                                         -----------  -----------  -----------
Operating activities:
Net loss...............................  $(3,375,577) $(4,699,586) $   (79,173)
Adjustments to reconcile net loss to
 net cash provided by (used in) operat-
 ing activities:
  Depreciation and amortization........    1,066,900      979,627      986,152
  Write-off of goodwill................                 2,294,150
  Provision for doubtful accounts......       67,245       83,050       14,375
  (Gain) loss on sale/disposal of
   equipment...........................       66,382      (29,174)
  Realized loss on permanent decline in
   fair market value of investments....                   157,774
  Realized gain on sale of investments
   available-for-sale..................                                 (9,123)
  Compensation expense related to issu-
   ance of stock options...............      409,345       28,078       13,280
  Changes in operating assets and lia-
   bilities:
    (Increase) decrease in accounts re-
     ceivable..........................      400,033     (446,157)     258,269
    (Increase) decrease in prepaid ex-
     penses and other current assets...      185,625      (72,045)     277,357
    Increase in customer advances......      (47,764)                 (112,786)
    (Decrease) increase in cash over-
     draft.............................     (101,384)     301,367     (301,367)
    Decrease in accounts payable and
     accrued expenses..................     (733,914)    (514,692)    (607,675)
                                         -----------  -----------  -----------
Net cash provided by (used in) operat-
 ing activities........................   (2,063,109)  (1,917,608)     439,309
Investing activities:
 Additions to property and equipment...   (2,257,260)    (539,521)  (1,278,720)
 Disposals of property and equipment...        6,400        2,432        4,688
 Decrease (increase) in cash pledged as
  collateral...........................     (466,069)    (296,815)     464,884
 Refunds of (additions to) deposits....      (43,439)      23,168      (19,056)
 Increase to notes receivable from of-
  ficers...............................                   (12,000)     (23,507)
 Cash received upon business acquisi-
  tion, net of cash paid...............      279,713
 Non-compete payments..................                                (50,000)
 Purchase of Cost Review Services,
  Inc., net of cash acquired...........                             (1,510,024)
 Purchases of investments available-
  for-sale.............................     (317,570)    (248,204)  (3,985,892)
 Sales of investments available-for-
  sale.................................    4,204,434                 8,392,306
                                         -----------  -----------  -----------
Net cash provided by (used in) invest-
 ing activities........................    1,406,209   (1,070,940)   1,994,679
Financing activities:
 Net (repayments) borrowings under re-
  volving line of credit...............   (1,210,654)   1,200,000   (1,200,000)
 Proceeds from issuance of officer's
  notes................................                   200,000
 Payments on officer's notes...........                               (200,000)
 Issuance of notes payable.............       59,022      133,754      179,997
 Payments on notes payable.............      (59,022)    (199,373)    (208,085)
 Payments on capital lease obliga-
  tions................................      (69,038)     (56,319)     (91,167)
 Payments to repurchase stock..........       (1,252)
 Receipt of stock subscription.........    3,312,500
 Exercise of dissenters' rights........       (1,043)
 Issuance of common stock upon exercise
  of stock options and warrants........      262,177       26,998       91,074
                                         -----------  -----------  -----------
Net cash (used in) provided by financ-
 ing activities........................    2,292,690    1,305,060   (1,428,181)
                                         -----------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................    1,635,790   (1,683,488)   1,005,807
Cash and cash equivalents at beginning
 of year...............................       47,698    1,683,488          --
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
 year..................................  $ 1,683,488  $       --   $ 1,005,807
                                         ===========  ===========  ===========
Supplemental disclosure of cash flow
 information:
Interest paid..........................  $    72,307  $   147,543  $    83,322
                                         ===========  ===========  ===========
Income taxes paid......................  $     1,900
                                         ===========
Noncash investing activities:
Capital lease obligation incurred......                            $    25,266
                                                                   ===========

                            See accompanying notes.

                                  CORE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            DECEMBER 31, 1995

(1) ORGANIZATION AND PURPOSE

  CORE, INC. ("CORE" or the "Company") is a national provider of disability and workers' compensation management services, physician-intensive health care cost containment and health care utilization management services and programs to large employers, commercial health and accident insurance companies, third-party administrators of health insurance programs, self-insured employers and other groups.

  On March 24, 1995, the Company issued approximately 1,928,000 shares of its common stock in exchange for all of the outstanding common stock of Core Management, Inc. ("CMI"). In addition, outstanding employee stock options to purchase CMI stock were converted into options to purchase approximately 160,000 shares of CORE. CMI is an independent provider of disability, medical and behavioral health services which are designed to help its clients monitor and control health care, workers' compensation and disability costs incurred both in the aggregate and on a case by case basis without sacrificing the quality of care or services available to patients. The merger has been accounted for as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of CMI for all periods prior to the merger. In connection with the merger, the Company adopted a plan to restructure management to eliminate redundant positions and to abandon excess lease space. In connection with certain elements of the restructuring plan, the Company recorded a restructuring charge of $557,515 which included approximately $438,000 for severance costs and $120,000 for abandoned lease space. Separate net sales, net income and related per share amounts of the merged entities are presented in the following table. In addition, the table includes pro forma net income and net income per share amounts which reflect the elimination of the nonrecurring merger costs and expenses in 1993, 1994 and 1995.

                                            1993         1994         1995
                                         -----------  -----------  -----------
     Net sales:
       CORE............................. $ 7,627,283  $ 7,959,834  $10,401,801
       CMI..............................   8,688,733    8,786,456   10,366,720
                                         -----------  -----------  -----------
         Total net sales................ $16,316,016  $16,746,290  $20,768,521
                                         ===========  ===========  ===========
     Net income (loss):
       CORE............................. $(1,080,759) $  (691,185) $ 1,046,258
       CMI..............................  (1,112,445)  (2,893,995)    (131,812)
                                         -----------  -----------  -----------
     Pro forma net income (loss)........  (2,193,204)  (3,585,180)     914,446
     Merger cost and expenses...........   1,182,373    1,114,406      993,619
                                         -----------  -----------  -----------
     Net loss as reported............... $(3,375,577) $(4,699,586) $   (79,173)
                                         ===========  ===========  ===========
     Net income (loss) per share
       Pro forma........................      $(0.48)      $(0.77)      $ 0.19
                                         ===========  ===========  ===========
       As reported......................      $(0.73)      $(1.01)      $(0.02)
                                         ===========  ===========  ===========

  On October 2, 1995, the Company acquired all of the outstanding shares of Cost Review Services, Inc. ("CRS") for approximately $2,790,000 payable in cash plus contingent consideration. CRS provides workers' compensation medical cost containment and case management services and programs to commercial workers' compensation insurance companies and third-party administrators of workers' compensation programs. The acquisition was accounted for as a purchase and the acquisition cost consisted of the following:

         Cash paid to former CRS shareholders........ $1,640,000
         Issuance of notes payable to former CRS
          shareholders...............................  1,150,000
         Acquisition costs incurred..................    200,000
                                                      ----------
                                                      $2,990,000
                                                      ==========

                                  CORE, INC.

  The contingent consideration of $1,150,000 is payable in cash and will be computed based on agreed upon net revenue targets from January 1996 through December 1998, and is subject to downward adjustment based on certain earnings before interest and taxes percentages. The contingent consideration will be payable beginning in March 1997. The contingent consideration is not included in the acquisition cost total above and will be accounted for as period expense when the future earnings requirements have been met. The purchase resulted in goodwill of approximately $1,950,000 which is being amortized on a straight-line basis over 27.5 years. Amortization of goodwill during 1995 amounted to $17,000. The notes due to the CRS shareholders include imputed interest and are payable on a monthly basis commencing in January 1996 and continue through 1998. The Company also agreed to pay the former CRS shareholders $150,000 in installments of $50,000 in 1995, 1997 and 1998 in exchange for covenants not-to-compete. These payments are being amortized over the three year term of the agreements.

  Acquisition costs include $100,000 pertaining to administrative costs and $100,000 pertaining to restructure costs. In connection with the purchase, the Company adopted a plan to restructure the accounting and administrative departments of CRS and consolidate the functions within the Company's corporate headquarters. In connection with certain elements of the restructuring plan, the Company adjusted its purchase price by $100,000 to reflect an accrual for facility consolidation costs of $25,000 and severance costs of $75,000. At December 31, 1995, $58,000 is remaining in the restructuring accrual which management believes is adequate to complete the restructuring plan by April 1996.

  The consolidated financial statements include the operating results of CRS from the date of acquisition. The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of 1994. The proforma information includes adjustments of $57,000 for interest expense that would have been incurred to finance the purchase, $92,000 to decrease interest income due to having fewer dollars to invest as a result of the purchase, $54,000 for the amortization of intangibles arising from the transaction and $138,000 to eliminate the provision for income taxes due to the filing of a consolidated tax return. Such pro forma amounts are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of fiscal 1994.

                                       YEAR ENDED DECEMBER 31,
                                       ------------------------
                                          1994         1995
                                       -----------  -----------
         Net sales.................... $20,680,000  $24,847,000
         Net earnings (loss).......... $(4,670,000) $   338,000
         Net earnings (loss) per
          common share................ $     (1.00) $      0.07

(2) ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

RISKS AND UNCERTAINTIES

 Concentration of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk principally consist of cash and cash equivalents, investments available-for-sale, and trade receivables.

  The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Investments available-for-sale represents the investment of excess cash in treasury securities issued by the United States Government.

                                  CORE, INC.

  The Company provides its services to companies throughout the United States in various industries, including, but not limited to the healthcare industry. Management does not believe significant credit risk exists at December 31, 1995.

 Significant Estimates and Assumptions

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENTS

  Effective January 1, 1994, the Company adopted Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The adoption of Statement No. 115 had no material effect on the Company's financial position at January 1, 1994 as all investments at that date were recorded at cost which approximated market value. Under the new rules, debt securities that the Company has both the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are carried at amortized cost. Debt securities that the Company does not have the positive intent or ability to hold to maturity and equity securities are classified as available-for-sale and are carried at fair market value. Increases or declines in fair market value of available-for-sale securities judged to be other than temporary are recorded as a component of other income. Temporary declines are reported as a separate component of shareholder's equity.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Major additions and betterments are capitalized while repairs and maintenance expenditures which do not improve or extend the life of the respective assets are expensed when incurred.

DEPRECIATION AND AMORTIZATION

  Leasehold improvements are depreciated using the straight-line method. Computer equipment is depreciated using the 150% declining balance method. For office furniture and equipment placed in service prior to fiscal 1993, depreciation is computed using the 150% declining balance method. Effective January 1, 1993, the Company began depreciating newly-acquired office furniture and equipment using the straight-line method. The effect of the change was not material to the 1993 financial results. The estimated useful lives of the related assets are as follows:

      Computer and office
       equipment..............  3-7 years
      Software................  3-5 years
      Furniture and fixtures..  7 years
      Leasehold improvements..  Shorter of lease term or estimated useful life

SOFTWARE DEVELOPMENT COSTS

  Certain costs of software, developed for internal use, are capitalized subsequent to the favorable assessment of technological feasibility. Costs incurred for maintenance and customer support are charged to expense as incurred. The Company capitalized software development costs of $130,471 and $180,000 during the years ended December 31, 1994 and 1995 respectively. The software was placed in use during 1994 and 1995, and amortization in the amount of $65,147, and $81,252 is included in cost of services for the years ended December 31, 1994 and 1995, respectively. Software development costs are amortized using the straight-line method.

                                  CORE, INC.

GOODWILL, CUSTOMER CONTRACTS AND ORGANIZATION COSTS

  Customer contracts and organization costs are amortized using the straight line method over ten years and five years, respectively. Recoverability of all intangible assets, including goodwill arising from business acquisitions, is reviewed annually or sooner if events or changes in circumstances indicate that the carrying amount may exceed fair value.

REVENUE RECOGNITION

  Revenue is recognized on a capitated (fixed per employee per month), hourly or per case basis, in accordance with the specific terms of each contract. Typically, revenue is recognized during the contract period as services are provided. Licensing fees are primarily based on use by the customer and are recognized as revenue when they are earned. Deferred revenue represents amounts received on contracts in advance of services being performed.

  The majority of the contracts with clients permit cancellation upon 60 to 90 days' notice.

INCOME TAXES

  The Company provides for income taxes under the liability method prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recognized for the future tax consequences of differences between the tax and financial accounting of assets and liabilities at each year end. Deferred income taxes are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

LOSS PER COMMON SHARE

  Loss per common share data are computed using the weighted average number of shares of common stock outstanding and dilutive common equivalent shares from stock options, using the treasury stock method.

(3) CASH MANAGEMENT SYSTEM

  Daily, under the Company's cash management system, the bank notifies the Company of checks presented for payment against imprest operating accounts. The Company utilizes available funds and, if necessary, transfers funds from other sources, such as short-term investments or available lines of credit, to cover the checks presented for payment. At December 31, 1994, the Company reflects a book cash overdraft as a result of the checks outstanding.

(4) INVESTMENTS

  At December 31, 1994 and 1995, the Company had no securities that qualified as trading or held-to- maturity. The following is a summary of available-for-sale securities at December 31, 1994 and 1995:

                                              UNREALIZED REALIZED
                                   AMORTIZED     GAIN      GAIN     ESTIMATED
                                      COST      (LOSS)    (LOSS)    FAIR VALUE
                                   ---------- ---------- ---------  ----------
      December 31, 1994:
        Fund investing in U.S.
         Treasury Securities...... $6,055,700  $(39,408) $(157,774) $5,858,518
      December 31, 1995:
        U.S. Treasury Securities
         maturing in 1 to 5
         years.................... $1,500,635  $ 30,975  $   9,123  $1,531,610

                                  CORE, INC.

  For the year ended December 31, 1994, no sales were made of available-for-sale securities. Subsequent to December 31, 1994, the Company sold available-for-sale securities with a fair value on the date of sale of $5,750,000. The realized loss of $157,774 on this sale has been recognized in the financial statements for the year ended December 31, 1994 as the decline in market value has been determined to be a permanent decline in value. The net unrealized loss on available-for-sale securities of $39,408 has been included as a separate component of stockholders' equity as of December 31, 1994.

  During 1994, the Company had purchases and maturities of held-to-maturity securities of approximately $10.1 million which were considered to be cash equivalents and thus excluded from the statement of cash flows for the year ended December 31, 1994.

  For the year ended December 31, 1995, the Company sold available-for-sale securities with a fair value on the date of sale of $8,392,306 (including securities with a fair market value of $5,750,000 discussed below). The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains and losses. The realized gain of $9,123 on these sales has been recognized in the financial statements for the year ended December 31, 1995. The net unrealized gain on available-for-sale securities of $30,975 has been included as a separate component of stockholders' equity as of December 31, 1995.

(5) CLAIMS RECEIVABLE AND CLAIMS PAYABLE

  Claims receivable and claims payable include claims processed by the Company but not yet billed to the Company's customers and estimated services provided by the Company's provider network for which claims have not yet been submitted to the Company or rebilled to the Company's customers. The Company has estimated provider service costs incurred based upon its provider service cost experience to date and current rate schedules negotiated with its provider network.

  At December 31, 1994, and 1995, the Company held customer advances of $173,764 and $286,550, respectively, representing monies received to pay provider claims on behalf of certain customers.

(6) PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at December 31:

                                                        1994         1995
                                                     -----------  -----------
      Computer and office equipment................. $ 2,718,929  $ 3,353,569
      Software......................................   1,216,160    1,532,061
      Furniture and fixtures........................     538,986      932,619
      Leasehold improvements........................     905,883    1,109,122
                                                     -----------  -----------
                                                       5,379,958    6,927,371
      Less accumulated depreciation and amortiza-
       tion.........................................  (2,853,730)  (3,772,137)
                                                     -----------  -----------
                                                     $ 2,526,228  $ 3,155,234
                                                     ===========  ===========

(7) ADVANCES UNDER REVOLVING LINE OF CREDIT AND LETTERS OF CREDIT

  In November 1995, the Company obtained a $1,500,000 revolving line of credit with a bank, which expires on December 31, 1996. There was no outstanding balance as of December 31, 1995. Interest is payable at a rate of prime plus 1% (9.5% at December 31, 1995). In May 1995, the Company entered into an arrangement with a bank whereby the bank would issue letters of credit amounting to $283,000 on behalf of the Company. These

                                   CORE, INC.

letters of credit are to be maintained as security for payments under a furniture lease agreement and an office space lease agreement.

(8) NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

                                                          1994        1995
                                                        ---------  ----------
Capital lease obligations, payable to various leasing
 companies, bearing interest rates ranging from 9% to
 16.83%, including interest............................ $ 207,080  $  163,128
Notes payable to officers, paid in full during 1995....   200,000
Note payable to seller pursuant to an asset acquisi-
 tion, paid in full during 1995........................    44,424
Notes payable to former shareholders...................               943,615
Other--insurance financing.............................   139,657     155,994
                                                        ---------  ----------
                                                          591,161   1,262,737
Less current maturities................................  (470,560)   (545,662)
                                                        ---------  ----------
                                                        $ 120,601  $  717,075
                                                        =========  ==========

  The fair value of notes payable and capital lease obligations approximates the carrying value. Principal maturities of notes payable, capital lease obligations, and acquisition price payable are as follows:

      1996.......................................................... $  641,562
      1997..........................................................    438,006
      1998..........................................................    366,177
      1999..........................................................      4,963
                                                                     ----------
                                                                      1,450,708
      Less imputed interest.........................................   (187,971)
                                                                     ----------
      Present value of obligations.................................. $1,262,737
                                                                     ==========

  The Company has recorded the balance of the notes payable insurance financing of $110,290 and $155,994 at December 31, 1994 and 1995, respectively, as prepaid expenses; therefore, these amounts have been excluded from the operating and financing activities disclosed in the statement of cash flows for the year ended December 31, 1994 and 1995.

(9) COMMON STOCK WARRANTS

  In connection with the Company's initial public offering in 1991, a warrant to purchase 11,500 shares of common stock was issued to the Company's underwriter with an exercise price of $12.60 per share and an expiration date of June 12, 1995. On June 12, 1995, the warrant expired.

(10) STOCK OPTIONS PLANS

  The Company has reserved 737,500 shares of common stock for issuance under stock option plans established in 1986 and 1991. The Company has also granted 524,536 non-plan stock options (including grants for the converted CMI options discussed in Note 1) of which 58,000, 68,000 and 110,944 have been exercised as of December 31, 1993, 1994 and 1995, respectively. Other than the remaining 413,592 non-plan stock options

                                  CORE, INC.

outstanding at December 31, 1995 no shares have been reserved for non-plan stock options. Plan and non-plan stock options granted to employees and directors are summarized as follows:

                                                   DECEMBER 31,
                                      ----------------------------------------
                                          1993          1994          1995
                                      ------------  ------------  ------------
Outstanding at beginning of year.....      449,598       441,315       377,038
  Granted............................      143,086        68,552     1,004,509
  Canceled...........................      (27,300)      (33,531)      (59,234)
  Exercised..........................     (124,069)      (99,298)      (54,460)
                                      ------------  ------------  ------------
Outstanding at end of year...........      441,315       377,038     1,267,853
                                      ============  ============  ============
Price range of outstanding options... $0.11-$15.24  $0.11-$15.24  $2.10-$12.08
                                      ============  ============  ============
Price range of options exercised..... $0.11-$ 4.50  $0.11-$ 3.73  $0.11-$ 4.80
                                      ============  ============  ============
Exercisable at end of year...........      368,565       307,938       594,925
                                      ============  ============  ============
Available for grant at end of year...      246,248       232,348           --
                                      ============  ============  ============

  Stock options will expire on various dates through December 2001.

(11) INCOME TAXES

  The approximate effect of temporary differences and carryforwards that give rise to deferred tax assets and liabilities as of December 31 are as follows:

                                                         1994         1995
                                                      -----------  -----------
   Deferred tax assets:
     Bad debt reserve...............................  $    73,000  $    69,000
     Expense accruals...............................      217,000      264,000
     Unrealized loss on investments.................       63,000
     Net operating loss carryforwards...............    3,060,000    2,860,000
     Valuation allowance............................   (3,294,000)  (3,078,000)
                                                      -----------  -----------
                                                          119,000      115,000
   Deferred tax liabilities:
     Change in accounting method from cash to accru-
      al............................................      (40,000)    (204,000)
     Depreciation...................................      (79,000)    (129,000)
                                                      -----------  -----------
                                                         (119,000)    (333,000)
                                                      -----------  -----------
   Net deferred tax liability.......................  $       --   $  (218,000)
                                                      ===========  ===========

  At December 31, 1995, the Company has available for federal and state income tax purposes NOL carryforwards of approximately $9 million which expire through 2010. The amount of NOL carryforwards that can be utilized in any future year may be limited due to "equity structure shifts" and "owner shifts" involving "5% shareholders" (as these terms are defined in Section 382 of the Internal Revenue Code), which resulted in a more than 50 percentage point change in ownership. The utilization of these NOL carryforwards may be subject to further limitation provided by the Internal Revenue Code of 1986 and similar state provisions.

  During 1992, the Company changed from the cash receipts and disbursements method to the accrual method of accounting for federal income taxes. As such, the excess of accrual basis income over cash basis income earned in prior years of $400,000 was taxable over the four year period ended December 31, 1995.

                                  CORE, INC.

  State excise taxes have been included in general and administrative expenses in the consolidated statements of operations.

  The following is a summary of the items which cause the effective federal tax expense to differ from the statutory federal tax expense:

                                                YEAR ENDED DECEMBER 31,
                                           -----------------------------------
                                              1993         1994        1995
                                           -----------  -----------  ---------
   Statutory federal tax (benefit).......  $(1,148,000) $(1,598,000) $ (27,000)
   State income taxes, net of federal
    benefit..............................     (212,000)    (296,000)    (3,000)
   Effect of nondeductible reorganization
    costs................................      480,000      381,000    404,000
   Effect of goodwill write-off..........                   780,000
   Other.................................                    23,000   (126,000)
   Effect (utilization) of net operating
    loss carryforward....................      880,000      710,000   (248,000)
                                           -----------  -----------  ---------
   Effective federal tax.................  $       --   $       --   $     --
                                           ===========  ===========  =========

(12) LEASES

  The Company leases its facilities and certain office equipment under noncancelable operating leases which expire at various dates through December 2001.

  The terms of the lease agreements at the Boston location, scheduled to expire in May 2000, and the Irvine location, scheduled to expire in September 2000 include base rent increases over the term of the leases and an option to renew for one five-year term at the then prevailing rental rate. The total amount of the base rent payments is being charged to expense on the straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

  The Company received free rent concessions under terms of lease agreements at the Boston, Burlington and Los Angeles locations. Total lease payments under these agreements are amortized on a straight-line basis over the terms of the related leases. The excess of the expense incurred over the cash paid is included as deferred rent in the accompanying balance sheets.

  At December 31, 1995, future minimum annual rental commitments under all of the lease agreements described above are as follows:

         1996........................................ $1,475,480
         1997........................................  1,274,170
         1998........................................  1,089,953
         1999........................................    935,885
         2000........................................    644,703
         Thereafter..................................    278,712
                                                      ----------
                                                      $5,698,903
                                                      ==========

  Total rent expense amounted to $1,119,963, $1,039,283 and $1,199,153 for the years ended December 31, 1993, 1994 and 1995, respectively.

(13) COMMITMENTS AND CONTINGENCIES

  Certain of the Company's service agreement contracts have provisions which allow clients to audit the Company's performance under the contracts.

                                  CORE, INC.

  The funding for CORE's WorkAbility software was provided by Chrysler Corporation in exchange for a perpetual license to use such software and repayment of 140% of the development costs (approximately $2.8 million). The agreement states that repayment of such development costs is contingent upon CORE's collection of certain licensing fees. During 1994 and 1995, licensing fees of $156,000 and $37,000, respectively, were collected. No licensing fees were earned prior to 1994. Royalties of $7,720 are accrued and payable to Chrysler at December 31, 1995. No payments of royalties were made during 1994 or 1995.

  The Company has several 401(k) profit sharing plans covering all employees meeting certain service requirements. The Plans provide for discretionary contributions by the Company. Matching contributions for the years ended December 31, 1993, 1994 and 1995 were $32,525, and $23,229 and $54,017, respectively, and are included in general and administrative expenses in the accompanying statements of operations.

(14) RELATED PARTIES

  The notes receivable from officers are due in February and April, 1996 and accrue interest at current market rates.

(15) SIGNIFICANT CUSTOMERS

  The Company has a contract with a major customer which accounted for approximately 13% and 12% of total revenues for the years ended December 31, 1993 and 1994, respectively. No other client represented 10% or more of revenue during these periods or the period ended December 31, 1995.

(16) SUBSEQUENT EVENT

  In January 1996, CORE signed a letter of intent to acquire a majority of the assets of AmHealth, Inc. ("AmHealth"), a management services organization that manages nine occupational health clinics in Southern and Northern California with a net book value of approximately $1,750,000. The proposed transaction is subject to satisfactory completion of due diligence, negotiation of a definitive agreement, and satisfaction of other conditions.

  As part of the proposed transaction, CORE has agreed to guarantee or provide lines of credit to AmHealth totaling up to $1,000,000 for working capital purposes and additionally up to $500,000 for capital investment purposes. AmHealth's use of funds under this line of credit agreement is subject to CORE's approval. In connection with the guarantee of debt and the line of credit, AmHealth granted CORE acceptable security interests in AmHealth assets. To date, under this agreement CORE has provided $1,000,000 to AmHealth. Interest on this line accrues at prime plus 2%. There were no amounts outstanding under this agreement at December 31, 1995. It is not practicable to estimate the fair value of the above guarantees, however, the Company does not expect to incur losses as a result of these guarantees.

  In the first quarter of 1996, the Company's line of credit facility was increased to $2,500,000.

(17) FOURTH QUARTER ADJUSTMENTS (UNAUDITED)

  During the fourth quarters of 1993 and 1994, the Company recognized the following unusual or infrequently occurring items:

                                                               1993     1994
                                                             -------- --------
   Reorganization costs..................................... $385,645 $335,423
   Realized loss on permanent decline in fair market value
    of investments..........................................           157,774
   Severance accrual........................................            57,130
   Increase in allowance for doubtful accounts..............            50,000
                                                             -------- --------
                                                             $385,645 $600,327
                                                             ======== ========

  There were no unusual or infrequently occurring items during the fourth quarter of 1995.

                                   CORE, INC.

             CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

                                                                   MARCH 31,
                                                                      1996
                                                                  ------------
                             ASSETS
Current assets:
  Cash and cash equivalents...................................... $     18,332
  Cash pledged as collateral.....................................       45,500
  Customer advances..............................................      286,550
  Investments available-for-sale.................................      437,009
  Accounts receivable, net of allowance for doubtful accounts of
   $170,337......................................................    4,301,040
  Notes receivable from officers.................................       36,169
  Notes receivable from affiliates...............................    1,041,450
  Prepaid expenses and other current assets......................      495,743
                                                                  ------------
    Total current assets.........................................    6,661,793
Property and equipment, net......................................    3,527,849
Cash pledged as collateral.......................................      192,000
Deposits and other assets........................................      298,479
Goodwill, net of accumulated amortization of $34,600.............    1,918,780
Intangibles, net.................................................      266,781
                                                                  ------------
    Total assets................................................. $ 12,865,682
                                                                  ============
              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................... $  1,252,284
  Accrued expenses...............................................    1,416,499
  Accrued payroll................................................      455,343
  Accrued restructuring costs....................................       59,698
  Deferred income taxes..........................................       68,316
  Current portion of notes payable...............................       91,995
  Current portion of obligations to former shareholders..........      384,484
  Current portion of capital lease obligations...................       82,894
                                                                  ------------
    Total current liabilities....................................    3,811,513
Long-term obligations to former shareholders, net of current
 portion.........................................................      366,824
Capital lease obligations, net of current portion................       59,889
Deferred rent, net of current portion............................      264,622
Deferred income taxes............................................      149,500
Stockholders' equity:
  Preferred stock, no par value, authorized 500,000 shares; no shares issued and outstanding.................................
  Common stock, $0.10 par value per share; authorized 10,000,000
   shares; issued and outstanding 4,815,781 shares...............      481,578
  Additional paid-in capital.....................................   18,104,718
  Deferred compensation..........................................      (51,120)
  Cumulative unrealized gain on investments available-for-sale...        6,778
  Accumulated deficit............................................  (10,328,620)
                                                                  ------------
    Total stockholders' equity...................................    8,213,334
                                                                  ------------
    Total liabilities and stockholders' equity................... $ 12,865,682
                                                                  ============

                            See accompanying notes.

                                   CORE, INC.

        CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                             THREE MONTHS
                                                           ENDED MARCH 31,
                                                        -----------------------
                                                           1995         1996
                                                        -----------  ----------
Revenues..............................................  $ 4,728,653  $6,583,562
Cost of services......................................    3,116,938   3,938,910
                                                        -----------  ----------
Gross profit..........................................    1,611,715   2,644,652
Operating expenses:
  General and administrative..........................    1,190,608   1,403,074
  Sales and marketing.................................      382,033     470,234
  Restructuring costs.................................      557,515
  Merger costs and expenses...........................      427,950
  Depreciation and amortization.......................      232,562     277,911
                                                        -----------  ----------
    Total operating expenses..........................    2,790,668   2,151,219
Income (loss) from operations.........................   (1,178,953)    493,433
Other income (expense):
  Interest income.....................................       77,483      45,366
  Interest expense....................................      (51,339)    (18,451)
  Realized gain (loss) on sale of investments
   available-for-sale.................................       (1,663)     14,617
  Other income........................................        2,760
                                                        -----------  ----------
                                                             27,241      41,532
                                                        -----------  ----------
Net income (loss).....................................  $(1,151,712) $  534,965
                                                        ===========  ==========
Net income (loss) per common share....................  $     (0.24) $     0.10
                                                        ===========  ==========
Weighted average number of common shares outstanding..    4,739,930   5,532,000
                                                        ===========  ==========


                            See accompanying notes.

                                   CORE, INC.

        CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,
                                                     ------------------------
                                                        1995         1996
                                                     -----------  -----------
OPERATING ACTIVITIES
Net income (loss)................................... $(1,151,712) $   534,965
Adjustments to reconcile net income (loss) to net
 cash used in operating activities:
  Depreciation and amortization.....................     250,963      300,006
  Provision for doubtful accounts...................      15,000
  Realized gain on sale of investments available-
   for-sale.........................................                  (14,617)
  Decrease in obligations to former shareholders....                 (134,000)
  Changes in operating assets and liabilities:
    Increase in accounts receivable.................    (187,085)  (1,313,684)
    Decrease in prepaid expenses and other current
     assets.........................................     145,679        4,178
    Decrease in cash overdraft......................    (301,367)
    Increase in accounts payable and accrued
     expenses.......................................     581,843      482,057
                                                     -----------  -----------
Net cash used in operating activities...............    (646,679)    (141,095)
INVESTING ACTIVITIES
Additions to property and equipment.................    (186,719)    (634,875)
Additions to goodwill...............................                   (6,495)
Decrease (increase) in cash pledged as collateral...    (167,098)      60,500
Increase to notes receivable from officers..........                     (662)
Advances to affiliates..............................               (1,041,450)
Increase in deposits and other assets...............                 (120,077)
Purchases of investments available-for-sale.........  (3,989,302)
Sales of investments available-for-sale.............   7,879,679    1,085,021
                                                     -----------  -----------
Net cash provided by (used in) investing
 activities.........................................   3,536,560     (658,038)
FINANCING ACTIVITIES
Net repayments under revolving line of credit.......  (1,200,000)
Payments on officers' notes payable.................    (200,000)
Payments on notes payable...........................     (92,454)     (63,999)
Payments on capital lease obligations...............     (21,175)     (20,345)
Payments on obligations to former shareholders......                 (158,307)
Issuance of common stock upon exercise of stock
 options and warrants...............................                   54,309
                                                     -----------  -----------
Net cash used in financing activities...............  (1,513,629)    (188,342)
                                                     -----------  -----------
Net increase (decrease) in cash and cash
 equivalents........................................   1,376,252     (987,475)
Cash and cash equivalents at beginning of period....         --     1,005,807
                                                     -----------  -----------
Cash and cash equivalents at end of period.......... $ 1,376,252  $    18,332
                                                     ===========  ===========
Supplemental disclosure of cash flow information....
Interest paid....................................... $    54,354  $    45,603
                                                     ===========  ===========

                            See accompanying notes.

                                CORE,INC.

     NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

                              MARCH 31, 1996

(1) BASIS OF PRESENTATION

  The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission, but do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

  In the opinion of management, all adjustments, (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements for the year ended December 31, 1995 contained in the Company's annual report filed on Form 10-K (File #0-19600) with the Securities and Exchange Commission on April 1, 1996.

(2) INVESTMENTS

  At March 31, 1996, the Company had no securities that qualified as trading or held-to-maturity. The following is a summary of available-for-sale securities at March 31, 1996:

                               AMORTIZED UNREALIZED ESTIMATED
                                 COST       GAIN    FAIR VALUE
                               --------- ---------- ----------
     U.S. Treasury Securities  $430,231    $6,778    $437,009

  For the three months ended March 31, 1996, the Company sold available-for-sale securities with a fair value on the date of sale of $1,085,021. A realized gain of $14,617 on these sales was recognized in the three months ended March 31, 1996. The net unrealized gain of $6,778 on these securities has been included as a separate component of stockholders' equity as of March 31, 1996.

(3) IMPAIRMENT OF LONG-LIVED ASSETS

  In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. During the quarter ended March 31, 1996, events and circumstances indicated that approximately $120,000 of intangible assets related to the Integrated Behavioral Health division might be impaired. However, the Company's estimate of undiscounted cash flows indicated that such carrying amounts were expected to be recovered. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors AmHealth, Inc.:

  We have audited the accompanying balance sheets of Nine Clinics of AmHealth (a wholly owned business of AmHealth, Inc.) as of June 30, 1995 and March 31, 1996, and the related statements of loss, owner's deficit, and cash flows for the year ended June 30, 1995 and nine months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nine Clinics of AmHealth (a wholly owned business of AmHealth, Inc.) at June 30, 1995 and March 31, 1996, and the results of its combined operations and its cash flows for the year ended June 30, 1995 and nine months ended March 31, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Nine Clinics of AmHealth's parent will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations, has defaulted on its debt obligations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                          KPMG Peat Marwick LLP
Atlanta, Georgia

May 31, 1996, except as to  Note 13 which is as of  June 17, 1996

      NINE CLINICS OF AMHEALTH (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

              BALANCE SHEETS JUNE 30, 1995 AND MARCH 31, 1996

                                                 JUNE 30,     MARCH 31,
                                                   1995         1996
                       ASSETS                   -----------  -----------
Current assets:
  Cash......................................... $    62,307  $    69,482
  Trade receivables, net of allowance for
     contractual adjustments and doubtful
     accounts of $1,615,147 and $1,443,297,
     respectively..............................   2,648,777    2,476,711
  Other receivables............................         500
  Prepaid expenses and other assets............     288,522      299,511
                                                -----------  -----------
    Total current assets.......................   3,000,106    2,845,704
Property and equipment, net (note 4)...........   1,235,501      802,935
Goodwill, net of accumulated amortization of
 $735,992 and $1,178,752, respectively.........   5,313,318    4,316,480
Other assets...................................     221,475       22,759
                                                -----------  -----------
                                                $ 9,770,400  $ 7,987,878
                                                ===========  ===========
           LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
  Bank overdrafts.............................. $   408,080  $   234,040
  Notes payable to banks (notes 5 and 10)......      58,000      222,300
  Notes payable (notes 5 and 10)...............   5,205,666    6,842,600
  Accounts payable.............................     914,814      845,642
  Accrued expenses (notes 9 and 10)............   1,520,904    1,680,902
  Accrued salaries.............................     389,664      507,990
  Long-term debt (notes 6 and 10)..............   3,471,600    2,720,595
  Capital lease obligation (note 7)............      57,326       33,377
  Other liabilities............................      79,886
                                                -----------  -----------
    Total current liabilities..................  12,105,940   13,087,446
                                                -----------  -----------
Redeemable preferred stock--$.01 par value;
 authorized 5,000,000 shares; issued and
 outstanding 2,500,000 shares (note 9).........   2,500,000    2,500,000
Owner's deficit:
  Investment by and (advances to) AmHealth,
Inc............................................    (262,980)    (798,269)
  Accumulated deficit..........................  (4,572,560)  (6,801,299)
  Commitments and contingencies (notes 6, 7, 10
  and 12)
                                                -----------  -----------
    Total owner's deficit......................  (4,835,540)  (7,599,568)
                                                -----------  -----------
                                                $ 9,770,400  $ 7,987,878
                                                ===========  ===========

                See accompanying notes to financial statements.

      NINE CLINICS OF AMHEALTH (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

  STATEMENTS OF LOSS YEAR ENDED JUNE 30, 1995 AND NINE MONTHS ENDED MARCH 31,
                         1996 AND 1995 (UNAUDITED)

                                    YEAR ENDED   NINE MONTHS ENDED MARCH 31,
                                     JUNE 30,    --------------------------------
                                       1995          1996           1995
                                    -----------  -------------  -----------------
                                                                 (UNAUDITED)
                                                                  (NOTE 14)
Net revenues....................... $12,722,746    $10,628,111    $ 9,064,535
Operating expenses:
  Clinic salaries and benefits.....   7,553,601      6,329,690      5,525,901
  Other clinic services............   2,098,036      1,720,479      1,454,522
  Equipment and facilities rent....   1,110,784        666,292        530,064
  Depreciation and amortization....     843,416        670,473        402,706
  General and administrative
expenses...........................   3,093,725      2,408,236      2,374,256
                                    -----------  -------------  -------------
    Total operating expenses.......  14,699,562     11,795,170     10,287,449
                                    -----------  -------------  -------------
Loss from operations...............  (1,976,816)    (1,167,059)    (1,222,914)
Interest expense...................   1,125,534        889,024        810,970
Preferred stock dividends..........      81,250        172,656         40,625
                                    -----------  -------------  -------------
Net loss........................... $(3,183,600)   $(2,228,739)   $(2,074,509)
                                    ===========  =============  =============




                See accompanying notes to financial statements.

      NINE CLINICS OF AMHEALTH (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

  STATEMENTS OF OWNER'S DEFICIT YEAR ENDED JUNE 30, 1995 AND NINE MONTHS ENDED
                              MARCH 31, 1996

Balance at June 30, 1994.......................................... $(1,192,022)
Net loss..........................................................  (3,183,600)
Net transfers to AmHealth, Inc....................................    (459,918)
                                                                   -----------
Balance at June 30, 1995..........................................  (4,835,540)
Net loss..........................................................  (2,228,739)
Net transfers to AmHealth, Inc....................................    (535,289)
                                                                   -----------
Balance at March 31, 1996......................................... $(7,599,568)
                                                                   ===========






                See accompanying notes to financial statements.

      NINE CLINICS OF AMHEALTH (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

 STATEMENTS OF CASH FLOWS YEAR ENDED JUNE 30, 1995 AND NINE MONTHS ENDED MARCH
                       31, 1996 AND 1995 (UNAUDITED)

                                                         NINE MONTHS ENDED
                                         YEAR ENDED          MARCH 31,
                                          JUNE 30,    ------------------------
                                            1995         1996         1995
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                                                                    (NOTE 14)
Cash flows from operating activities:
 Net loss from operations..............  $(3,183,600) $(2,228,739) $(2,074,509)
 Adjustments to reconcile net loss to
net cash used in operating activities:
  Depreciation and amortization........      843,416      670,473      402,706
  Provision for contractual allowances
and uncollectible accounts.............    1,241,101    1,148,254      741,020
  (Increase) decrease in:
   Accounts receivable.................   (1,121,552)    (976,188)    (719,095)
   Prepaid expenses and other assets...      (39,099)     (10,989)     (67,187)
   Other assets........................      (68,451)     198,716     (101,760)
  Increase (decrease) in:
   Accounts payable....................      (87,924)     (69,172)     634,930
   Accrued expenses....................      768,604      470,706      392,277
   Other...............................      111,970       38,940      488,695
                                         -----------  -----------  -----------
Net cash used in operating activities..   (1,535,535)    (757,999)  (1,572,783)
                                         -----------  -----------  -----------
Cash flows from investing activities:
 Disposal (purchase) of equipment......     (349,862)     232,400     (321,895)
 Acquisitions of businesses, net of
cash acquired (note 3).................   (1,479,441)               (1,479,441)
                                         -----------  -----------  -----------
Net cash provided by (used in)
investing activities...................   (1,829,303)     232,400   (1,801,336)
                                         -----------  -----------  -----------
Cash flows from financing activities:
 Increase (decrease) in bank
overdrafts.............................       96,473     (174,040)     150,834
 Net transfers to AmHealth, Inc........     (459,918)    (535,289)     (38,614)
 Principal payments on notes payable
and long-term debt.....................     (314,695)    (535,182)     (30,083)
 Proceeds from issuance of notes
payable and long-term debt.............    4,029,947    1,801,234    3,294,619
 Payments of capital lease
obligations............................                   (23,949)
                                         -----------  -----------  -----------
Net cash provided by financing
activities.............................    3,351,807      532,774    3,376,756
                                         -----------  -----------  -----------
Increase (decrease) in cash and cash
equivalents............................      (13,031)       7,175        2,637
Cash and cash equivalents at beginning
of period..............................       75,338       62,307       75,338
                                         -----------  -----------  -----------
Cash and cash equivalents at end of
period.................................  $    62,307  $    69,482  $    77,975
                                         ===========  ===========  ===========
Supplemental disclosure of cash flow
 information--cash paid during the
 period for interest...................  $   986,142  $   404,236  $   703,188
                                         ===========  ===========  ===========
Schedule of noncash investing and
 financing activities--acquisitions of
 companies:
  Fair value of assets acquired........  $ 4,700,000               $ 4,700,000
  Liabilities assumed..................     (700,000)                 (700,000)
  Notes payable issued.................   (2,500,000)               (2,500,000)
                                         -----------  -----------  -----------
Total cash paid for net assets
acquired...............................  $ 1,500,000  $       --     1,500,000
                                         ===========  ===========  ===========
Debt converted to redeemable preferred
stock..................................  $ 2,500,000               $ 2,500,000
Renegotiations of notes payable issued
 in connection with acquisitions
 resulting in a reduction of principal
 and related goodwill..................               $   526,581
                                         ===========  ===========  ===========

                See accompanying notes to financial statements.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

               NOTES TO FINANCIAL STATEMENTS MARCH 31, 1996

(1) ORGANIZATION

BASIS OF PRESENTATION

  AmHealth, Inc. provides occupational health, outpatient physical therapy, and physical rehabilitation services to individuals who sustain work-related injuries.

  The Company is comprised of eight clinics of AmHealth, Inc., an employer services division and a business consisting of a management services agreement with California Pacific Medical Center in San Francisco, California (CPMC division). The eight clinics were acquired by AmHealth, Inc. (the Parent) in business combinations accounted for as purchases on various dates as listed below. The Employer Services Division was formed from the combination of two occupational health care networks acquired in business combinations. The CPMC division began operations in June 1995 and operates under a management services agreement with California Pacific Medical Center in San Francisco, California. The operations of each of the eight clinics and the employer services division are included in the accompanying financial statements subsequent to each acquisition date by AmHealth, Inc. (note 3).

      SELLING PARTY               OPERATIONS ACQUIRED            MONTH ACQUIRED
      -------------               -------------------            --------------
 Worksite Partners, Inc. Two clinics in Oakland, CA(a)           January 1994
 Dr. Richard H. Shoop    One clinic and an occupational health   March 1994
                         care network both
                         located in San Francisco, CA
 Richmond Occupational   One clinic in Richmond, CA              March 1994
 Medicine Associates
 Hallet A. Lewis, MD     Occupational health practice in         May 1994
                         Oakland, CA
 TriCare, Inc.           Five clinics located in Rancho          September 1994
                         Dominique; City of Industry; Ontario;
                         Pomona; and Riverside, CA

- --------
(a) One of the clinics was closed immediately after acquisition.

  The Parent's operations also included three physical therapy centers in metropolitan Minneapolis, Minnesota, an exercise and health center located in Hermantown, Minnesota, and a clinic in Sacramento, California, acquired in March 1994 from Dr. Shoop, which was sold in February 1996. The Hermantown operations were closed in late 1993 and the Minneapolis clinics were closed in August 1995.

  The accompanying financial statements include the assets and liabilities, statements of operations, and cash flows for the eight acquired clinics, the Employer Services Division, and the CPMC division listed above and excludes the assets and liabilities, revenues and expenses, and cash flows attributable to the Minnesota clinics and the Sacramento clinic (the excluded clinics).

  The accompanying financial statements have been prepared as if the eight clinics, the Employer Services Division, and the CPMC division had operated as a stand-alone entity for all periods presented. Such statements include the assets, liabilities, revenues, and expenses that are directly related to the Company's operations. They also include an allocation of certain assets, liabilities, and general corporate expenses of AmHealth, Inc., such as executive payroll, interest, and other corporate overhead which are related to the Company. Amounts were allocated on a specific identification method where appropriate and on a pro rata basis otherwise. Management believes the allocation methods used are reasonable.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  AmHealth, Inc. has experienced recurring losses since inception and has a net capital deficiency of $11,233,254 as of March 31, 1996. In addition, AmHealth, Inc. has defaulted on substantially all of its notes payable and on certain vendor obligations.

  AmHealth, Inc. has negotiated various settlement agreements with debt holders and vendors in which forbearance has been obtained until an appropriate sale of assets can be consummated to satisfy such obligations.

  Management has entered into agreements to sell its operating clinics at an amount that in its opinion would generate sufficient value to satisfy all of its outstanding debt obligations in either cash or stock. This sale is contingent upon certain conditions (note 12). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) CASH EQUIVALENTS

    Highly liquid investments with a maturity of three months or less when purchased are generally considered to be cash equivalents. Cash equivalents at each balance sheet date consist of a certificate of deposit.

  (B) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives, ranging from five to ten years. Equipment purchased under capital leases is stated at the present value of the minimum lease payments. Equipment under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

  (C) NET PATIENT REVENUES

    Patient service revenue is recorded in the period in which services are rendered to the patient, at the Company's established rates.

    Services relating to workers' compensation claims are subject to fee schedules mandated by the State of California. Net patient revenues are reported net of contractual allowances and bad debt expense. Contractual allowances and bad debts expense were $988,026 and $1,148,254 for the year ended June 30, 1995 and the nine months ended March 31, 1996, respectively.

  (D) GOODWILL

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 10 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In management's estimation, the remaining amount of goodwill has continuing value.

  (E) INCOME TAXES

    The Company's income taxes are included in the income tax returns of AmHealth, Inc. The Company accounts for income taxes under the asset and liability method. Under the asset and liability method under

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes have not been allocated to the Company due to the losses incurred by both AmHealth, Inc. and the Company.

  (F) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (G) RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121") was issued. SFAS 121 is effective for fiscal years beginning January 1, 1996. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company does not believe the adoption of SFAS 121 will have a material impact on the Company's financial condition or results of operations.

(3) ACQUISITIONS

  The following table summarizes each of the clinics and network acquisitions as described in note 1.

                                                      ACQUIREE
                            -------------------------------------------------------------
                                                     RICHMOND
                             WORKSITE      DR.     OCCUPATIONAL
                            PARTNERS,   RICHARD H.   MEDICINE   HALLET A.
                              INC.        SHOOP    ASSOCIATES   LEWIS, MD  TRI-CARE, INC.
                            ----------  ---------- ------------ ---------- --------------
   Cash paid............... $  113,000   $    --     $ 65,000    $125,000    $1,500,000
   Acquisition costs.......      8,000     63,000       3,000     165,000           --
   Debt assumed............     40,000     45,000      28,000         --            --
   Other liabilities
   assumed.................      7,000    187,000      89,000         --        700,000
   Notes payable issued....  1,350,000    800,000     935,000     394,000     2,500,000
   Fair value of assets
   acquired................   (163,000)  (403,000)   (201,000)   (301,000)   (2,625,000)
                            ----------   --------    --------    --------    ----------
     Excess of cost over
    fair value
      of assets acquired... $1,355,000   $692,000    $919,000    $383,000    $2,075,000
                            ==========   ========    ========    ========    ==========

  One of the two clinics acquired from Worksite Partners, Inc. was closed immediately upon acquisition.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(4) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                          JUNE 30,   MARCH 31,
                                                            1995        1996
                                                         ----------  ----------
Furniture and equipment................................. $1,207,517  $  734,179
Leasehold improvements..................................    526,277     413,630
                                                         ----------  ----------
                                                          1,733,794   1,147,809
Accumulated depreciation and amortization...............   (498,293)   (344,874)
                                                         ----------  ----------
                                                         $1,235,501  $  802,935
                                                         ==========  ==========

  The net book value of property and equipment under capitalized leases amounted to $108,229 and $54,861 at June 30, 1995 and March 31, 1996,
respectively.

(5) NOTES PAYABLE

  Notes payable to bank and notes payable consist of the following:

                                                           JUNE 30,  MARCH 31,
                                                             1995       1996
                                                          ---------- ----------
Notes payable to bank:
  Note payable to bank for the assumption of a prior
officer and stockholder's note guaranteed by the
Company. Interest is payable quarterly beginning March
4, 1996 at 9.75%. Principal and interest is due in full
June 4, 1996............................................  $      --  $  164,300
  Note payable to bank with an interest rate of 1.5%
above the prime rate. Interest is payable monthly
through August 1994, with principal and any unpaid
interest payable August 23, 1994........................      58,000     58,000
                                                          ---------- ----------
                                                          $   58,000 $  222,300
                                                          ========== ==========
Notes payable:
  Line of credit with an interest rate of prime + 3%
with a floor of 10%, plus a monthly service fee of 1%.
Note was initially secured by a second mortgage on the
personal residence of a prior officer of the Company and
an assignment of note and accounts receivable. In 1995,
the line was renegotiated with an interest rate of 12%
and the prior security interest was replaced by a first
priority security interest in certain accounts
receivable, contract rights, and certain equipment......  $4,771,871 $5,058,805
  Line of credit, with an interest rate of 12%. Note was
secured by first priority protected security interest in
all borrowers' accounts receivables, contract rights,
equipment, etc., except to the extent Dr. Shoop's prior
security interest in San Leandro Clinic and other assets
as to which lender holds second priority interest.......                350,000
  Note payable, with an interest rate of 10%. Existing
collateral includes 119,472 shares of Medicode, Inc.
common stock pledged by a Board member..................     300,000    300,000

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                                                       JUNE 30,     MARCH 31,
                                                         1995         1996
                                                      -----------  -----------
Convertible notes:
  Notes payable with an interest rate of 15%.
Interest is due in quarterly installments through
December 31, 1995. Principal was due in full at
December 31, 1995...................................  $   915,000  $   915,000
  Notes payable with an interest rate of 12%.
Interest is due in quarterly installments through
May 1, 1996. Principal is due in full on the earlier
of the Company's obtaining mezzanine financing or
May 1, 1996. The note holders were issued warrants
for which $1.00 of principal may be converted to one
share of stock until May 1, 1996....................      445,000      445,000
  Note payable with an interest rate of 10%.
Interest and principal are payable on demand of the
holder. Note holder may convert the note to common
stock at a conversion rate of one share for each
$1.00 of principal..................................       50,000       50,000
  Note payable to CORE, INC. with interest rate of
prime rate +2%......................................
   Principal is due on the earliest of the following
dates:
   (a) the date of the closing (as that term is
defined in certain letter agreement, dated January
9, 1996 by and between AmHealth, Inc. and CORE (the
"Letter Agreement").................................
   (b) the date six months after the termination of
the Letter Agreement................................
   (c) the date of the occurrence of a significant
transaction (as that term is defined in the Letter
Agreement)..........................................
   The note is collateralized by all of the
Company's assets....................................                 1,000,000
  Less debt allocated to the excluded clinics.......   (1,276,205)  (1,276,205)
                                                      -----------  -----------
                                                      $ 5,205,666  $ 6,842,600
                                                      ===========  ===========

  Except for the revolving lines of credit, at March 31, 1996 and June 30, 1995, notes payable to banks and notes payable were in default due to the Company's inability to meet principal and interest payment requirements and violation of restrictive covenants contained with each note. Accordingly, in accordance with the terms of the notes, such note payable balances are due on demand; and therefore, have been classified as current (note 10). There were $44,626 of available borrowings under the lines of credit at March 31, 1996.

(6) LONG-TERM DEBT

  Long-term debt consists of the following:

                                                            JUNE 30,  MARCH 31,
                                                              1995       1996
                                                           ---------- ----------
Note payable to bank with an interest rate of 7.05%.
Interest and principal
 are due in monthly installments of $1,102 through April
1, 1999, with any
 unpaid interest and principal payable on April 1, 1999..  $   44,303 $   10,107
Notes payable issued in connection with acquisitions with
interest rates
 ranging from 8% to 15% (note 3).........................   3,341,578  2,632,366
Miscellaneous vendor agreements for outstanding balances
 due in monthly installments.............................      85,719     78,122
                                                           ---------- ----------
                                                           $3,471,600 $2,720,595
                                                           ========== ==========

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  The notes payable contain restrictive covenants requiring, among other items, periodic principal and interest payments. The Company defaulted on the periodic principal and interest payments and other covenants during the year ended June 30, 1995 and the nine months ended March 31, 1996. The Company has also defaulted on payments to miscellaneous vendors relating to notes outstanding. Under the terms of the respective note agreements, the balances are due on demand; and therefore, have been reflected as current.

  In January and February of 1996, the Company negotiated certain settlements relating to notes payable issued in connection with acquisitions. The effect net of these settlements was a reduction in principal of $526,531 and a corresponding reduction to goodwill. Certain of the notes payable issued in connection with acquisitions contain adjustment provisions which were being disputed by the parties. (See note 10(c)). The settlement agreements are contingent upon the sale of assets to CORE.

(7) LEASES

  The Company has certain facilities under noncancelable lease agreements expiring through 1999. The Company also leases certain equipment under capital lease agreements at effective rates ranging from 14% to 21%.

  Future minimum lease commitments as of March 31, 1996 are as follows:

                                                             CAPITAL OPERATING
YEAR ENDING JUNE 30,                                         LEASES    LEASES
- --------------------                                         ------- ----------
  1996...................................................... $37,461 $  170,703
  1997......................................................            546,564
  1998......................................................            477,029
  1999......................................................            447,400
  2000......................................................            420,534
  Thereafter................................................            239,340
                                                             ------- ----------
    Total minimum lease payments............................  37,461  2,301,570
  Less amounts representing interest........................   4,085
                                                             ------- ----------
    Net minimum lease payments.............................. $33,376 $2,301,570
                                                             ======= ==========

  Rent expense was $749,450 for the year ended June 30, 1995 and $666,292 for the nine months ended March 31, 1996.

(8) RETIREMENT PLAN

  AmHealth, Inc. sponsors a retirement savings plan (savings plan) pursuant to
Section 401(k) of the Internal Revenue Code. Contributions to the savings plan may be used to purchase shares in a variety of mutual funds. Employees are eligible to participate after completing six months of service. Eligible participants may make a contribution ranging from 1% to 15% of their base pay. AmHealth, Inc. matches 25% on the first 6% of the participant's contribution. Participants are immediately 100% vested in their own contributions and vest at a rate of 20% per year, beginning after one year of participation, up to 100% after six years of participation in the contributions made by the Company. During the year ended June 30, 1995 and the nine months ended March 31, 1996, AmHealth, Inc. contributed $33,975 and $81,092, respectively, to the savings plan on behalf of eligible participants.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(9) REDEEMABLE PREFERRED STOCK

  In connection with the TriCare acquisition, the Company issued two promissory notes in the amounts of $1,500,000 and $1,000,000, respectively. The notes had an interest rate of 8% and interest was to be paid quarterly. The principal was due in full on the first to occur of December 1, 1995 or the first day of the month following a mezzanine financing.

  Pursuant to a letter agreement, on December 31, 1994, the note holders and the Company agreed to exchange the above two promissory notes for $2,500,000 of Series A Convertible Redeemable Preferred Stock. The terms of the letter provided for cumulative dividends of 6 1/2% per share to be payable quarterly with each share of preferred stock to be converted at the option of the holder into common stock at any time from and after either (i) the entry into an underwriting agreement in connection with a public offering, or (ii) the registration of the common stock of the Company pursuant to the Securities Exchange Act of 1934.

  All outstanding unconverted shares of Preferred Stock were to be redeemed by the Company at the original price per share, plus any accrued but unpaid dividends as follows:

  (i)1,500,000 shares shall be redeemed on December 1, 1995.

  (ii)The balance shall be redeemed in 19 equal quarterly installments commencing on December 1, 1995.

  In the event the Company failed to make a redemption payment as required, the Company is required to pay a late charge of 5% of the amount overdue (including accrued dividends). In the event a redemption payment shall not have been paid within 30 days, the dividend rate was to be increased to 14.65% on the redemption amount plus accrued but unpaid dividends. The Company did not make the required payment at December 31, 1995 and has accrued $82,448 in penalties at March 31, 1996. Penalties are included in general and administrative expenses.

  In the event of any liquidation, dissolution, or winding up of the Company, either voluntarily or involuntarily, the holders of preferred stock shall be entitled to receive, prior and in preference to, any distribution of any of the assets or surplus funds of the Company before the holders of the common stock.

(10) COMMITMENTS AND CONTINGENCIES

  (A) LEGAL

  1. During 1995, AmHealth, Inc. defaulted on its obligations to a bank under a note which the Company carried an outstanding principal balance of $304,133 plus accrued interest of $14,359 at March 31, 1996. On August 23, 1995, the bank made a formal demand upon AmHealth, Inc. to surrender the assets securing its loan, and on August 24, 1995, filed suit in a Minnesota state court against the Company. The Company has retained counsel and has filed defensive pleadings asserting that judgment should not be entered against it until all of the bank's collateral is liquidated and a correct deficiency can be ascertained. The Company estimates that the bank may recover a deficiency claim of $150,000 to $200,000. However, the ultimate resolution of this matter cannot be determined at this time.

  2. December 6, 1995, the landlord of one of the Company's former Minnesota clinics filed suit against AmHealth, Inc. in a state court in Minnesota alleging AmHealth owes them $79,324. AmHealth, Inc. has retained counsel and is defending the suit seeking a settlement that would give AmHealth, Inc. sufficient time to satisfy its obligation. The ultimate resolution of this matter cannot be determined at this time.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  3. On December 26, 1995, holders of a Convertible Note in the principal amount of $25,000 filed suit against the Company in a state court in Richmond, Virginia. AmHealth, Inc. has defaulted on its obligations under the note. AmHealth, Inc. has retained counsel and is defending the suit on the grounds of lack of proper jurisdiction and venue. AmHealth, Inc.'s efforts to effect a successful settlement cannot be determined at this time.

  4. During 1995, AmHealth, Inc. defaulted on a purchase money note payable relating to the purchase of a company vehicle. In addition, the Company assumed notes payable to the same bank under a guarantee on behalf of the Company's former Chairman. AmHealth, Inc. restructured the indebtedness into a single note for $164,000 which matures June 4, 1996.

  (B) INTERNAL REVENUE SERVICE

    During the first and second quarter of 1995, AmHealth, Inc. was delinquent in its filing of payroll tax remittances. The total liability, including interest, relating to these delinquent remittances was approximately $600,000 at June 30, 1995.

    In November 1995, the Internal Revenue Service (IRS) filed Federal tax liens against the Company. In December 1995, the Company filed an offer in compromise for the settlement of the remaining liability. On January 11, 1996, the IRS levied the bank accounts owned by the Company. On January 25, 1996, the Company settled its liability with the IRS by paying the IRS $250,000 and executing an installment note due March 16, 1996 for the remaining $233,993 liability outstanding. On March 19, 1996, the Company paid the note of $233,993 to the IRS in full.

  (C) NOTE HOLDERS

    During 1995 and 1994, a portion of the clinic acquisitions was financed by the sellers. Various promissory notes were issued to these sellers requiring periodic interest and principal payments as required by the agreements. During 1995, AmHealth, Inc. defaulted on the required principal and interest payment for all of the sellers' notes. Each note holder and AmHealth, Inc. have executed settlement agreements whereby AmHealth, Inc.'s liability to the note holders has been adjusted. A summary of these adjustments is as follows:

                                                                DR. RICHARD H.
                                                                  SHOOP AND
                                                                   RICHMOND
                                                                 OCCUPATIONAL
                                                    WORKSITE       MEDICINE
                                                 PARTNERS, INC.   ASSOCIATES
                                                 -------------- --------------
   Original amount financed by
    seller/noteholder...........................   $1,350,000     $1,735,000
                                                   ==========     ==========
   Principal amount outstanding on date of
    settlement..................................   $1,350,000     $1,735,000
                                                   ==========     ==========
   Accrued interest on date of settlement.......   $  108,749     $  310,708
                                                   ==========     ==========
   Amount of settlement agreement...............   $  700,000     $2,600,000
                                                   ==========     ==========

  The $2,600,000 settlement agreement is contingent upon a satisfactory sale of assets to CORE, INC. (note 12). The original notes underlying this settlement agreement contain certain adjustment provisions which are being disputed by the parties. The ultimate resolution of this dispute cannot be determined at this time, however, in management's opinion, such amount, if any, would not have a material effect on the financial statements.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

               NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

  (D) MISCELLANEOUS VENDOR NOTES

    During 1995, AmHealth executed various promissory notes with vendors relating to outstanding payables balances. During 1995, AmHealth, Inc. defaulted on its required periodic payments. AmHealth, Inc. has subsequently satisfied a large portion of the outstanding balance and is currently negotiating further settlements and extension agreements with these vendors. As of March 31, 1996, AmHealth, Inc. was current or in compliance with settlement and extension agreements on substantially all of its indebtedness owed its vendors. The outstanding balances of the notes were $85,719 and $78,122 at June 30, 1995 and March 31, 1996, respectively. The notes are payable in monthly installments.

  (E) FORMER EXECUTIVE

    A former executive has asserted that AmHealth, Inc. owes him certain sums relating to contractual agreements. AmHealth, Inc. has vigorously denied owing the former executive any sums. AmHealth, Inc. and the former executive have orally agreed to a settlement of their dispute whereby AmHealth, Inc. and the former executive will exchange mutual releases and AmHealth, Inc. will assume an obligation to a bank owed by the former executive (note 10(a)(4)). The ultimate resolution of this matter is not expected to have a material effect upon the financial position or results of operations of AmHealth, Inc.

(11) ALLOWANCE FOR CONTRACTUAL ADJUSTMENTS AND DOUBTFUL ACCOUNTS

  Summaries of activity in the allowance for contractual adjustments and doubtful accounts during the year ended June 30, 1995 and the nine months ended March 31, 1996:

                                                           JUNE 30,  MARCH 31,
                                                             1995       1996
                                                          ---------- ----------
Beginning balance........................................ $  232,195 $1,615,147
Acquisitions.............................................  1,464,899
Write-offs...............................................  1,069,973  1,320,104
Provision................................................    988,026  1,148,254
                                                          ---------- ----------
Allowance at the end of the period....................... $1,615,147 $1,443,297
                                                          ========== ==========

(12) SALE OF ASSETS

  (a) AmHealth, Inc. has signed an agreement dated May 10, 1996 for the sale of the Company to CORE, INC. ("CORE").

  The consideration paid by CORE to AmHealth, Inc. for the assets, as defined in the Agreement shall be $15,657,500 payable in cash. AmHealth is committed to deliver to CORE $1,750,000 in assets at closing. If the assets are less than $1,750,000, the purchase price will be adjusted downward accordingly.

  The sale is subject to numerous conditions, including (but not limited to) the following:

  1.Approval of the Board of Directors of CORE and AmHealth, Inc.;

  2. That at or immediately prior to closing, CORE shall have completed a public offering of an additional 2,500,000 shares of its common stock; and

  3.Satisfactory completion of a due diligence investigation with respect to the Company's business.

                         NINE CLINICS OF AMHEALTH

               (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  In the event CORE and AmHealth do not consummate the transaction described above and before January 9, 1998, AmHealth, Inc. (or AmHealth, Inc.'s stockholders or creditors) is involved in (i) a bankruptcy or assignment for benefit of creditors or (ii) a merger, sale, or transfer of a significant portion of AmHealth's assets or stock, directly or indirectly (a "Significant Transaction"), and such Significant Transaction involves a valuation of AmHealth, Inc. of $13,500,000 or more, then in such event, AmHealth, Inc. shall pay to CORE a fee of $1,000,000; provided, the $1,000,000 fee shall not be due if failure to consummate the transaction is due solely to CORE's inability to consummate a public offering of its common stock or CORE's breach of the Agreement.

  In the event CORE and AmHealth do not consummate the transactions described above before January 9, 1998, AmHealth, Inc. (or AmHealth, Inc.'s stockholders or creditors) is planning to or will be involved in a Significant Transaction and such Significant Transaction involves a valuation of AmHealth of less than $13,500,000, then AmHealth must notify CORE 30 days prior to such transaction and grant CORE a right of first refusal concerning such proposed Significant Transaction, provided CORE has the option to pay the consideration for the proposed Significant Transaction in shares of CORE common stock with demand registration rights.

(13) SUBSEQUENT EVENT

  On June 17, 1996, AmHealth, Inc. entered into a settlement agreement with Transcend Services, Inc. ("Transcend"), the successor in interest to TriCare, Inc. and holder of the preferred stock, whereby AmHealth agreed to pay Transcend $2,050,000 plus $5,287 of attorney's fees in satisfaction of all obligations if full payment is made by July 31, 1996. The book value of AmHealth's obligations on the date of the agreement amounted to $2,888,007. Pursuant to this settlement agreement, the unsecured notes were reinstated.

(14) UNAUDITED NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

  The accompanying unaudited interim statements of loss and cash flow have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring nature. Operating results for the nine-month period ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ended June 30, 1995.

                       INDEPENDENT AUDITOR'S REPORT

The Board of Directors AmHealth, Inc.:

  We have audited the accompanying statements of loss, owner's deficit, and cash flows of Nine Clinics of AmHealth (a wholly owned business of AmHealth, Inc.) for the period ended June 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Nine Clinics of AmHealth (a wholly owned business of AmHealth, Inc.) for the period ended June 30, 1994 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that Nine Clinics of AmHealth's parent will continue as a going concern. As discussed in note 1 to the financial statements, AmHealth, Inc. has suffered recurring losses from operations, has defaulted on its debt obligations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG Peat Marwick LLP

Atlanta, Georgia

March 1, 1996, except as  to Note 6 which is as of  May 10, 1996

                            NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                             STATEMENT OF LOSS

                    PERIOD ENDED JUNE 30, 1994 (NOTE 1)

Net revenues........................................................ $1,701,037
Operating expenses:
  Clinic salaries and benefits......................................  1,408,232
  Other clinic services.............................................    232,244
  Equipment and facilities rent.....................................    523,734
  Depreciation and amortization.....................................    238,641
  General and administrative expenses...............................    513,308
                                                                     ----------
    Total operating expenses........................................  2,916,159
                                                                     ----------
Loss from operations................................................  1,215,122
Interest expense....................................................    173,838
                                                                     ----------
Net loss............................................................ $1,388,960
                                                                     ==========



                See accompanying notes to financial statements.

                            NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                       STATEMENT OF OWNER'S DEFICIT

                    PERIOD ENDED JUNE 30, 1994 (NOTE 1)

Balance at beginning of period.................................... $         0
Net loss..........................................................  (1,388,960)
Net transfers from AmHealth, Inc..................................     196,938
                                                                   -----------
Balance at June 30, 1994.......................................... $(1,192,022)
                                                                   ===========





                See accompanying notes to financial statements.

                            NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                          STATEMENT OF CASH FLOWS

                        PERIOD ENDED JUNE 30, 1994

Cash flows from operating activities:
  Net loss from operations....................................... $(1,388,960)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization................................     199,483
    Provision for contractual adjustments and uncollectible
     accounts....................................................     125,260
    (Increase) decrease in:
      Accounts receivable........................................    (141,928)
      Prepaid expenses and other assets..........................    (126,059)
    Increase (decrease) in:
      Accounts payable...........................................     498,469
      Accrued expenses...........................................     498,583
      Other......................................................     (79,382)
                                                                  -----------
Net cash used in operating activities............................    (414,534)
                                                                  -----------
Cash flows from investing activites:
  Purchase of equipment..........................................    (112,364)
  Acquisitions of businesses, net of cash acquired...............    (220,872)
                                                                  -----------
Net cash used in investing activities............................    (333,236)
                                                                  -----------
Cash flows from financing activities:
  Increase in bank overdraft.....................................     311,607
  Net transfers from AmHealth, Inc. .............................     196,938
  Principal payments on notes payable and long-term debt.........    (325,000)
  Proceeds from issuance of long-term debt.......................     642,975
  Payments of capital lease obligations..........................      (3,412)
                                                                  -----------
Net cash provided by financing activities........................     823,108
                                                                  -----------
Increase in cash and cash equivalents............................      75,338
Cash and cash equivalents at beginning of period.................
                                                                  -----------
Cash and cash equivalents at end of period....................... $    75,338
                                                                  ===========
Supplemental disclosure of cash flow information:
Cash paid for interest expense................................... $    86,538
                                                                  ===========
Schedule of noncash investing and financing activities--
 acquisitions of companies:
  Fair value of assets acquired.................................. $ 4,584,000
  Liabilities assumed............................................    (327,000)
  Debt assumed...................................................    (151,000)
  Notes payable issued...........................................  (3,803,000)
                                                                  -----------
Total cash paid for net assets acquired.......................... $   303,000
                                                                  ===========

                See accompanying notes to financial statements.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                         NOTES TO FINANCIAL STATEMENTS
                                 JUNE 30, 1994

(1) ORGANIZATION

 Basis of Presentation

  Nine Clinics of AmHealth (The Company) provides occupational health, outpatient physical therapy, and physical rehabilitation services to individuals who sustain work-related injuries. The accompanying statement of loss and cash flow present the combined operations and cash flows from the respective date of acquisition by AmHealth, Inc.

  The Company, at June 30, 1994, is comprised of four clinics of AmHealth, Inc. and an employer services division. The four clinics were acquired by AmHealth, Inc. (the Parent) in business combinations accounted for as purchases on various dates as listed below. The Employer Services Division was formed from the combination of two occupational health care networks acquired in business combinations. The operations of each of the four clinics and the Employer Services Division are included in the accompanying financial statements subsequent to each acquisition date by AmHealth, Inc. (note 3).

SELLING PARTY                 OPERATIONS ACQUIRED                 MONTH ACQUIRED
- -------------                 -------------------                 --------------
Worksite       Two clinics in Oakland, CA(a)                       January 1994
 Partners,
 Inc.
Dr. Richard    One clinic and an occupational health care network  March 1994
 H. Shoop      both located in San Francisco, CA
Richmond Oc-   One clinic in Richmond, CA                          March 1994
cupational
Medicine As-
sociates
Hallet A.      Occupational health practice in Oakland, CA         May 1994
 Lewis, MD

- --------
(a)One of the clinics was closed immediately after acquisition.

  The Parent's operations also included three physical therapy centers in metropolitan Minneapolis, Minnesota, an exercise and health center located in Hermantown, Minnesota, and a clinic in Sacramento, California, acquired in March 1994 from Dr. Shoop, which was sold in February 1996. The Hermantown operations were closed in late 1993 and the Minneapolis clinics were closed in August 1995.

  The accompanying financial statements include the assets and liabilities, statements of operations, and cash flows for the four acquired clinics and the Employer Services Division listed above and excludes the assets and liabilities, revenues and expenses, and cash flows attributable to the Minnesota clinics and the Sacramento clinic (the excluded clinics).

  The accompanying financial statements have been prepared as if the four clinics and the employer services division had operated as a stand-alone entity from the date acquired. Such statements include the assets, liabilities, revenues, and expenses that are directly related to the Company's operations. They also include an allocation of certain assets, liabilities, and general corporate expenses of AmHealth, Inc., such as executive payroll, interest, and other corporate overhead which are related to the Company. Amounts were allocated on a specific identification method where appropriate and on a pro rata basis otherwise. Management believes the allocation methods used are reasonable.

  AmHealth, Inc. has experienced recurring losses since inception and has a net capital deficiency of $8,632,006 as of December 31, 1995. In addition, AmHealth, Inc. has defaulted on substantially all of its notes payable and on certain vendor obligations.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  AmHealth, Inc. has negotiated various settlement agreements with debt holders and vendors in which forbearance has been obtained until an appropriate sale of assets can be consummated to satisfy such obligations.

  Management has entered into agreements to sell its operating clinics at an amount that in its opinion would generate sufficient value to satisfy all of its outstanding debt obligations in either cash or stock. This sale is contingent upon certain conditions (note 10). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Cash Equivalents

  Highly liquid investments with a maturity of three months or less when purchased are generally considered to be cash equivalents. Cash equivalents at each balance sheet date consist of a certificate of deposit.

 (b) Property and Equipment

  Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives, ranging from five to ten years. Equipment purchased under capital leases is stated at the present value of the minimum lease payments. Equipment under capital leases and leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful life of the asset.

 (c) Net Patient Revenues

  Patient service revenue is recorded in the period in which services are rendered to the patient, at the Company's established rates.

  Services relating to workers' compensation claims are subject to fee schedules mandated by the State of California. Net patient revenues are reported net of contractual allowances and bad debt expense.

 (d) Goodwill

  Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 10 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved. In management's estimation, the remaining amount of goodwill has continuing value.

 (e) Income Taxes

  The Company's income taxes are included in the income tax returns of AmHealth, Inc. The Company accounts for income taxes under the asset and liability method. Under the asset and liability method under Statement of Financial Accounting Standards No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income taxes have not been allocated to the Company due to the losses incurred by both AmHealth, Inc. and the Company.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (f) Use of Estimates

  Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

 (g) Recently Issued Accounting Pronouncements

  In March 1995, Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of (SFAS
121) was issued. SFAS 121 is effective for fiscal years beginning January 1, 1996. SFAS 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The Company does not believe the adoption of SFAS 121 will have a material impact on the Company's financial condition or results of operations.

(3) LEASES

  The Company has certain facilities under noncancelable lease agreements expiring through 1999. The Company also leases certain equipment under capital lease agreements at effective rates ranging from 14% to 21%.

  Future minimum lease commitments as of June 30, 1994 are as follows:

                                                             CAPITAL OPERATING
     YEAR ENDING JUNE 30,                                    LEASES    LEASES
     --------------------                                    ------- ----------
       1995................................................. $30,839 $  682,000
       1996.................................................  13,662    479,000
       1997.................................................            452,000
       1998.................................................            244,000
       1999.................................................            199,000
       Thereafter...........................................            215,000
                                                             ------- ----------
         Total minimum lease payments.......................  44,501  2,271,000
       Less amounts representing interest...................   7,576
                                                             ------- ----------
         Net minimum lease payments.........................  36,925 $2,271,000
                                                                     ==========
       Less current portion of capital lease obligation.....  22,820
                                                             -------
         Long-term portion of capital lease obligation...... $14,105
                                                             =======

  Rent expense was $269,000 for the period ended June 30, 1994.

(4) RETIREMENT PLAN

  AmHealth, Inc. sponsors a retirement savings plan (savings plan) pursuant to
Section 401(k) of the Internal Revenue Code. Contributions to the savings plan may be used to purchase shares in a variety of mutual funds. Employees are eligible to participate after completing six months of service. Eligible participants may make a contribution ranging from 1% to 15% of their base pay. AmHealth, Inc. matches 25% on the first 6% of the participant's contribution. Participants are immediately 100% vested in their own contributions and vest at a rate of 20% per year, beginning after one year of participation, up to 100% after six years of participation in the contributions made by the Company. During the period ended June 30, 1994, AmHealth, Inc. contributed $10,142 to the savings plan on behalf of the eligible participants.

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(5) COMMITMENTS AND CONTINGENCIES

 (a) Legal

    1. During 1995, AmHealth, Inc. defaulted on its obligations to a bank under a note which the Company carried an outstanding principal balance of $307,194 plus accrued interest of $46,014 at December 31, 1995. On August 23, 1995, the bank made a formal demand upon AmHealth, Inc. to surrender the assets securing its loan, and on August 24, 1995, filed suit in a Minnesota state court against the Company. The Company has retained counsel and has filed defensive pleadings asserting that judgment should not be entered against it until all of the bank's collateral is liquidated and a correct deficiency can be ascertained. The Company estimates that the bank may recover a deficiency claim of $150,000 to $200,000. However, the ultimate resolution of this matter cannot be determined at this time.

    2. On December 6, 1995, the landlord of one of the Company's former Minnesota clinics filed suit against AmHealth, Inc. in a state court in Minnesota alleging AmHealth owes them $79,324. AmHealth, Inc. has retained counsel and is defending the suit seeking a settlement that would give AmHealth, Inc. sufficient time to satisfy its obligation. The ultimate resolution of this matter cannot be determined at this time.

    3. On December 26, 1995, holders of a Convertible Note in the principal amount of $25,000 filed suit against the Company in a state court in Richmond, Virginia. AmHealth, Inc. has defaulted on its obligations under the note. AmHealth, Inc. has retained counsel and is defending the suit on the grounds of lack of proper jurisdiction and venue. AmHealth, Inc.'s efforts to effect a successful settlement cannot be determined at this time.

    4. During 1995, AmHealth, Inc. defaulted on a purchase money note payable relating to the purchase of a company vehicle. In addition, the Company assumed notes payable to the same bank under a guarantee on behalf of the Company's former Chairman. AmHealth, Inc. restructured the indebtedness into a single note for $164,000 which matures June 4, 1996.

 (b) Internal Revenue Service

  During the first and second quarter of 1995, AmHealth, Inc. was delinquent in its filing of payroll tax remittances. The total liability, including interest, relating to these delinquent remittances was approximately $600,000 at June 30, 1995.

  In November 1995, the Internal Revenue Service (IRS) filed Federal tax liens against the Company. In December 1995, the Company paid the IRS $50,000 relating to the liability and filed an offer in compromise for the settlement of the remaining liability. On January 11, 1996, the IRS levied the bank accounts owned by the Company. On January 25, 1996, the Company settled its liability with the IRS by paying the IRS $250,000 and executing an installment note due March 16, 1996 for the remaining $233,993 liability outstanding.

 (c) Note Holders

  During 1995 and 1994, a portion of the clinic acquisitions was financed by the sellers. Various promissory notes were issued to these sellers requiring periodic interest and principal payments as required by the agreements. During 1995, AmHealth, Inc. defaulted on the required principal and interest payment for all of the sellers notes. Each note holder and AmHealth, Inc. have executed settlement agreements whereby, the note holders have and agreed to reduce AmHealth, Inc.'s liability to the note holders. Such agreements are contingent upon a satisfactory sale of assets to CORE, INC. (note 10)

                           NINE CLINICS OF AMHEALTH
                  (A WHOLLY OWNED BUSINESS OF AMHEALTH, INC.)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 (d) Miscellaneous Vendor Notes

  During 1995, AmHealth executed various promissory notes with vendors relating to outstanding payables balances. During 1995, AmHealth, Inc. defaulted on its required periodic payments. AmHealth, Inc. has subsequently satisfied a large portion of the outstanding balance and is currently negotiating further settlements and extension agreements with these vendors. As of December 31, 1995, AmHealth, Inc. was current or in compliance with settlement and extension agreements on substantially all of its indebtedness owed its vendors.

 (e) Former Executive

  A former executive has asserted that AmHealth, Inc. owes him certain sums relating to contractual agreements. AmHealth, Inc. has vigorously denied owing the former executive any sums. AmHealth, Inc. and the former executive have orally agreed to a settlement of their dispute whereby AmHealth, Inc. and the former executive will exchange mutual releases and AmHealth, Inc. will assume an obligation to a bank owed by the former executive (note 9(a)4). The ultimate resolution of this matter is not expected to have a material effect upon the financial position or results of operations of AmHealth, Inc.

(6) SUBSEQUENT EVENTS

  (a) AmHealth, Inc. has signed an agreement dated May 10, 1996 for the sale of the Company to CORE, INC. ("CORE").

  The consideration paid by CORE to AmHealth, Inc. for the assets as defined in the agreement shall be $15,657,500 payable in cash. AmHealth, Inc. is committed to deliver CORE, INC. $1,750,000 in assets at closing. If the assets delivered are less than $1,750,000, the purchase price will be adjusted downward accordingly.

  The sale is subject to numerous conditions, including (but not limited to) the following:

    1. Approval of the Board of Directors of CORE and AmHealth, Inc.;

    2. That at or immediately prior to closing, CORE shall have completed a public offering of an additional 2,500,000 shares of its common stock; and

    3. Satisfactory completion of a due diligence investigation with respect to the Company's business.

  In the event CORE and AmHealth do not consummate the transaction described above and before January 9, 1998, AmHealth, Inc. (or AmHealth, Inc.'s stockholders or creditors) is involved in (i) a bankruptcy or assignment for benefit of creditors or (ii) a merger, sale, or transfer of a significant portion of AmHealth's assets or stock, directly or indirectly (a "Significant Transaction"), and such Significant Transaction involves a valuation of AmHealth, Inc. of $13,500,000 or more, then in such event, AmHealth, Inc. shall pay to CORE a fee of $1,000,000; provided, the $1,000,000 fee shall not be due if failure to consummate the transaction is due solely to CORE's inability to consummate a public offering of its common stock or CORE's breach of the Agreement.

  In the event CORE and AmHealth do not consummate the transactions described above before January 9, 1998, AmHealth, Inc. (or AmHealth, Inc.'s stockholders or creditors) is planning to or will be involved in a Significant Transaction and such Significant Transaction involves a valuation of AmHealth of less than $13,500,000, then AmHealth must notify CORE 30 days prior to such transaction and grant CORE a right of first refusal concerning such proposed Significant Transaction, provided CORE has the option to pay the consideration for the proposed Significant Transaction in shares of CORE common stock with demand registration rights.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
TriCare, Inc.:

  We have audited the accompanying combined statements of operations, stockholder's deficit, and cash flows of OCCU-CARE, INC. AND AFFILIATES (a California corporation) for the period from June 1, 1994 to September 16, 1994 and for the year ended May 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Occu-Care, Inc. and affiliates for the period from June 1, 1994 to September 16, 1994 and for the year ended May 31, 1994 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Atlanta, Georgia
February 17, 1995

                         OCCU-CARE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
             FOR THE PERIOD FROM JUNE 1, 1994 TO SEPTEMBER 16, 1994

                    AND FOR THE YEAR ENDED MAY 31, 1994

                                                      PERIOD ENDED  YEAR ENDED
                                                      SEPTEMBER 16,  MAY 31,
                                                          1994         1994
                                                      ------------- ----------
Net revenues.........................................  $2,521,655   $8,616,812
Operating expenses:
  Compensation and benefits..........................   1,092,060    3,968,989
  Physician fees.....................................     512,650    2,203,227
  General, administrative, and other.................     852,285    3,341,544
                                                       ----------   ----------
    Total operating expenses.........................   2,456,995    9,513,760
                                                       ----------   ----------
Income (loss) from operations........................      64,660     (896,948)
Provision (benefit) for income taxes.................      33,500     (333,899)
                                                       ----------   ----------
Net income (loss)....................................  $   31,160   $ (563,049)
                                                       ==========   ==========


   The accompanying notes are an integral part of these combined statements.

                         OCCU-CARE, INC. AND AFFILIATES

                  COMBINED STATEMENTS OF STOCKHOLDER'S DEFICIT
             FOR THE PERIOD FROM JUNE 1, 1994 TO SEPTEMBER 16, 1994

                    AND FOR THE YEAR ENDED MAY 31, 1994

                                                      ACCUMULATED
                                              CAPITAL   DEFICIT       TOTAL
                                              ------- -----------  -----------
Balance at May 31, 1993......................   200   $(5,834,760) $(5,834,560)
  Share repurchase...........................             (63,000)     (63,000)
  Net loss for the year......................            (563,049)    (563,049)
                                               ----   -----------  -----------
Balance at May 31, 1994......................   200    (6,460,809)  (6,460,609)
  Net income for the period..................              31,160       31,160
                                               ----   -----------  -----------
Balance at September 16, 1994................  $200   $(6,429,649) $(6,429,449)
                                               ====   ===========  ===========



   The accompanying notes are an integral part of these combined statements.

                         OCCU-CARE, INC. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
             FOR THE PERIOD FROM JUNE 1, 1994 TO SEPTEMBER 16, 1994

                    AND FOR THE YEAR ENDED MAY 31, 1994

                                                       PERIOD ENDED  YEAR ENDED
                                                       SEPTEMBER 16,  MAY 31,
                                                           1994         1994
                                                       ------------- ----------
Cash flows from operating activities:
  Net income (loss)...................................   $ 31,160    $(563,049)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation and amortization.....................     75,412      279,312
    Changes in assets and liabilities:
      Accounts receivable.............................    (73,857)   1,452,058
      Inventory.......................................                  (1,157)
      Other assets....................................    (23,098)       9,682
      Accounts payable................................     60,300      (55,326)
      Other liabilities...............................    (49,278)    (431,324)
                                                         --------    ---------
        Total adjustments.............................    (10,521)   1,253,245
                                                         --------    ---------
Net cash provided by operating activities.............     20,639      690,196
                                                         --------    ---------
Cash flows from investing activities:
  Capital expenditures................................    (29,662)    (122,907)
                                                         --------    ---------
Cash flows from financing activities:
  Change in capital lease obligation..................     (2,606)      22,548
  Change in intercompany balance......................     13,179     (557,391)
  Repurchase of shares................................                 (63,000)
                                                         --------    ---------
Net cash provided by (used in) financing activities...     10,573     (597,843)
                                                         --------    ---------
Net increase (decrease) in cash.......................      1,550      (30,554)
Cash, beginning of period.............................                  30,554
                                                         --------    ---------
Cash, end of period...................................   $  1,550    $     --
                                                         ========    =========

   The accompanying notes are an integral part of these combined statements.

                        OCCU-CARE, INC. AND AFFILIATES

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                   SEPTEMBER 16, 1994 AND MAY 31, 1994

(1) BUSINESS AND BASIS OF PRESENTATION

  Occu-Care, Inc. and affiliates ("Occu-Care" or the "Company") is a wholly owned subsidiary of TriCare, Inc. (a Delaware corporation). Occu-Care is a healthcare services company specializing in the industrial and occupational medical business. Laws regarding the corporate practices of medicine in California necessitate the separate operation of the Company, which handles the nonmedical functions of the business, from the companies whose physicians provide all medical services. As a result, medical groups were established (professional corporations wholly owned by the physicians) to provide such medical services. Occu-Care has management agreements with such medical groups. The medical groups provide all medical aspects of the Company's services, develop professional standards, policies and procedures and determine fees, locations, and marketing policies. The Company provides all administrative services, support personnel, facilities, and nonmedical services to these medical groups. The Company provides services primarily to injured workers through a network of six clinics in the greater Los Angeles area.

  Due to the related business activities and mutual dependence of the Company and the medical groups, combined financial statements are presented because they are more meaningful than the presentation of separate financial statements.

  On March 1, 1992, Occu-Care acquired all of the outstanding stock of Industrial Plus Health Network ("IPHN"). The purchase price was $5,617,000 and has been accounted for under the purchase method of accounting. IPHN has been consolidated and all intercompany accounts and transactions have been eliminated.

  As described in Note 8, substantially all of the assets and certain liabilities of the Company were sold on September 16, 1994.

(2) SIGNIFICANT ACCOUNTING POLICIES

 Cash Management System

  The Company's parent utilizes a centralized cash management system to provide financing for its operations, including the Company's operations. The majority of the Company's cash requirements have been financed by the Company's Parent.

 Net Revenues

  The Company derives substantially all of its revenue from medical services provided to injured workers. The medical groups' charges for services are billed by the Company and are paid directly to the Company by insurance carriers or self-insured employers. Net revenues are recorded on the date service is rendered and are equal to billed charges, less a provision for administrative discounts. Such discounts arise when fee reductions are negotiated with the payers.

 Supplies

  Supplies are stated at cost and are charged to expense as used.

 Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Expenditures for renewals and improvements which increase the useful lives or capacity of equipment are capitalized. Expenditures for repairs and maintenance are charged directly to operating expenses as incurred. Cost and related accumulated depreciation and amortization of equipment and leasehold improvements, old or otherwise disposed of, are eliminated from the accounts, and any gains or losses resulting from such dispositions are recognized in the statements of operations.

                        OCCU-CARE, INC. AND AFFILIATES

                   SEPTEMBER 16, 1994 AND MAY 31, 1994

  The Company provides depreciation and amortization for financial statement purposes using the straight-line method over the estimated useful lives as follows:

         Equipment................................ 3 to 5 years
         Leasehold improvements................... Term of lease

 Intangible Assets

  Intangible assets consist primarily of goodwill which is being amortized over 40 years. The Company periodically evaluates the carrying amount of its intangibles assets. Due to the discontinuation of certain of the Company's parent's subsidiaries during fiscal 1993, the recoverability of the intangible assets was determined to have been impaired. Discontinuing these businesses has increased the allocation of overhead expenses to Occu-Care and has caused a decrease in the estimated discounted net income over the remaining life of its goodwill. The Company determined the net realizable value to be approximately $2,300,000 as of April 30, 1993, resulting in a write-down of the intangible assets (primarily goodwill) in the amount of $7,115,000 during fiscal 1993. Amortization expense was $18,200, $62,800, and $161,800 for the period ended September 16, 1994 and for the years ended May 31, 1994 and 1993, respectively.

(3) RELATED-PARTY TRANSACTIONS

  In March 1994, a stockholder sold his interest back to the medical group for $63,000. This amount has been treated as an adjustment to stockholder's deficit.

  The Company's Parent financed certain cash flow requirements through noninterest bearing advances.

(4) COMMITMENTS AND CONTINGENCIES

  The Company leases general and medical office space under noncancelable operating leases which expire at various dates through 1998. The following is a schedule of future minimum lease payments under noncancelable operating leases:

      Fiscal years ending May 31:
       1995......................................................... $  334,000
       1996.........................................................    452,200
       1997.........................................................    240,000
       1998.........................................................     84,800
                                                                     ----------
                                                                     $1,111,000
                                                                     ==========

  Rent expense was $139,483 for the period ended September 16, 1994 and $525,969 for the year ended May 31, 1994.

(5)  INCOME TAXES

  The Company is included in the consolidated federal income tax return of its parent (Note 1). The income tax provision (benefit) is computed on a separate-company (stand-alone) basis. The Company does not have a formal tax-sharing arrangement with its parent. The Company settles its total tax obligation (both current and deferred) on an annual basis with its Parent.

                         OCCU-CARE, INC. AND AFFILIATES

                  SEPTEMBER 16, 1994 AND MAY 31, 1994 AND 1993

  The Company's parent adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Deferred taxes are determined based on the estimated future tax effects of differences between the financial statements and tax basis of assets and liabilities given the provisions of the enacted tax laws.

  A reconciliation from the federal statutory rate to the total provision (benefit) for income taxes is as follows:

                                                       PERIOD ENDED  YEAR ENDED
                                                       SEPTEMBER 16,  MAY 31,
                                                           1994         1994
                                                       ------------- ----------
      Tax at statutory rate...........................    $21,984    $(304,962)
      State income taxes, net of federal taxes........      3,879      (53,817)
      Intangible amortization.........................      7,248       25,120
      Other, net......................................        389         (240)
                                                          -------    ---------
                                                          $33,500    $(333,899)
                                                          =======    =========

  The principal differences between financial statement and taxable reporting bases are due to the medical groups' use of the cash method of accounting for income tax reporting purposes and the resulting effect of recognizing various income and expense items in different financial reporting periods.

(6) SALE OF THE COMPANY

  On September 16, 1994, substantially all of the assets and certain liabilities (not including Due to Parent) of the Company were sold by the Parent to AmHealth, Inc. with no gain or loss recognized.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

 NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SE-CURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAW-FUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICA-TION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
The Company..............................................................  10
Recent Developments......................................................  11
Use of Proceeds..........................................................  11
Price Range of Common Stock..............................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Pro Forma Combined Condensed Financial Data (Unaudited)..................  15
Selected Consolidated Financial Data.....................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  28
Management...............................................................  41
Certain Transactions.....................................................  46
Principal and Selling Stockholders.......................................  47
Description of Capital Stock.............................................  49
Shares Eligible for Future Sale..........................................  50
Underwriting.............................................................  52
Legal Matters............................................................  53
Experts..................................................................  53
Available Information....................................................  54
Index to Financial Statements............................................ F-1

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                2,500,000 SHARES

                               [CORE DYNAMO LOGO]

                                  COMMON STOCK


                                   --------

                                   PROSPECTUS

                                        , 1996

                                   --------

                               SMITH BARNEY INC.

                                COWEN & COMPANY

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable by the Company in connection with the sale of the Common Stock being registered hereby. All the amounts shown are estimated, except the SEC registration fee and the NASD filing fee.

   SEC registration fee............................................... $ 14,871
   NASD filing........................................................    4,831
   Nasdaq listing fee.................................................   17,500
   Blue Sky fee and expenses..........................................   20,000
   Printing and engraving expenses....................................  125,000
   Legal fees and expenses............................................  250,000
   Auditors' accounting fees and expenses.............................  100,000
   Transfer Agent and Registrar fees..................................    3,000
   Miscellaneous expenses.............................................   64,798
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  The Company's Restated Articles of Organization contain provisions limiting the liability of directors to the fullest extent permitted by Massachusetts law as currently or hereinafter in effect. Massachusetts law currently permits the elimination of personal liability of a director for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except for (i) breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions to stockholders or loans to insiders, or
(iv) any transactions from which the director derived an improper personal benefit.

  The Company's Restated Articles of Organization also provide for the indemnification of officers and directors of the Company, to the extent legally permissible, against all liabilities and expenses (including judgments, fines, penalties and attorneys' fees and under certain circumstances, all amounts paid in compromise and settlement) reasonably incurred by such officer or director in connection with any action, suit or proceeding in which any such director or officer is a defendant or with which he or she may be threatened or otherwise involved, by reason of his or her being or having been a director or officer of the Company, except in relation to matters as to which such director or officer shall be finally adjudged, other than by consent, in such action, suit or proceeding, not to have acted in the best interests of the Company.

  The Company has entered into separate indemnification agreements with each of its directors and executive officers providing for indemnification of such persons to the extent permitted by law.

  Additionally, the Company has purchased a directors and officers insurance policy which, subject to a $250,000 deductible for certain claims, provides $5,000,000 of coverage.

  Pursuant to the Company's recent merger with Core Management, Inc. ("CMI"), the Company agreed not to amend its Restated Articles of Organization or By-Laws to reduce or limit the right of indemnity afforded to present and former directors and officers of the Company and CMI or otherwise hinder the rights of indemnity to such persons for a period of four years following such merger. The Company and CMI also each agreed to indemnify to the fullest extent possible under their respective charters and by-laws present and former directors, officers, employees and agents of the Company and CMI and to maintain all insurance policies in effect on December 19, 1994 (the date of the Reorganization Agreement between the Company and CMI).

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since May 1, 1993, the Company has sold the following shares of Common Stock which were not registered under Securities Act. Such shares were sold to present and former employees or consultants upon the exercise of stock options.

                                                      NUMBER OF       PURCHASE PRICE
    DATE         SECURITY           PURCHASER          SHARES           PER SHARE
   -------     ------------       -------------       ---------       --------------
   6/3/95      Common Stock       J.C. Sergeant         4,486             $0.11
   10/4/95     Common Stock       D. Whalen            13,458             $0.11
   4/4/96      Common Stock       S. Gerson             1,000             $3.13
   5/8/96      Common Stock       K. Masters            3,216             $7.46
   6/4/96      Common Stock       W. Kaczor             6,700             $3.73
   6/6/96      Common Stock       W. Butler             6,700             $3.73
   6/10/96     Common Stock       K. Masters            4,824             $3.73

  The foregoing shares of Common Stock were not registered under the Securities Act in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

  Pursuant to the terms of the Agreement and Plan of Reorganization dated as of December 19, 1994, between the Company and Core Management, Inc. ("CMI"), the Company on March 24, 1995 (the effective date of the CMI/PRA Merger) assumed (i) a warrant to purchase stock of CMI issued by CMI on June 1, 1994 to John Pappajohn, a director of the Company, and (ii) a warrant to purchase stock of CMI issued by CMI on February 24, 1994 to Silicon Valley Bank. The warrant dated June 1, 1994 was issued by CMI to Mr. Pappajohn in consideration of his furnishing to Silicon Valley Bank, as security for CMI's undebtedness to that bank, letters of credit aggregating $450,000 and his agreement, made at the request of CMI, to contribute $300,000 to CMI as an equity investment or as a subordinated loan. The warrant dated February 24, 1994 was issued to Silicon Valley Bank in consideration of the bank's entering into a $1,000,000 line of credit agreement with CMI.

  Pursuant to the terms of the CMI/PRA Merger, Mr. Pappajohn's CMI warrant was converted into a warrant, expiring on June 1, 1997, to purchase 26,800 shares of Common Stock of the Company at a price of $3.36 per share; and the Silicon Valley Bank's CMI warrant was converted into a warrant, expiring on February 28, 1999, to purchase 8,801 shares of Common Stock of the Company at a price of $5.68 per share.

  The foregoing warrants were not registered under the Securities Act, in reliance upon the exemption contained in Section 4(2) of the Securities Act for transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   1.1*  Form of Underwriting Agreement by and among the Company, the Selling
         Stockholders and the Underwriters.
   2.1   Second Agreement and Plan or Reorganization by and between Core
         Management, Inc., Registrant and PRA Sub, Inc. dated as of December
         19, 1994. Filed as Appendix I to Prospectus and Joint Proxy Statement
         in Amendment No. 5 to Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed February 14, 1995, and incorporated herein by reference.
   2.2   Capital Stock Purchase Agreement, by and between Registrant, Cost
         Review Services, Inc., Larry Bertrand Wallace and Leigh B. Goodwin,
         dated October 2, 1995 (without exhibits). Filed as exhibit 2.1 to
         Company's Current Report on Form 8-K, filed October 16, 1995, and incorporated herein by reference.
   2.3   Registrant's January 9, 1995 letter to AmHealth, Inc. concerning a proposed acquisition of assets. Filed as exhibit no. 2.3 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   2.4*  Asset Purchase Agreement, dated May 10, 1996, by and among Registrant,
         AmHealth Clinics Corp. and AmHealth, Inc. (including Schedules 1.2,
         2.8 and 2.10 and excluding other Exhibits and Schedules).
   2.5   Option to Purchase Business Agreement, dated April, 1996, between
         Registrant and Peter P. Greaney, M.D.
   3.1   Restated Articles of Organization of the Registrant, dated November
         22, 1991, as further amended by Articles of Amendment, dated March 24,
         1995, and as further amended by Articles of Amendment, dated July 28,
         1995. Filed as Exhibit No. 3.1 to Registrant's Quarterly Report on
         Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
   3.2   By-Laws of the Registrant, as amended. Filed as exhibit no. 3.2 to
         Company's Annual Report on Form 10-K, filed March 30, 1993, and incorporated herein by reference.
   4.1   Specimen Common Stock certificate. Filed as exhibit no. 4.1 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   5.1** Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the legality of the shares being registered.
  10.1   Software License Agreement, dated August 26, 1986, between Chrysler
         Corporation ("Chrysler") and The Health Data Institute ("HDI"). Filed
         as exhibit no. 10.59 to the Company's Registration Statement on Form
         S-4 (Registration No. 33-73906), filed January 10, 1994, and incorporated herein by reference.
  10.2   Amendment No. 1 to Software License Agreement, dated December 23,
         1987, between Chrysler and HDI. Filed as exhibit no. 10.60 to the
         Company's Registration Statement on Form S-4 (Registration No. 33-
         73906), filed January 10, 1994, and incorporated herein by reference.
  10.3   Technical Service Agreement, dated April 13, 1987, between Chrysler and HDI. Filed as exhibit no. 10.61 to the Company's Registration
         Statement on Form S-4 (Registration No. 33-73906), filed January 10,
         1994, and incorporated herein by reference.
  10.4   Technical Service Agreement, dated May 1, 1987, between Blue Cross and
         Blue Shield of Michigan and HDI. Filed as exhibit no. 10.62 to the
         Company's Registration Statement on Form S-4 (Registration No. 33-
         73906), filed January 10, 1994, and incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.5  Medical Care Management Agreement, dated January 1, 1989, between
         Hoechst Cleanese Corporation and HDI (without Exhibits) and Addendum to Managed Care Agreement, effective August 1, 1989, and Amendment to
         Agreement, effective December 1, 1991. Filed as exhibit no. 10.5 to the Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   10.6  Amended and Restated Agreement for Utilization Management Services,
         dated as of November 1, 1991, between Core Management, Inc., a
         California corporation ("Core-California") and Northwestern National
         Life Insurance Company (without schedules and exhibits). Filed as exhibit no. 10.58 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed January 10, 1994, and incorporated herein by reference.
   10.7  Management Services Agreement, dated as of September 1, 1994, between
         Integrated Behavioral Health, CMI and Behavioral Care of America, Inc.
         (without Exhibits). Filed as exhibit no. 10.90 to Amendment No. 3 to the Company's Registration Statement on Form S-4 (Registration
         No. 33-73906), filed February 2, 1995, and incorporated herein by reference.
   10.8  Registrant's Amended and Restated 1986 Stock Option Plan. Filed as
         exhibit no. 10.11 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.9  Amendment to Amended and Restated 1986 Stock Option Plan. Filed as
         exhibit no. 19.1 to the Company's Quarterly Report on Form 10-Q, filed
         November 16, 1992, and incorporated herein by reference.
   10.10 Registrant's 1991 Stock Option Plan. Filed as exhibit no. 10.12 to the
         Company's Registration Statement on Form S-1 (Registration No. 33-
         43418), filed October 18, 1991, and incorporated herein by reference.
   10.11 First Amendment to 1991 Stock Option Plan. Filed as exhibit no. 19.2 to the Company's Quarterly Report on Form 10-Q, filed November 16,
         1992, and incorporated herein by reference.
   10.12 Second Amendment to 1991 Stock Option Plan. Filed as Exhibit No. 10.2
         to Registrant's Quarterly Report on Form 10-Q, filed May 16, 1994, and incorporated herein by reference. [Superseded by Third Amendment to
         Stock Option Plan].
   10.13 Third Amendment to 1991 Stock Option Plan. Filed as Exhibit No. 10.105
         to Amendment No. 2 to Registrant's Registration Statement on Form S-4,
         filed December 27, 1994, and incorporated by reference herein.
   10.14 Form of Stock Option Agreement, granted February 12, 1990. Filed as exhibit no. 10.23 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.15 Form of Stock Option Agreement, granted May 14, 1990, to non-employee directors. Filed as exhibit no. 10.24 to the Company's Registration
         Statement on Form S-1 (Registration No. 33-43418), filed October 18,
         1991, and incorporated herein by reference.
   10.16 Form of Amendment, dated January 21, 1991, to Stock Option Agreement granted May 14, 1990 to non-employee directors. Filed as exhibit no.
         10.26 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.17 Form of Stock Option Agreement, granted January 21, 1991. Filed as exhibit no. 10.25 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.18 Form of Stock Option Agreement, granted February 11, 1991, to non-
         employee directors.Filed as exhibit no. 10.27 to the Company's
         Registration Statement on Form S-1 (Registration No. 33-43418), filed
         October 18, 1991, and incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.19 Form of Stock Option Agreement, granted January 13, 1992, to non-
         employee directors. Filed as exhibit no. 19.1 to the Company's
         Quarterly Report on Form 10-Q, filed May 15, 1992, and incorporated herein by reference.
   10.20 Form of Stock Option Agreement, granted March 17, 1992, to certain employees. Filed as exhibit no. 19.2 to the Company's Quarterly Report on Form 10-Q, filed May 15, 1992, and incorporated herein by reference.
   10.21 Form of Stock Option Agreement, granted December 14, 1992, to non-
         employee directors. Filed as exhibit no. 19.3 to Company's Annual
         Report on Form 10-K, filed March 30, 1993, and incorporated herein by reference.
   10.22 Form of Stock Option Agreement, dated as of May 17, 1993, between
         Registrant and William E. Nixon. Filed as exhibit no. 10.5 to
         Company's Quarterly Report on Form 10-Q, filed June 30, 1993, and incorporated herein by reference.
   10.23 Form of Stock Option Agreement, granted January 16, 1994, to non-
         employee directors. Filed as exhibit no. 10.45 to the Company's Annual
         Report on Form 10-K, filed March 31, 1994, and incorporated herein by reference.
   10.24 Form of Stock Option Agreement, granted March 23, 1995, to non-
         employee directors for services in 1994 and through March 23, 1995, including schedule of optionees. Filed as Exhibit No. 10.1 to
         Registrant's Quarterly Report on Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
   10.25 Form of Stock Option Agreement for 19,500 shares to vest quarterly over three years granted March 24, 1995, to non-employee directors, including schedule of optionees. Filed as Exhibit No. 10.2 to
         Registrant's Quarterly Report on Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
   10.26 Form of Stock Option Agreement for 4,875 shares, granted March 24,
         1995 to non-employee directors, including schedule of optionees. Filed as Exhibit No. 10.3 to Registrant's Quarterly Report on Form 10-Q,
         filed November 14, 1995, and incorporated herein by reference.
   10.27 Form of Stock Option Agreement, granted April 27, 1995, to executive officers, including schedule of executive officer optionees. Filed as
         Exhibit No. 10.4 to Registrant's Quarterly Report on Form 10-Q, filed
         November 14, 1995, and incorporated herein by reference.
   10.28 Form of Stock Option Agreement, granted April 27, 1995, for consulting and other services, including schedule of optionees. Filed as Exhibit
         No. 10.5 to Registrant's Quarterly Report on Form 10-Q, filed November
         14, 1995, and incorporated herein by reference.
   10.29 Form of Stock Option Agreement for 12,375 shares of Registrant's common stock granted November 8, 1995 to four non-employee directors.
         Filed as exhibit no. 10.58 to the Registrant's Annual Report on Form
         10-K, filed April 1, 1996, and incorporated herein by reference.
   10.30 Incentive Stock Option Agreement, dated December 8, 1995, between
         Registrant and Fredric L. Sattler. Filed as exhibit no. 10.50 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   10.31 Form of Stock Option Agreement, granted March 29, 1996, to officers, including schedule of officer optionees.
   10.32 Form of Stock Option Agreement, granted March 29, 1996, for consulting services, including schedule of optionees.
   10.33 Core Management, Inc. Employee Stock Option Plan. Filed as exhibit no.
         10.65 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed January 10, 1994, and incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
   10.34 Forms of Stock Option Agreement under Core Management, Inc. Employee
         Stock Option Plan. Filed as exhibit no. 10.66 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906), filed
         January 10, 1994, and incorporated herein by reference.
   10.35 Form of Non-Employee Director Stock Option Agreement of Core
         Management, Inc. Filed as exhibit no. 10.67 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906), filed
         January 10, 1994, and incorporated herein by reference.
   10.36 Warrant to Purchase Stock of CMI, dated February 23, 1994, in favor of
         Silicon Valley Bank. Filed as exhibit no. 10.75 to Amendment No. 1 to the Company's Registration Statement on Form S-4 (Registration No. 33-
         73906), filed June 8, 1994, and incorporated herein by reference.
   10.37 Registration Rights Agreement, dated February 23, 1994, between CMI and Silicon Valley Bank. Filed as exhibit no. 10.81 to Amendment No. 1 to the Company's Registration Statement on Form S-4 (Registration No.
         33-73906), filed June 8, 1994, and incorporated herein by reference.
   10.38 Form of Warrant Agreement, dated June 1, 1994, between CMI and John
         Pappajohn. Filed as exhibit no. 10.83 to Amendment No. 1 to the
         Company's Registration Statement on Form S-4 (Registration No. 33-
         73906), filed June 8, 1994, and incorporated herein by reference.
   10.39 Agreement to Provide Equity or Subordinated Debt, dated May 27, 1994, between John Pappajohn and CMI. Filed as exhibit no. 10.82 to
         Amendment No. 1 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed June 8, 1994, and incorporated herein by reference.
   10.40 Letter Agreement regarding collateral, dated August 26, 1994, to
         Silicon Valley Bank from John Pappajohn. Filed as exhibit no. 10.88 to
         Amendment No. 2 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed December 27, 1994, and incorporated herein by reference.
   10.41 Modification Letter Agreement regarding collateral, dated December 12,
         1994 to Silicon Valley Bank from John Pappajohn. Filed as exhibit no.
         10.93 to Amendment No. 2 to the Company's Registration Statement on
         Form S-4 (Registration No. 33-73906), filed December 27, 1994, and incorporated herein by reference.
   10.42 Employment Agreement, dated May 17, 1993, between the Registrant and
         Alfred B. Lewis. Filed as exhibit no. 10.1 to Company's Quarterly
         Report on Form 10-Q, filed June 30, 1993, and incorporated herein by reference.
   10.43 Employment Agreement, dated November 19, 1993, between the Registrant and William E. Nixon. Filed as exhibit no. 10.49 to Company's
         Registration Statement on Form S-4 (Registration No. 33-73906), filed
         January 10, 1994, and incorporated herein by reference.
   10.44 Employment Agreement, dated December 1, 1995, between Registrant and
         Fredric L. Sattler. Filed as exhibit no. 10.49 to the Registrant's
         Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   10.45 Employment Agreement, dated April, 1996, between Registrant and Peter
         P. Greaney, M.D.
   10.46 401(k) Plan. Filed as exhibit no. 10.34 to the Company's Registration
         Statement on Form S-1 (Registration No. 33-43418), filed October 18,
         1991, and incorporated herein by reference.
   10.47 Form of Indemnification Agreement. Filed as exhibit no. 10.35 to the
         Company's Registration Statement on Form S-1 (Registration No. 33-
         43418), filed October 18, 1991, and incorporated herein by reference.
   10.48 Office Lease, dated December 30, 1992, between Registrant and Copley
         Place Associates Nominee Corporation (without exhibits). Filed as exhibit no. 19.5 to Company's Annual Report on Form 10-K, filed March
         30, 1993, and incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.49   First Amendment to Office Lease, dated June 3, 1993, between the
         Registrant and Copley Place Associates Nominee Corporation. Filed as
         exhibit no. 10.2 to Company's Quarterly Report on Form 10-Q, filed
         November 10, 1993, and incorporated herein by reference.
 10.50   Agreement of Sublease, dated April 1, 1993, between Eastman Kodak
         Company and Core-California. Filed as exhibit no. 10.53 to the
         Company's Registration Statement on Form S-4 (Registration No. 33-
         73906), filed January 10, 1994, and incorporated herein by reference.
 10.51   Second Amendment to Agreement of Sublease, dated May 17, 1995, between
         Eastern Kodak Company and Core-California. Filed as exhibit no. 10.45 to the Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.52   Lease, dated January 1, 1991, between Core-California and One Wheeler
         Road Associates. Filed as exhibit no. 10.55 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906), filed
         January 10, 1994, and incorporated herein by reference.
 10.53   First Amendment to Lease, dated November 28, 1995, between Core-
         California and One Wheeler Road Associates (without Exhibit). Filed as exhibit no. 10.47 to the Registrant's Annual Report on Form 10-K,
         filed April 1, 1996, and incorporated herein by reference.
 10.54   Office Building Lease, dated September 21, 1995, by and between
         McDonnell Douglas Realty Company and Registrant, including Exhibits and including Addendum to Lease Agreement. Filed as exhibit no. 10.48 to the Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.55   Loan and Security Agreement, dated December 29, 1995, by and among
         Registrant, Core Management, Inc., a Delaware corporation ("CMI") and
         Cost Review Services, Inc., as borrowers, and Silicon Valley Bank
         ("SVB"), including Schedule to Loan and Security Agreement. Filed as exhibit no. 10.51 to the Registrant's Annual Report on Form 10-K,
         filed April 1, 1996, and incorporated herein by reference.
 10.56   Amendment to Loan Agreement, dated March 25, 1996, by and among
         Registrant, Core Management, Inc., a Delaware corporation, and Cost
         Review Services, Inc., as borrowers, and Silicon Valley Bank.
 10.57   Collateral Assignment, Patent Mortgage and Security Agreement, dated
         December 29, 1995, by and between Registrant and SVB (without
         Exhibits). Filed as exhibit no. 10.52 to the Registrant's Annual
         Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.58   Cross-Corporate Continuing Guaranty of Registrant, CMI and CRS, dated
         December 29, 1995 in favor of SVB. Filed as exhibit no. 10.53 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.59   Continuing Guaranty of Integrated Behavioral Health and Core-
         California, dated December 29, 1995, in favor of SVB. Filed as exhibit
         no. 10.54 to the Registrant's Annual Report on Form 10-K, filed April
         1, 1996, and incorporated herein by reference.
 10.60   AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $500,000, dated January 10, 1996, payable to
         Registrant. Filed as exhibit no. 10.55 to the Registrant's Annual
         Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.61   AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $250,000, dated February 9, 1996, payable to
         Registrant. Filed as exhibit no. 10.56 to the Registrant's Annual
         Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.62   AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $250,000, dated March 15, 1996, payable to
         Registrant. Filed as exhibit no. 10.57 to the Registrant's Annual
         Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  11.1*  Statement regarding computation of earnings per share.
  21.1   Subsidiaries of the Registrant.
  23.1*  Consent of Ernst & Young LLP, independent auditors.
  23.2*  Consent of KPMG Peat Marwick, LLP, independent public accountants.
  23.3*  Consent of Arthur Andersen, LLP, independent public accountants.


  23.4** Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in Exhibit
         5.1).
  25.1   Power of Attorney (contained on the signature page of the Registration
         Statement on Form S-1 filed on May 13, 1996).
  27.1   Financial Data Schedule
  99.1   Valuation and Qualifing Accounts of CORE, INC.

- --------
 * Filed herewith
** To be filed by amendment.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts (See Exhibit 99.1)

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions (described in Item 20, above), or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    * * * *

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF IRVINE, CALIFORNIA, ON THIS 21ST DAY OF JUNE, 1996.

                                          Core, Inc.

                                                 /s/ George C. Carpenter IV

                                          By _____________________________
                                                  GEORGE C. CARPENTER IV
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE 21ST DAY OF JUNE, 1996.

              SIGNATURE                                   TITLE

                                          Chairman of the Board of Directors
   /s/ George C. Carpenter IV              and Chief Executive Officer


- -------------------------------------
       GEORGE C. CARPENTER IV

                                          Chief Financial Officer, Executive
      /s/ William E. Nixon                 Vice President and Treasurer


- -------------------------------------
          WILLIAM E. NIXON

                                          Chief Accounting Officer
    /s/ Pamela Ochs-Piasecki
- -------------------------------------
        PAMELA OCHS-PIASECKI

                                          President and Director
      */s/ Craig C. Horton
- -------------------------------------
           CRAIG C. HORTON

                                          Director
     */s/ Leslie Alexandre
- -------------------------------------
          LESLIE ALEXANDRE

                                          Director
   */s/ Stephen C. Caulfield
- -------------------------------------
        STEPHEN C. CAULFIELD

                                          Director
  */s/ Richard H. Egdahl, M.D.
- -------------------------------------
       RICHARD H. EGDAHL, M.D.

                                          Director
      */s/ John Pappajohn
- -------------------------------------
           JOHN PAPPAJOHN


   /s/ William E. Nixon
*By _________________________________

  WILLIAM E. NIXONATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   1.1*  Form of Underwriting Agreement by and among the Company, the
         Selling Stockholders and the Underwriters.
   2.1   Second Agreement and Plan or Reorganization by and between Core
         Management, Inc., Registrant and PRA Sub, Inc. dated as of
         December 19, 1994. Filed as Appendix I to Prospectus and Joint
         Proxy Statement in Amendment No. 5 to Company's Registration
         Statement on Form S-4 (Registration No. 33-73906), filed
         February 14, 1995, and incorporated herein by reference.
   2.2   Capital Stock Purchase Agreement, by and between Registrant,
         Cost Review Services, Inc., Larry Bertrand Wallace and Leigh B.
         Goodwin, dated October 2, 1995 (without exhibits). Filed as exhibit 2.1 to Company's Current Report on Form 8-K, filed
         October 16, 1995, and incorporated herein by reference.
   2.3   Registrant's January 9, 1995 letter to AmHealth, Inc.
         concerning a proposed acquisition of assets. Filed as exhibit
         no. 2.3 to the Registrant's Annual Report on Form 10-K, filed
         April 1, 1996, and incorporated herein by reference.
   2.4*  Asset Purchase Agreement, dated May 10, 1996, by and among
         Registrant, AmHealth Clinics Corp. and AmHealth, Inc.
         (including Schedules 1.2, 2.8 and 2.10 and excluding other
         Exhibits and Schedules).
   2.5   Option to Purchase Business Agreement, dated April, 1996,
         between Registrant and Peter P. Greaney, M.D.
   3.1   Restated Articles of Organization of the Registrant, dated
         November 22, 1991, as further amended by Articles of Amendment, dated March 24, 1995, and as further amended by Articles of
         Amendment, dated July 28, 1995. Filed as Exhibit No. 3.1 to
         Registrant's Quarterly Report on Form 10-Q, filed November 14,
         1995, and incorporated herein by reference.
   3.2   By-Laws of the Registrant, as amended. Filed as exhibit no. 3.2 to Company's Annual Report on Form 10-K, filed March 30, 1993, and incorporated herein by reference.
   4.1   Specimen Common Stock certificate. Filed as exhibit no. 4.1 to the Registrant's Annual Report on Form 10-K, filed April 1,
         1996, and incorporated herein by reference.
   5.1** Opinion of Rich, May, Bilodeau & Flaherty, P.C., as to the
         legality of the shares being registered.
  10.1   Software License Agreement, dated August 26, 1986, between
         Chrysler Corporation ("Chrysler") and The Health Data Institute
         ("HDI"). Filed as exhibit no. 10.59 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906),
         filed January 10, 1994, and incorporated herein by reference.
  10.2   Amendment No. 1 to Software License Agreement, dated December
         23, 1987, between Chrysler and HDI. Filed as exhibit no. 10.60 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed January 10, 1994, and
         incorporated herein by reference.
  10.3   Technical Service Agreement, dated April 13, 1987, between
         Chrysler and HDI. Filed as exhibit no. 10.61 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906),
         filed January 10, 1994, and incorporated herein by reference.
  10.4   Technical Service Agreement, dated May 1, 1987, between Blue
         Cross and Blue Shield of Michigan and HDI. Filed as exhibit no.
         10.62 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed January 10, 1994, and
         incorporated herein by reference.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
   10.5  Medical Care Management Agreement, dated January 1, 1989, between Hoechst Cleanese Corporation and HDI (without Exhibits)
         and Addendum to Managed Care Agreement, effective August 1,
         1989, and Amendment to Agreement, effective December 1, 1991.
         Filed as exhibit no. 10.5 to the Registrant's Annual Report on
         Form 10-K, filed April 1, 1996, and incorporated herein by reference.
   10.6  Amended and Restated Agreement for Utilization Management
         Services, dated as of November 1, 1991, between Core
         Management, Inc., a California corporation ("Core-California")
         and Northwestern National Life Insurance Company (without
         schedules and exhibits). Filed as exhibit no. 10.58 to the
         Company's Registration Statement on Form S-4 (Registration No.
         33-73906), filed January 10, 1994, and incorporated herein by reference.
   10.7  Management Services Agreement, dated as of September 1, 1994, between Integrated Behavioral Health, CMI and Behavioral Care
         of America, Inc. (without Exhibits). Filed as exhibit no. 10.90 to Amendment No. 3 to the Company's Registration Statement on
         Form S-4 (Registration No. 33-73906), filed February 2, 1995, and incorporated herein by reference.
   10.8  Registrant's Amended and Restated 1986 Stock Option Plan. Filed
         as exhibit no. 10.11 to the Company's Registration Statement on
         Form S-1 (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.9  Amendment to Amended and Restated 1986 Stock Option Plan. Filed
         as exhibit no. 19.1 to the Company's Quarterly Report on Form
         10-Q, filed November 16, 1992, and incorporated herein by
         reference.
   10.10 Registrant's 1991 Stock Option Plan. Filed as exhibit no. 10.12 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and
         incorporated herein by reference.
   10.11 First Amendment to 1991 Stock Option Plan. Filed as exhibit no.
         19.2 to the Company's Quarterly Report on Form 10-Q, filed
         November 16, 1992, and incorporated herein by reference.
   10.12 Second Amendment to 1991 Stock Option Plan. Filed as Exhibit
         No. 10.2 to Registrant's Quarterly Report on Form 10-Q, filed
         May 16, 1994, and incorporated herein by reference. [Superseded by Third Amendment to Stock Option Plan].
   10.13 Third Amendment to 1991 Stock Option Plan. Filed as Exhibit No.
         10.105 to Amendment No. 2 to Registrant's Registration
         Statement on Form S-4, filed December 27, 1994, and
         incorporated by reference herein.
   10.14 Form of Stock Option Agreement, granted February 12, 1990.
         Filed as exhibit no. 10.23 to the Company's Registration
         Statement on Form S-1 (Registration No. 33-43418), filed
         October 18, 1991, and incorporated herein by reference.
   10.15 Form of Stock Option Agreement, granted May 14, 1990, to non-
         employee directors. Filed as exhibit no. 10.24 to the Company's
         Registration Statement on Form S-1 (Registration No. 33-43418),
         filed October 18, 1991, and incorporated herein by reference.
   10.16 Form of Amendment, dated January 21, 1991, to Stock Option
         Agreement granted May 14, 1990 to non-employee directors. Filed as exhibit no. 10.26 to the Company's Registration Statement on
         Form S-1 (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.
   10.17 Form of Stock Option Agreement, granted January 21, 1991. Filed as exhibit no. 10.25 to the Company's Registration Statement on
         Form S-1 (Registration No. 33-43418), filed October 18, 1991, and incorporated herein by reference.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
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
  10.18  Form of Stock Option Agreement, granted February 11, 1991, to non-employee directors. Filed as exhibit no. 10.27 to the
         Company's Registration Statement on Form S-1 (Registration No.
         33-43418), filed October 18, 1991, and incorporated herein by reference.
  10.19  Form of Stock Option Agreement, granted January 13, 1992, to non-employee directors. Filed as exhibit no. 19.1 to the
         Company's Quarterly Report on Form 10-Q, filed May 15, 1992, and incorporated herein by reference.
  10.20  Form of Stock Option Agreement, granted March 17, 1992, to certain employees. Filed as exhibit no. 19.2 to the Company's
         Quarterly Report on Form 10-Q, filed May 15, 1992, and
         incorporated herein by reference.
  10.21  Form of Stock Option Agreement, granted December 14, 1992, to non-employee directors. Filed as exhibit no. 19.3 to Company's
         Annual Report on Form 10-K, filed March 30, 1993, and
         incorporated herein by reference.
  10.22  Form of Stock Option Agreement, dated as of May 17, 1993, between Registrant and William E. Nixon. Filed as exhibit no.
         10.5 to Company's Quarterly Report on Form 10-Q, filed June 30,
         1993, and incorporated herein by reference.
  10.23  Form of Stock Option Agreement, granted January 16, 1994, to non-employee directors. Filed as exhibit no. 10.45 to the
         Company's Annual Report on Form 10-K, filed March 31, 1994, and incorporated herein by reference.
  10.24  Form of Stock Option Agreement, granted March 23, 1995, to non-
         employee directors for services in 1994 and through March 23,
         1995, including schedule of optionees. Filed as Exhibit No.
         10.1 to Registrant's Quarterly Report on Form 10-Q, filed
         November 14, 1995, and incorporated herein by reference.
  10.25  Form of Stock Option Agreement for 19,500 shares to vest quarterly over three years granted March 24, 1995, to non-
         employee directors, including schedule of optionees. Filed as
         Exhibit No. 10.2 to Registrant's Quarterly Report on Form 10-Q,
         filed November 14, 1995, and incorporated herein by reference.
  10.26  Form of Stock Option Agreement for 4,875 shares, granted March
         24, 1995 to non-employee directors, including schedule of
         optionees. Filed as Exhibit No. 10.3 to Registrant's Quarterly
         Report on Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
  10.27  Form of Stock Option Agreement, granted April 27, 1995, to executive officers, including schedule of executive officer optionees. Filed as Exhibit No. 10.4 to Registrant's Quarterly
         Report on Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
  10.28  Form of Stock Option Agreement, granted April 27, 1995, for consulting and other services, including schedule of optionees.
         Filed as Exhibit No. 10.5 to Registrant's Quarterly Report on
         Form 10-Q, filed November 14, 1995, and incorporated herein by reference.
  10.29  Form of Stock Option Agreement for 12,375 shares of
         Registrant's common stock granted November 8, 1995 to four non-
         employee directors. Filed as exhibit no. 10.58 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
  10.30  Incentive Stock Option Agreement, dated December 8, 1995, between Registrant and Fredric L. Sattler. Filed as exhibit no.
         10.50 to the Registrant's Annual Report on Form 10-K, filed
         April 1, 1996, and incorporated herein by reference.
  10.31  Form of Stock Option Agreement, granted March 29, 1996, to officers, including schedule of officer optionees.
  10.32  Form of Stock Option Agreement, granted March 29, 1996, for consulting services, including schedule of optionees.

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
 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
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
  10.33  Core Management, Inc. Employee Stock Option Plan. Filed as
         exhibit no. 10.65 to the Company's Registration Statement on
         Form S-4 (Registration No. 33-73906), filed January 10, 1994, and incorporated herein by reference.
  10.34  Forms of Stock Option Agreement under Core Management, Inc.
         Employee Stock Option Plan. Filed as exhibit no. 10.66 to the
         Company's Registration Statement on Form S-4 (Registration
         No. 33-73906), filed January 10, 1994, and incorporated herein by reference.
  10.35  Form of Non-Employee Director Stock Option Agreement of Core
         Management, Inc. Filed as exhibit no. 10.67 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906),
         filed January 10, 1994, and incorporated herein by reference.
  10.36  Warrant to Purchase Stock of CMI, dated February 23, 1994, in favor of Silicon Valley Bank. Filed as exhibit no. 10.75 to
         Amendment No. 1 to the Company's Registration Statement on Form
         S-4 (Registration No. 33-73906), filed June 8, 1994, and
         incorporated herein by reference.
  10.37  Registration Rights Agreement, dated February 23, 1994, between
         CMI and Silicon Valley Bank. Filed as exhibit no. 10.81 to
         Amendment No. 1 to the Company's Registration Statement on
         Form S-4 (Registration No. 33-73906), filed June 8, 1994, and incorporated herein by reference.
  10.38  Form of Warrant Agreement, dated June 1, 1994, between CMI and
         John Pappajohn. Filed as exhibit no. 10.83 to Amendment No. 1 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed June 8, 1994, and
         incorporated herein by reference.
  10.39  Agreement to Provide Equity or Subordinated Debt, dated May 27,
         1994, between John Pappajohn and CMI. Filed as exhibit no.
         10.82 to Amendment No. 1 to the Company's Registration
         Statement on Form S-4 (Registration No. 33-73906), filed June
         8, 1994, and incorporated herein by reference.
  10.40  Letter Agreement regarding collateral, dated August 26, 1994, to Silicon Valley Bank from John Pappajohn. Filed as exhibit
         no. 10.88 to Amendment No. 2 to the Company's Registration
         Statement on Form S-4 (Registration No. 33-73906), filed
         December 27, 1994, and incorporated herein by reference.
  10.41  Modification Letter Agreement regarding collateral, dated
         December 12, 1994 to Silicon Valley Bank from John Pappajohn.
         Filed as exhibit no. 10.93 to Amendment No. 2 to the Company's
         Registration Statement on Form S-4 (Registration No. 33-73906),
         filed December 27, 1994, and incorporated herein by reference.
  10.42  Employment Agreement, dated May 17, 1993, between the
         Registrant and Alfred B. Lewis. Filed as exhibit no. 10.1 to
         Company's Quarterly Report on Form 10-Q, filed June 30, 1993, and incorporated herein by reference.
  10.43  Employment Agreement, dated November 19, 1993, between the
         Registrant and William E. Nixon. Filed as exhibit no. 10.49 to
         Company's Registration Statement on Form S-4 (Registration
         No. 33-73906), filed January 10, 1994, and incorporated herein by reference.
  10.44  Employment Agreement, dated December 1, 1995, between
         Registrant and Fredric L. Sattler. Filed as exhibit no. 10.49 to the Registrant's Annual Report on Form 10-K, filed April 1,
         1996, and incorporated herein by reference.
  10.45  Employment Agreement, dated April, 1996, between Registrant and
         Peter P. Greaney, M.D.
  10.46  401(k) Plan. Filed as exhibit no. 10.34 to the Company's
         Registration Statement on Form S-1 (Registration No. 33-43418),
         filed October 18, 1991, and incorporated herein by reference.

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
 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
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
 10.47   Form of Indemnification Agreement. Filed as exhibit no. 10.35 to the Company's Registration Statement on Form S-1
         (Registration No. 33-43418), filed October 18, 1991, and
         incorporated herein by reference.
 10.48   Office Lease, dated December 30, 1992, between Registrant and
         Copley Place Associates Nominee Corporation (without exhibits).
         Filed as exhibit no. 19.5 to Company's Annual Report on
         Form 10-K, filed March 30, 1993, and incorporated herein by reference.
 10.49   First Amendment to Office Lease, dated June 3, 1993, between the Registrant and Copley Place Associates Nominee Corporation.
         Filed as exhibit no. 10.2 to Company's Quarterly Report on
         Form 10-Q, filed November 10, 1993, and incorporated herein by reference.
 10.50   Agreement of Sublease, dated April 1, 1993, between Eastman
         Kodak Company and Core-California. Filed as exhibit no. 10.53 to the Company's Registration Statement on Form S-4
         (Registration No. 33-73906), filed January 10, 1994, and
         incorporated herein by reference.
 10.51   Second Amendment to Agreement of Sublease, dated May 17, 1995, between Eastern Kodak Company and Core-California. Filed as exhibit no. 10.45 to the Registrant's Annual Report on Form 10-
         K, filed April 1, 1996, and incorporated herein by reference.
 10.52   Lease, dated January 1, 1991, between Core-California and One
         Wheeler Road Associates. Filed as exhibit no. 10.55 to the
         Company's Registration Statement on Form S-4 (Registration No.
         33-73906), filed January 10, 1994, and incorporated herein by reference.
 10.53   First Amendment to Lease, dated November 28, 1995, between
         Core-California and One Wheeler Road Associates (without
         Exhibit). Filed as exhibit no. 10.47 to the Registrant's Annual
         Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.54   Office Building Lease, dated September 21, 1995, by and between
         McDonnell Douglas Realty Company and Registrant, including
         Exhibits and including Addendum to Lease Agreement. Filed as exhibit no. 10.48 to the Registrant's Annual Report on Form 10-
         K, filed April 1, 1996, and incorporated herein by reference.
 10.55   Loan and Security Agreement, dated December 29, 1995, by and among Registrant, Core Management, Inc., a Delaware corporation
         ("CMI") and Cost Review Services, Inc., as borrowers, and
         Silicon Valley Bank ("SVB"), including Schedule to Loan and
         Security Agreement. Filed as exhibit no. 10.51 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.56   Amendment to Loan Agreement, dated March 25, 1996, by and among
         Registrant, Core Management, Inc., a Delaware corporation, and
         Cost Review Services, Inc., as borrowers, and Silicon Valley
         Bank.
 10.57   Collateral Assignment, Patent Mortgage and Security Agreement,
         dated December 29, 1995, by and between Registrant and SVB
         (without Exhibits). Filed as exhibit no. 10.52 to the
         Registrant's Annual Report on Form 10-K, filed April 1, 1996, and incorporated herein by reference.
 10.58   Cross-Corporate Continuing Guaranty of Registrant, CMI and CRS,
         dated December 29, 1995 in favor of SVB. Filed as exhibit no.
         10.53 to the Registrant's Annual Report on Form 10-K, filed
         April 1, 1996, and incorporated herein by reference.
 10.59   Continuing Guaranty of Integrated Behavioral Health and Core-
         California, dated December 29, 1995, in favor of SVB. Filed as exhibit no. 10.54 to the Registrant's Annual Report on Form 10-
         K, filed April 1, 1996, and incorporated herein by reference.
 10.60   AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $500,000, dated January 10, 1996, payable to Registrant. Filed as exhibit no. 10.55 to the Registrant's
         Annual Report on Form 10-K, filed April 1, 1996, and
         incorporated herein by reference.
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
 EXHIBIT
 NUMBER                            DESCRIPTION                            PAGE
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
  10.61  AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $250,000, dated February 9, 1996, payable to Registrant. Filed as exhibit no. 10.56 to the Registrant's
         Annual Report on Form 10-K, filed April 1, 1996, and
         incorporated herein by reference.
  10.62  AmHealth, Inc.'s Secured Floating Rate Promissory Note, in the
         principal amount of $250,000, dated March 15, 1996, payable to
         Registrant. Filed as exhibit no. 10.57 to the Registrant's
         Annual Report on Form 10-K, filed April 1, 1996, and
         incorporated herein by reference.
  11.1*  Statement regarding computation of earnings per share.
  21.1   Subsidiaries of the Registrant.
  23.1*  Consent of Ernst & Young LLP, independent auditors.
  23.2*  Consent of KPMG Peat Marwick, LLP, independent public accountants.
  23.3*  Consent of Arthur Andersen, LLP, independent public accountants.


  23.4** Consent of Rich, May, Bilodeau & Flaherty, P.C. (included in
         Exhibit 5.1).
  27.1   Financial Data Schedule.
  99.1   Valuation and Qualifing Accounts of CORE, INC.

- --------
 * Filed herewith
** To be filed by amendment.